As filed with the Securities and Exchange Commission on November 6, 1996
                                           Registration No. -333-11461
----------------------------------------------------------------------------
                     SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
                        -----------------------
                           AMENDMENT NO. 1
                              FORM S-4
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            WESBANCO, INC.
                            --------------
            (Exact Name of Registrant as Specified in its Charter)
West Virginia                      6711                     55-0571723
(State or other        (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of         Classification Code Number)      Identification No.)
incorporation or                Bank Plaza
organization)           Wheeling, West Virginia  26003
                              (304) 234-9000
             (Address, including Zip Code and Telephone Number,
        including Area Code of Registrant's Principal Executive Offices)
                          Edward M. George, President
                                Wesbanco, Inc.
                                  Bank Plaza
                         Wheeling, West Virginia  26003
                               (304) 234-9208
            (Name, Address, including Zip Code, and Telephone Number,
                    including Area Code, of Agent for Service)
                              WITH COPIES TO:
                        James C. Gardill, Esquire
                  Phillips, Gardill, Kaiser & Altmeyer
                         61 Fourteenth Street
                    Wheeling, West Virginia  26003
                    ------------------------------
     Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the
effective date of this Registration Statement.
     If the securities being registered on this Form are being
offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:
                                                                         ----
                     CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
Title of                       Proposed Maximum  Proposed  Maximum   Amount of
Securities to     Amount to be Offering Price    Aggregate Offering  Registra-
be Registered     Registered   Per Unit          Price               tion Fee
------------------------------------------------------------------------------
Common Stock
$2.0833 Par Value 360,186(1)   $27.00(1)         $9,725,022.00(1)  $3,353.45(1)
------------------------------------------------------------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exhibit Index is on page 163.

(1) Estimated solely for purpose of computing the registration fee based upon the market value per share of the Wesbanco Common Stock, $2.0833 par value, to be exchanged for Vandalia National Corporation Common Stock, $1.00 par value. This number includes approximately 359,911 shares for the exchange, and 275 shares for fractional share buy up elections since there will be no fractional shares issued.

                             WESBANCO, INC.
                         CROSS REFERENCE SHEET
                      VANDALIA NATIONAL CORPORATION

(Pursuant to Rule 404 of Regulation C and Item 501 of Regulation
S-K showing the location in the Proxy Statement/Prospectus of the answers to the Items of Part I of Form S-4.)

                                                       Caption or Location
Item Number                                            in Prospectus/Proxy
S-4                                                    Statement
------------                                           --------------------
A.   Information About the Transaction

     1.   Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus . . . .  Front Cover Page; Cross
                                                     Reference Sheet;
                                                     Outside Front Cover
                                                     Page of Prospectus

     2.   Inside Front and Outside Back Cover Pages
          of Prospectus . . . . . . . . . . . . . . .Available Information;
                                                     Table of Contents

     3.   Risk Factors, Ratio of Earnings to Fixed
          Charges and Other Information . . . . . .  Summary Information;
                                                     Market Prices and
                                                     Selected Financial
                                                     Information;
                                                     Pro Forma Selected
                                                     Financial Information
                                                     for Vandalia;
                                                     Comparative Stock
                                                     Prices and
                                                     Dividends; Pro Forma
                                                     Data; Government
                                                     Regulation

     4.   Terms of the Transaction  . . . . . . . .  Summary Information; The
                                                     Merger; Comparative
                                                     Rights of
                                                     Shareholders

     5.   Pro Forma Financial Information . . . . .  Selected Pro Forma
                                                     Financial
                                                     Information; The
                                                     Merger - Accounting
                                                     Treatment; Pro Forma
                                                     Data




     6.   Material Contacts with the Company Being
          Acquired . . . . . . . . . . . . . . . . . Introduction; The Merger -
                                                     Background of the
                                                     Merger


     7.   Additional Information Required for
          Reoffering by Persons and Parties Deemed
          to be Underwriters . . . . . . . . . . . . *

     8.   Interests of Named Experts and Counsel. . .Legal Matters; Experts

     9.   Disclosure of Commission Position on
          Indemnification for Securities Act
           Liabilities. . . . . . . . . . . . . . .  *

B.   Information About the Registrant
     --------------------------------
     10.  Information with Respect to S-3
            Registrants . .                          Front Cover Page;
                                                     Available
                                                     Information; Market
                                                     Prices and Selected
                                                     Financial
                                                     Information;
                                                     Information with
                                                     Respect to Wesbanco;
                                                     Index to Financial
                                                     Statements;
                                                     Government
                                                     Regulation;
                                                     Incorporation of
                                                     Certain Documents by
                                                     Reference

     11.  Incorporation of Certain Information by
          Reference . . . . . . . . . . . . . . . . .Incorporation of Certain
                                                     Documents by
                                                     Reference;
                                                     Comparative Stock
                                                     Prices and
                                                     Dividends;
                                                     Information with
                                                     Respect to Wesbanco

     12.  Information with Respect to S-2 or S-3
          Registrants . . . . . . . . . . . . . . .  *

     13.  Incorporation of Certain Information by
          Reference . . . . . . . . . . . . . . . .  *

     14.  Information with Respect to Registrants
          Other Than S-2 or S-3 Registrants . . . . .*



C.  Information About the Company Being Acquired
    --------------------------------------------
     15.  Information with Respect to S-3 Companies  *

     16.  Information with Respect to S-2 or S-3
          Companies . . . . . . . . . . . . . . . .  *

     17.  Information with Respect to Companies
          Other Than S-2 or S-3 Companies . . . . .  Front Cover; Market
                                                     Prices and
                                                     Selected Financial
                                                     Information;
                                                     Comparative Stock
                                                     Prices and Dividends
                                                     - Vandalia Stock
                                                     Price Range and
                                                     Dividends, and
                                                     Vandalia Dividend
                                                     Policy; Information
                                                     with Respect to
                                                     Vandalia; Government
                                                     Regulation; Index to
                                                     Financial Statements
                                                     - Vandalia National
                                                     Corporation;
                                                     Management
                                                     Discussion and
                                                     Analysis

D.   Voting and Management Information
     ---------------------------------
     18.  Information if Proxies, Consents or
          Authorizations are to be Solicited
          (a)  (1)  Date, Time and Place
            Information . . . . . . . . . . . .     Summary Information;
                                                    Voting Information

               (2)  Revocability of Proxy. . . . .  Voting Information -
                                                    Voting
                                                    and Revocation of Proxies

               (3)  Dissenters' Rights. . . . . . . The Merger - Appraisal
                                                    Rights of
                                                    Dissenting Shareholders

               (4)  Persons Making the
                      Solicitation . . . . . . .    Introduction; Voting
                                                    Information;
                                                    Solicitation of
                                                    Proxies; The Merger
                                                    - Expenses





               (5)  (i)  Interest of Certain
                         Persons in Matters to
                          be Acted Upon. . .       The Merger - Interest of
                                                   Certain Persons in
                                                   the Merger;
                                                   Information with
                                                   Respect to Vandalia


                    (ii) Voting Securities and
                          Principal Holders
                             Thereof . . . . . .   Voting Information - Voting
                                                   and Revocation of
                                                   Proxies; Comparative
                                                   Rights of
                                                   Shareholders;
                                                   Information with
                                                   Respect to Vandalia
                                                   - Principal
                                                   Shareholders;
                                                   Information with
                                                   Respect to Wesbanco
                                                   - Principal
                                                   Shareholders

               (6)  Vote Required for Approval. .  Summary Information;
                                                   Voting Information -
                                                   Voting and
                                                   Revocation of
                                                   Proxies; The Merger
                                                   - Wesbanco and
                                                   Wesbanco Fairmont
                                                   and VNC
                                                   Shareholder
                                                   Approval, and
                                                   Conditions and
                                                   Covenants

               (7)  (i)  Directors and Executive
                              Officers  . . . .    The Merger - Effects of
                                                   the Mergers:  The
                                                   Surviving
                                                   Corporations;
                                                   Information with
                                                   Respect to Vandalia;
                                                   Information with
                                                   Respect to Wesbanco
                                                   - Principal
                                                   Shareholders;
                                                   Incorporation of
                                                   Certain Documents by
                                                   Reference

                    (ii) Executive Compensation. . Incorporation of Certain
                                                   Documents by
                                                   Reference;
                                                   Information with
                                                   Respect to Vandalia

                    (iii)Certain Relationships
                         and Related Transactions. Incorporation of Documents
                                                   by Reference;
                                                   Information with
                                                   Respect to Vandalia


                    (iv) Relationship with
                         Independent
                         Public Accountant . . . . Pro Forma Data; Voting
                                                   Information -
                                                   Accountants;
                                                   Relationship with
                                                   Independent
                                                   Accountants

                    (v)  Incorporation by
                         Reference. . . . . . . . Incorporation of Certain
                                                  Documents by Reference

     19.  Information if Proxies, Consents or
          Authorizations are not to be Solicited
          or in an Exchange Offer. . . . . . . . . *

     20.  Indemnification of Directors and
          Officers . . . . . . . . . . . . . . . . Part II - Indemnification
                                                   of Directors and Officers

     21.  Exhibits and Financial Statement
          Schedules . . . . . . . . . . . . . . . .Part II - Exhibits; Index
                                                   to Financial Statements

     22.  Undertakings . . . . . . . . . . . .     Part II - Undertakings

     *    Indicates a negative response or item is not applicable.

                     VANDALIA NATIONAL CORPORATION
                          344 HIGH STREET
                    MORGANTOWN, WEST VIRGINIA  26505
                          (304) 284-2400
              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD DECEMBER 17, 1996

TO THE SHAREHOLDERS OF VANDALIA NATIONAL CORPORATION:

     Notice is hereby given that a special meeting (the "Special Meeting") of the shareholders of Vandalia National Corporation ("Vandalia") will be held on Tuesday, December 17, 1996, at 4:00 P.M., in the principal office of The National Bank of West Virginia, 344 High Street, Morgantown, West Virginia, for the purpose of considering and voting on the following matters:

     1. Approval of the Agreement and Plan of Merger by and between Wesbanco, Inc., ("Wesbanco"), Vandalia, VNC Corporation, a wholly owned subsidiary of Wesbanco ("VNC"), and Wesbanco Bank Fairmont, Inc. ("Wesbanco Fairmont"), dated as of July 18, 1996 (the "Agreement and Plan of Merger"), in the form attached to the accompanying Proxy Statement/Prospectus as Appendix II, providing for (i) the merger of VNC with and into Vandalia, (ii) the merger of The National Bank of West Virginia, a wholly owned subsidiary of Vandalia, with and into Wesbanco Fairmont, and (iii) the exchange of each share of common stock, par value $1.00 per share, of Vandalia for 1.2718 shares of common stock of Wesbanco, par value $2.0833 per share, or, at such shareholder's election, cash in the amount of $34.34 per share, all on the terms described in the Agreement and Plan of Merger and summarized in the Proxy Statement/Prospectus; and

     2. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on October 30, 1996, will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

     The vote of each shareholder, regardless of the number of shares held, is important. The failure of a holder of common stock to vote will constitute a vote against the proposed Merger. Accordingly, if you cannot attend the Special Meeting in person, please mark, sign and date the accompanying Proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. It is important that proxies be mailed promptly. If the enclosed Proxy is executed and returned, it may be revoked at any time prior to the voting of the Proxy by written notice to the Secretary of Vandalia, by a duly executed later-dated Proxy, or orally by the shareholder at the Special Meeting.

Dated:    November 8, 1996
                              By Order of the Board of Directors
                              /s/ John W. Fisher, II
                                        Secretary
IMPORTANT
Whether you expect to attend the meeting or not, please mark, sign, date, and return the enclosed Proxy in the enclosed self-
addressed envelope as promptly as possible.

                     PROXY STATEMENT/PROSPECTUS
                    VANDALIA NATIONAL CORPORATION
                          344 HIGH STREET
                        MORGANTOWN, WV  26505

Special Meeting of the Shareholders to be held December 17, 1996.

     This Proxy Statement, which is also a Prospectus of Wesbanco, Inc. ("Wesbanco") (the "Proxy Statement/Prospectus") is being furnished to holders of common stock of Vandalia National Corporation, a Delaware corporation ("Vandalia"), in connection with the solicitation of proxies by the Board of Directors of Vandalia for use at the Special Meeting of Shareholders to be held on December 17, 1996, and any adjournments or postponements thereof, to consider and take action upon the proposed merger of Vandalia with VNC Corporation ("VNC"), a wholly-owned subsidiary of Wesbanco (the "Merger"), as described in this Proxy Statement/Prospectus. As used in this Proxy Statement/Prospectus, the terms "Vandalia" and "Wesbanco" refer to such corporations, respectively, and where the context requires, such entities and their subsidiaries.

     All information contained in this Proxy Statement/Prospectus with respect to Vandalia has been supplied by Vandalia, and all information with respect to Wesbanco and Wesbanco Fairmont has been supplied by Wesbanco. This Proxy Statement/Prospectus, the attached Notice and the enclosed Letter to Shareholders and Proxy are first being mailed to shareholders of Vandalia on or about November 8, 1996.

     Wesbanco has filed a Registration Statement pursuant to the Securities Act of 1933, as amended, (the "1933 Act") covering a maximum of 360,186 shares of common stock (par value $2.0833) of Wesbanco which may be issued in connection with the Merger (the "Registration Statement").

     No person is authorized to give any information or to make any representations not contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a Proxy, in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation of any offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Vandalia or Wesbanco since the date of this Proxy Statement/Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement/Prospectus is November 8, 1996.

                        AVAILABLE INFORMATION

     Wesbanco is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers of Wesbanco, their compensation, the principal holders of securities and any material interest of such persons in transactions with their respective companies is disclosed in proxy statements distributed to shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549; and at the Commission's Regional offices at 7 World Trade Center, New York, New York, 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates, or via Internet Access at http:\\www.sec.gov.

     Wesbanco's common stock is listed on the National Market System of the Nasdaq Stock Market and accordingly periodic reports, proxy and information statements concerning Wesbanco may be inspected at the offices of the Nasdaq Stock Market, National Market System, 1735 K Street, N.W., Washington, D.C. 20006

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE FILED BY WESBANCO WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO SHIRLEY A. BUCAN, SECRETARY, WESBANCO, INC., ONE BANK PLAZA, WHEELING, WEST VIRGINIA, 26003, (TELEPHONE (304) 234-9228). IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 10, 1996.

                      PROXY STATEMENT/PROSPECTUS
                      --------------------------
                        TABLE OF CONTENTS

                                                       PAGE
                                                       ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . .     8
SUMMARY INFORMATION . . . . . . . . . . . . . . . . .    12
MARKET PRICES AND SELECTED FINANCIAL INFORMATION . . .   19
     Market Prices. . . . . . . . . . . . . . . . .  .   19
PRO FORMA SELECTED FINANCIAL INFORMATION FOR
  WESBANCO  . . . . . . . . . . . . . . . . . . . .  .   19
SELECTED FINANCIAL INFORMATION FOR VANDALIA  . . . . .   20
INTRODUCTION  . . . . . . . . . . . . . . . . . . .  .   21
VOTING INFORMATION. . . . . . . . . . . . . . . . .  .   22
     Date, Time and Place of the Special Meeting. .  .   22
     Voting and Revocation of Proxies . . . . . . .  .   22
     Solicitation of Proxies . . . . . . . . . . . . .   22
     Accountants . . . . . . . . . . . . . . . . . . .   23
     Date for Submission of Shareholder Proposals .. .   24
THE MERGER . . . . . . . . . . . . . . . . . . . . . .   24
     General  . . . . . . . . . . . . . . . . . . .. .   24
     Background of the Merger . . . . . . . . . . .  .   25
     Recommendation of the Boards of Directors . . . .   25
     Vandalia Reasons for the Merger . . . . . . . . .   26
     Wesbanco Reasons for the Merger . . . . . . . . .   27
     Interest of Certain Persons in the Merger . . . .   27
     Opinion of Ferris, Baker Watts, Incorporated. . .   29
     Effective Time. . . . . . . . . . . . . . . . . .   33
     Conversion of Vandalia Common Stock. . . . . . ..   33
     Exchange of Certificates. . . . . . . . . . . . .   34
     Election to Receive Cash . . . . . . . . . . . ..   34
     Wesbanco, Wesbanco Fairmont and VNC
         Shareholder Approval. . . . . . . . . . . . .   35
     Effects of the Mergers:  The Surviving
         Corporations  . . . . . . . . . . . . . . . .   35
     Conditions and Covenants. . . . . . . . . . . . .   36
     Approval by Vandalia Shareholders . . . . . . . .   36
     Government Approvals . . . . . . . . . . . . . . .  36
     Covenants. . . . . . . . . . . . . . . . . . . . .  37
     Other Conditions . . . . . . . . . . . . . . . . .  38
     Waiver and Amendment . . . . . . . . . . . . . . .  39
     Termination. . . . . . . . . . . . . . . . . . . .  39
     The Stockholder Agreement . . . . . . . . . .  . .  39

                        PROXY STATEMENT/PROSPECTUS
                        --------------------------
                            TABLE OF CONTENTS
                              (Continued)

                                                                PAGE
                                                                ----
            Appraisal Rights of Dissenting Shareholders . . .    39
            Resales of Wesbanco Common Stock. . . . . . . . .    40
            Expenses . . . . . . . . . . . . . . . . . . . ..    43
     Accounting Treatment . . . . . . . . . . . . . . . . . .    44
     Certain Federal Income Tax Consequences of the  Merger .    44
COMPARATIVE STOCK PRICES AND DIVIDENDS  . . . . . . . . . . .    47
     Wesbanco Stock Prices and Dividends . . . . . . . . . ..    47
     Stock Price Range . . . . . . . . . . . . . . . . . . ..    47
     Dividends Paid. . . . . . . . . . . . . . . . . . . . .     47
     Wesbanco Common Stock Dividend Policy . . . . . . . . ..    48
     Vandalia Stock Price Range and Dividends . . . . . . . .    48
     Vandalia Dividend Policy. . . . . . . . . . . . . . .  .    49
COMPARATIVE RIGHTS OF SHAREHOLDERS . . . . . . . . . . . .  .    50
     Description of Wesbanco Capital Stock . . . . . . .  . .    50
     Description of Vandalia Capital Stock . . . . . . . . .     51
     Comparison of Rights of Wesbanco and Vandalia
        Shareholders . . . . . . . . . . . . . . . . . . .. .    52
PRO FORMA DATA . . . . . . . . . . . . . . . . . . . . . .. .    55
     Notes to Pro Forma Financial Information . . . . . . . .    59
INFORMATION WITH RESPECT TO WESBANCO . . . . . . . . . . .. .    61
     History. . . . . . . . . . . . . . . . . . . . . . . . .    61
     Recent Acquisitions. . . . . . . . . . . . . . . . . . .    62
     Future Acquisitions . . . . . . . . . . . . . . . . .. .    63
     Operations . . . . . . . . . . . . . . . . . . . . . . .    63
     Competition . . . . . . . . . . . . . . . . . . . . .       65
     Principal Shareholders . . . . . . . . . . . . . . . ..     66
     Wesbanco KSOP. . . . . . . . . . . . . . . . . . . . . .    67
     Changes in West Virginia Taxes. . . . . . . . . . . .  .    69
     Directors and Executive Officers . . . . . . . . . . . .    70
     Executive Compensation. . . . . . . . . . . . . . . .  .    70
     Certain Relationships and Related Transactions  . . . . .   70
INFORMATION WITH RESPECT TO VANDALIA. . . . . . . . . . .  . .   71
     History . . . . . . . . . . . . . . . . . . . . . . . . .   71
     Banking Services . . . . . . . . . . . . . . . . . .  . .   71
     Competition . . . . . . . . . . . . . . . . . . . . . . .   72
     Economic Conditions . . . . . . . . . . . . . . . . . . .   72
     Properties of Vandalia. . . . . . . . . . . . . . . . . .   72

                       PROXY STATEMENT/PROSPECTUS
                       --------------------------
                           TABLE OF CONTENTS
                              (Continued)

                                                                  PAGE
                                                                  ----
     Legal Proceedings  . . . . . . . . . . . . . . . . . . .      73
     Principal Shareholders. . . . . . . . . . . . . . . .  .      73
     Directors and Executive Officers of Vandalia. . . . .  .      74
     Executive Officers  . . . . . . . . . . . . . . . . .  .      78
     Compensation of Executive Officers. . . . . . . . . .  .      79
     401(k) Profit Sharing Plan. . . . . . . . . . . . . .  .      79
     Employment Agreements . . . . . . . . . . . . . . . .  .      80
     Meetings of the Board of Directors and Compensation of
        Members . . . . . . . . . . . . . . . . . . . . . .        80
     Certain Relationships and Related Transactions . . . . .      80
GOVERNMENT REGULATION   . . . . . . . . . . . . . . . . . . .      82
     Holding Company Structure  . . . . . . . . . . . . . . .      82
     Dividend Restrictions. . . . . . . . . . . . . . . . . .      83
     FDIC Insurance. . . . . . . . . . . . . . . . . . . .  .      84
     Capital Requirements . . . . . . . . . . . . . . . . . .      85
     Federal Deposit Insurance Corporation Improvement
         Act of 1991 . .  . . .. . . . . . . . . . . . . . . .     87
     Environmental Issues . . . . . . . . . . . . . . . . . .      89
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . .      90
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS . . . . . . . . . .      91
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . .  .      91
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . .      91
LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . .  .      92
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . .      93
APPENDICES . . . . . . . . . . . . . . . . . . . . . . . .. .
     I.    Statutory Excerpts Concerning Shareholder
            Appraisal Rights                                      146
     II.   Agreement and Plan of Merger
     III.  Stockholders Agreement
     IV.   Wesbanco's 1995 Financial Statements, Notes to
             Financial Statements and Management,s Discussion and Analysis, restated to include Bank of Weirton

                         SUMMARY INFORMATION

     The following is a brief summary of certain information with respect to matters to be considered at the Special Meeting of Shareholders of Vandalia. This summary is necessarily incomplete and is qualified in its entirety by the more detailed information and financial statements contained in this Proxy Statement/Prospectus and in the Agreement and Plan of Merger and the Stockholders Agreement attached as Appendices II and III, respectively, to this Proxy Statement/Prospectus. Shareholders are urged to read the entire Proxy Statement/Prospectus before deciding on how to vote their shares.

Date, Time, and Place of
the Special Meeting. . .    The meeting of the shareholders of
                            Vandalia will be held on Tuesday,
                            December 17, 1996, at 4:00 P.M.
                            Eastern Standard Time in the
                            principal office of The National
                            Bank of West Virginia at 344 High
                            Street, Morgantown, West Virginia,
                            26505.  See "Voting Information".

Purpose of the Special      Vandalia's meeting will be to
Meeting. . . . .            consider and vote upon the Agreement
                            and Plan of Merger dated as of July
                            18, 1996, (the "Agreement"),
                            providing for (i) the merger (the
                            "Merger") of VNC with and into
                            Vandalia, (ii) the merger (the "Bank
                            Merger") of The National Bank of
                            West Virginia, the sole subsidiary
                            bank of Vandalia ("NBWV") with and
                            into Wesbanco Bank Fairmont, Inc., a
                            wholly owned subsidiary of Wesbanco
                            ("Wesbanco Fairmont"), and (iii) the
                            exchange of each outstanding share
                            of common stock, par value $1.00 per
                            share ("Vandalia Common Stock") for
                            1.2718 shares of Wesbanco common
                            stock, par value $2.0833 per share
                            ("Wesbanco Common Stock"), or at the
                            election of such shareholder an
                            exchange of such Vandalia Common
                            Stock for cash in the amount of
                            $34.34 per share, or part cash and
                            part stock, as above provided.  See
                            "Voting Information" and "The
                            Merger".

Parties to the Merger. . .  Wesbanco is a multi-bank holding company incorporated under the laws
                            of the State of West Virginia which
                            conducts a general commercial
                            banking and trust business through
                            its bank subsidiaries.  It owns six
                            subsidiary banks located in West
                            Virginia and Eastern Ohio with one
                            of its principal banking
                            subsidiaries being Wesbanco
                            Fairmont.  Wesbanco's principal
                            executive offices are located at One
                            Bank Plaza, Wheeling, West Virginia,
                            26003, telephone (304) 234-9000.
                            See "Information with Respect to
                            Wesbanco".

                            Wesbanco Fairmont is a West Virginia
                            banking corporation and is a wholly
                            owned subsidiary of Wesbanco which
                            operates banking facilities in
                            Fairmont, Bridgeport, Morgantown,
                            Shinnston and Kingwood.

                            Vandalia is a one bank holding
                            company incorporated under the laws
                            of the State of Delaware which
                            conducts a general commercial
                            banking business through its banking
                            subsidiary, NBWV.  It operates three
                            banking facilities in the City of
                            Morgantown.  Its principal executive
                            offices are located at 344 High
                            Street, Morgantown, West Virginia,
                            26507, telephone (304) 284-2400.
                            See "Information with Respect to
                            Vandalia".

Wesbanco Anti-Takeover      The Agreement provides for the
Provisions. . . . . . . .   exchange of each share of Vandalia
                            Common Stock for 1.2718 shares of
                            Wesbanco Common Stock.  The Articles
                            of Incorporation of Wesbanco contain
                            certain anti-takeover provisions,
                            including, among others, a super
                            majority voting provision and a
                            staggered Board of Directors
                            provision as more fully explained
                            herein.  Additionally, the Articles
                            of Incorporation of Wesbanco provide
                            that the Board of Directors of
                            Wesbanco may issue, without
                            shareholder approval, up to
                            1,000,000 shares of preferred stock
                            in one or more series, with such
                            preferences, voting rights,
                            conversion rights and other special
                            rights as the Board may determine.
                            The rights of holders of Wesbanco
                            Common Stock are subject to the
                            rights and preferences of any
                            preferred stock issued by the
                            Wesbanco Board of Directors to the
                            extent set forth in a resolution
                            fixing such terms and conditions.
                            Under certain circumstances,
                            additional shares of Wesbanco Common
                            Stock or shares of Wesbanco
                            preferred stock which are authorized
                            but not issued could be used to
                            create voting impediments or to
                            frustrate persons seeking to gain
                            control of Wesbanco through
                            acquisition of a substantial number
                            of shares of Wesbanco Common Stock.
                            See "Comparative Rights of Shareholders -
                            Comparison of Rights of Wesbanco and
                            Vandalia Shareholders".  These anti-
                            takeover provisions provide the
                            continuity and stability
                            of management that are considered
                            essential to providing shareholders
                            with long-term value on their
                            investments, allow the Board greater
                            flexibility, and
                            permit the issuance
                            of additional common and preferred
                            shares without the expense and delay
                            of a shareholders' meeting.  These
                            provisions also constitute defensive
                            measures which are designed, in part
                            to discourage and insulate
                            Wesbanco  against certain hostile
                            takeover  efforts, which the
                            Wesbanco Board might determine are
                            not in Wesbanco's best interests and
                            the best interests of its
                            shareholders.  The staggered board
                            provision makes it more difficult to
                            change the full Board of Directors
                            of Wesbanco at any one time and
                            makes it more difficult to amend the
                            specific provisions of the Articles
                            of Incorporation which deal with the
                            classification of directors.  The
                            staggered board provision reduces
                            the number of directors to be
                            elected at each annual meeting, so
                            that minority shareholders may be in
                            a less favorable position to elect
                            directors through cumulative voting.
                            Such provisions may also be
                            beneficial to management in a
                            hostile takeover attempt and
                            adversely affect shareholders who
                            might wish to participate in such a
                            takeover.  See "Comparative Rights
                            of Shareholders".

Vote Required for Merger.   Approval of the Merger requires the
                            affirmative vote of the holders of a
                            majority of the outstanding shares
                            of Vandalia Common Stock entitled to
                            vote as of October 30, 1996, the
                            record date for the Special Meeting
                            (the "Record Date").
                            As of the Record Date, the directors
                            and officers of Vandalia
                            beneficially owned 162,590 shares of
                            Vandalia Common Stock representing
                            57.45% of the outstanding shares.
                            See "Information with Respect to
                            Vandalia - Principal Shareholders"
                            and "Voting Information - Voting and
                            Revocation of Proxies".

                            Approval of the Merger also requires
                            the affirmative vote of the sole
                            shareholder of Wesbanco Fairmont and
                            VNC. The authorization for the
                            issuance of additional Wesbanco
                            Common Stock also requires the
                            affirmative vote of the Board of
                            Directors of Wesbanco.  See "The
                            Merger - Wesbanco, VNC and Wesbanco
                            Fairmont Shareholder Approval".

Terms of the Merger  . . .  Upon the effective date of the
                            Merger, each out-standing share of
                            Vandalia Common Stock will be
                            converted into 1.2718 shares of
                            Wesbanco Common Stock, or, at the
                            election of such shareholder into
                            cash in the amount of $34.34 per
                            share.  Cash will also be
                            paid in lieu of issuing fractional shares of Wesbanco Common Stock, in connection with the Merger based on a whole share value of $27.00 per share, or at the election of each shareholder, such shareholder may elect to purchase the remaining fraction of such share, at the aforesaid value.
                            For additional information
                            concerning the treatment of Vandalia
                            shares in the Merger, and the effect
                            of the Merger upon Vandalia
                            shareholders, see "The Merger".  It
                            is contemplated that VNC, a wholly
                            owned subsidiary of Wesbanco, will
                            be merged with Vandalia, with
                            Vandalia being the surviving
                            corporation under the Articles of
                            Incorporation of Vandalia. It is
                            also contemplated that NBWV will be
                            merged with and into Wesbanco
                            Fairmont with Wesbanco Fairmont as
                            the surviving corporation. Wesbanco
                            Fairmont will maintain its separate
                            identity and continue its operations
                            as an affiliate of Wesbanco.  The
                            Merger will be accounted for as a
                            "purchase" by Wesbanco of Vandalia.
                            If the Merger had been concluded on
                            September 30, 1996, Vandalia would have
                            constituted 3.9% of deposits, 3.5%
                            of assets, 2.0% of equity, and the
                            former shareholders of Vandalia
                            would hold 3.5% (assuming all
                            Vandalia shareholders elect to
                            receive stock) of the total
                            outstanding shares of Wesbanco on a
                            consolidated pro forma basis.  In
                            addition, Vandalia would have
                            contributed 3.8% of net interest
                            and 1.3% of net income of Wesbanco
                            on a consolidated pro forma basis as
                            of September 30, 1996.  See "The Merger -
                            Effects of the Mergers:  The
                            Surviving Corporations" and
                            "Selected Pro Forma Financial
                            Information".

Appraisal Rights. . . . .   Stockholders of Vandalia who dissent
                            from the Merger pursuant to the
                            provisions of the Delaware General
                            Corporation Law, Section 262, are
                            entitled to receive the fair value
                            of their shares in cash as
                            determined in accordance with such
                            law. Holders of Wesbanco Common
                            Stock will not be entitled to
                            dissenters' rights in the
                            transaction.  See "The Merger -
                            Appraisal Rights of Dissenting
                            Shareholders", and "Appendix I".  It
                            is a condition to the obligations of
                            Wesbanco and Vandalia to consummate
                            the Merger that the holders of not
                            more than 10% of Vandalia Common
                            Stock exercise their appraisal
                            rights.  See "The Merger -
                            Conditions and Covenants".

Federal Income Tax          Consummation of the Merger is
Consequences. .             conditioned upon
                            receipt of an opinion
                            of counsel, that,
                            among other things, the Merger will
                            be treated as a tax free
                            reorganization for Federal Income
                            Tax purposes upon consummation of
                            the Merger except to the extent
                            shareholders elect to receive cash
                            for their shares and for dissenting
                            shareholders and shareholders who
                            receive cash for fractional shares.
                            See "The Merger - Certain Federal
                            Income Tax Consequences of the
                            Merger".

Regulatory Approvals. . .   Notwithstanding approval by the
                            shareholders of  Vandalia, VNC and
                            Wesbanco Fairmont, the consummation
                            of the Merger and the Bank Merger
                            are subject to certain conditions,
                            including approval of the Board of
                            Governors of the Federal Reserve
                            System, the Federal Deposit
                            Insurance Corporation, and the Board
                            of Banking and Financial
                            Institutions of the State of West
                            Virginia. Applications for approval
                            with the regulatory authorities were
                            filed shortly after execution of the
                            Agreement and the applicable regulatory
                            agencies have each now approved the
                            Merger and the Bank Merger.
                            See "The Merger - Conditions and
                            Covenants" and "Termination".

Effective Date of Merger.   The Effective Date of the Merger is
                            anticipated to occur shortly after
                            the Special Meeting upon receipt of
                            all approvals and
                            satisfaction of all conditions in
                            the Agreement and in such approvals.
                            See "The Merger - Effective Time".

Shareholders Entitled to    On October 30, 1996, there were
Vote. . . . . .             282,994 shares of Vandalia Common
                            Stock outstanding.  Only holders of
                            record of Vandalia Common Stock at
                            the close of business on October 30,
                            1996, are entitled to vote at
                            the Special Meeting.  See "Voting
                            Information".


Exchange of Certificates.   As promptly as practicable after the
                            Effective Date, instructions on how
                            to effect the exchange of
                            certificates of Vandalia Common
                            Stock for certificates of Wesbanco
                            Common Stock or cash will be sent to
                            each Vandalia shareholder of record
                            as of  the Effective   Date.  See
                            "The   Merger - Exchange  of
                            Certificates".  Vandalia
                            shareholders should not send in
                            stock certificates until they
                            receive instructions to do so.

Wesbanco Common Stock . .   Holders of Wesbanco Common Stock are
                            entitled to one vote per share on
                            all matters voted upon by
                            shareholders, are entitled to
                            cumulative voting rights in the
                            election of directors and do not
                            have preemptive rights for the
                            purchase of additional shares of any
                            class of Wesbanco Common Stock or
                            preferred stock.  Holders of
                            Wesbanco Common Stock are entitled
                            to receive such dividends as may be
                            declared by Wesbanco's Board of
                            Directors out of funds legally
                            available therefor.  In the event of
                            the liquidation or winding up of the
                            affairs of Wesbanco, holders of
                            Wesbanco Common Stock would be
                            entitled to share ratably in all
                            assets remaining after payment to
                            creditors.  See "Comparative Rights
                            of Shareholders".

Conditions to Consummation
Termination. . . . . . . .  Consummation of the Merger is
                            subject to various conditions,
                            including, among others, approvals
                            by the above noted regulatory
                            authorities, the holders of Vandalia
                            Common Stock, and receipt of the tax
                            opinion mentioned above.
                            Wesbanco and Vandalia have also
                            reserved the right to terminate the
                            Merger if the holders of more than
                            10% of Vandalia Common Stock
                            exercise appraisal rights with
                            respect to their stock. Vandalia has
                            also reserved the right to terminate
                            the Merger if the closing has not
                            occurred by January 31, 1997; and if
                            the market value of Wesbanco Common
                            Stock should fall below $25.00 per
                            share (based on the average price of
                            Wesbanco for the 30 calendar days
                            preceding five business days before
                            closing), in addition to other
                            conditions.  See "The Merger -
                            Conditions and Covenants and
                            Termination".

Interest of Certain
Persons in the              The Agreement provides that Reed J.
Merger. . . . . . . . . .   Tanner, a director of Vandalia,  will
                            become a director of
                            Wesbanco on the Effective Date.
                            Also, the Agreement provides that C.
                            Barton Loar, Vaughn L. Kiger, Robert
                            D'Alessandri, John W. Fisher, II,
                            Roger E. King and Reed J. Tanner,
                            all Vandalia directors,
                            will become directors of Wesbanco
                            Fairmont on the Effective Date, and
                            further, that Mr. Loar and Mr. Kiger
                            will become members of the Executive
                            Committee of the Board of Directors
                            of Wesbanco Fairmont.  In addition,
                            it is a condition to consummation of
                            the Merger that C. Barton Loar,

                            President of Vandalia, enter into an
                            Employment Agreement with NBWV.  See
                            "The Merger - Interest of Certain
                            Persons in the Merger".

Stockholder Agreement. . .  Certain Stockholders of Vandalia
                            entered into a Stockholder Agreement
                            as of July 18, 1996, whereby each
                            such stockholder agreed, among other
                            things, not to sell, pledge,
                            transfer or otherwise dispose of his
                            shares of Vandalia Common Stock
                            prior to the Special Meeting of
                            Shareholders and to vote such shares
                            in favor of the Merger.  The
                            shareholders who signed the Agreement
                            constitute all of the members of the Board of Directors and own individually and beneficially 57.45% of the outstanding Vandalia Common Stock.
                            See "The Merger - The Stockholder
                            Agreement".

Financial Information. . .  Financial Statements for the interim period ended September 30, 1996, for
                            Vandalia and Wesbanco (including
                            Weirton) are included herein. See
                            "Index to Financial Statements", and
                            "Pro Forma Data."

                            For the nine months ended September 30,
                            1996, Wesbanco's net income was
                            $16,073,000 or $1.58 per share.
                            Total assets were approximately
                            $1,600,769,000, total deposits were
                            approximately $1,271,512,000 and
                            total shareholders' equity was
                            approximately $214,426,000.
                            For the nine months ended September 30,
                            1996, Vandalia's net income was
                            $213,000 or $.75 per share. Total
                            assets were approximately
                            $57,414,000, total deposits were
                            approximately $52,174,000 and total
                            stockholders' equity was
                            approximately $4,375,000.

            MARKET PRICES AND SELECTED FINANCIAL INFORMATION


Market Prices

     Wesbanco Common Stock is quoted in the over-the-counter market and is reported through the Nasdaq Stock Market on the National Market System. There is no established public trading market for Vandalia Common Stock. The information set forth below for Vandalia represents only the per share equivalent based on the market price of Wesbanco Common Stock as of the dates indicated. These stock price ranges may not necessarily represent actual transactions. See "Comparative Stock Prices and Dividends".

Market Price Per Share:           Wesbanco                Vandalia
                                  --------                --------
                               Bid       Asked          Bid       Asked
                               ---       -----          ---       -----
As of October 30, 1996        $29.75     $30.50        $38.31(1)   None
As of July 18, 1996 (2)       $26.50     $27.00          None(4)   None (4)
Pro Forma Equivalent (3)                               $34.02      None

(1) Based solely on the conversion ratio multiplied by the average of the bid and asked prices for Wesbanco Common Stock on such date.

(2) July 18, 1996, is the date immediately preceding public announcement of the proposed Merger.

(3) The pro forma equivalent was computed by multiplying the exchange ratio by the by the average of the bid and ask price of Wesbanco as of July 18, 1996. The exchange ratio is 1.2718 shares of Wesbanco Common Stock for each share of Vandalia Common Stock.

(4) Vandalia Common Stock had no bid or asked price for the reported date. Vandalia is not aware of any trades in Vandalia Common Stock during 1996.

Selected Financial Information

     The following pages present selected financial information for the years ended December 31, 1991 through 1995, and for the six months ended June 30, 1995 and 1996, for Wesbanco (including
Weirton) and for Vandalia.

     The information should be read in conjunction with the more detailed information in the financial statements contained or incorporated herein by reference, including the Notes thereto. See "Index to Financial Statements", "Incorporation of Certain Documents by Reference", and "Pro Forma Data".

                                WESBANCO INC.
                   ProForma Selected Financial Information
              (In thousands, except for share and per share data)
                               (Unaudited)(2)




                                  For the nine months ended                           For the years ended
                                      September 30,                                        December  31,
                                   ---------------------       -----------------------------------------------------------------
                                    1996           1995           1995           1994          1993         1992          1991
                                    ----           ----           ----           ----          ----         ----          ----
Interest income                    $83,644        $80,175       $108,082       $101,720      $105,268      $112,851     $121,486
Interest expense                    35,723         34,319         46,570         39,660        43,727        53,661       66,702
                                  ----------------------------------------------------------------------------------------------
Net Interest income                 47,921         45,856         61,512         62,060        61,541        59,190       54,784
                                  ----------------------------------------------------------------------------------------------
Provision for loan losses            2,848          1,687          2,788          6,073         3,247         3,297        2,976
                                  ----------------------------------------------------------------------------------------------
Net interest income after provision
for possible loan losses            45,073         44,169         58,724         55,987        58,294        55,893       51,808
Total other income                   8,701          8,710         11,366         11,028        10,367        10,272        9,456
Total other expense                 31,446         31,310         42,130         42,840        41,873        40,610       39,645
                                  ----------------------------------------------------------------------------------------------
  Income before income taxes and
  effect of change in accounting
  for post-retirement benefits      22,328         21,569         27,960         24,175        26,788        25,555       21,619
Provision for income taxes           6,255          6,107          7,656          6,283         7,070         7,044        5,609
                                  ----------------------------------------------------------------------------------------------
Income before effect of change in
accounting for postretirement
benefits                            16,073         15,462         20,304         17,892        19,718        18,511       16,010
Effect of change in accounting
for postretirement benefits                                                                                    (592)
                                  ----------------------------------------------------------------------------------------------
 Net Income                        $16,073        $15,462        $20,304        $17,892       $19,718       $17,919      $16,010
                                  ==============================================================================================

 Earnings per share of
     common stock: (1)
Net Income                           $1.58          $1.51          $1.98          $1.72         $1.88         $1.71        $1.52
Average shares outstanding      10,186,456     10,166,882     10,160,328     10,280,878    10,379,499    10,397,197   10,394,537
Preferred stock dividends
and discount accretion                   0            137            164            183           184           184          184

Total Assets                    $1,600,769     $1,538,332     $1,549,019     $1,532,832    $1,534,101    $1,500,687   $1,448,597
Total Deposits                  $1,271,512     $1,246,903     $1,254,844     $1,254,586    $1,265,677    $1,245,978   $1,203,349
Total Equity                      $214,426       $202,081       $206,996       $192,305      $191,922      $180,762     $169,859
Cash dividends declared
      per share                       0.80           0.71           0.96           0.86         0.785          0.70        0.675
Book value per share                 20.97          20.02          20.32          18.86         18.52         17.41        16.67

(1) Per share information has been retroactively adjusted for the April 1993 two for one stock split.
(2) Bank of Weirton financial information was not audited prior to December 31, 1993.

                               VANDALIA NATIONAL CORPORATION
                               Selected Financial Information
                     (In thousands, except for share and per share data)


                                For the nine months ended
                                     September 30,                                    For the years ended
                               ---------------------------                              December 31,
                                    1996          1995         ----------------------------------------------------------
                                    ----          ----           1995         1994         1993         1992         1991(1)
                                        (Unaudited)              ----         ----         ----         ----         ----
Interest income                     $3,703       $3,629         $4,892       $3,928       $3,533       $2,613       $1,170
Interest expense                     1,789        1,783          2,387        1,821        1,778        1,383          635
                               --------------------------------------------------------------------------------------------
Net Interest income                  1,914        1,846          2,505        2,107        1,755        1,230          535
                               --------------------------------------------------------------------------------------------
Provision for loan losses              345           93            123           62          556          213          144
                               --------------------------------------------------------------------------------------------
Net interest income after
 provision for possible loan
 losses                              1,569        1,753          2,382        2,045        1,199        1,017          391
Total other income                     288          210            279          214          246          157           56
Total other expense                  1,573        1,577          2,162        2,056        1,502        1,160          937
                                -------------------------------------------------------------------------------------------
Income (loss) before income
taxes and cumulative change in         284          386            499          203         (57)           14        (490)
accounting principle
Income tax provision (benefit)          71          117            155           63         (79)            0           0
Cumulative change in accounting
 principle                                                                                  170
                                -------------------------------------------------------------------------------------------
Net Income (Loss)                     $213         $269           $344         $140         $192          $14       ($490)
                                ===========================================================================================

Earnings per share of
common stock:
Net Income (Loss)                    $0.75        $0.95          $1.22        $0.50        $0.68        $0.05      ($1.74)
Average shares outstanding         282,994      282,994        282,994      282,991      282,930      282,599     282,546


Total Assets                       $57,414      $58,023        $58,230      $51,228      $48,557      $39,992     $22,104
Total Deposits                      52,174       52,255         52,245       46,089       40,142       35,243      18,027
Total Equity                         4,375        4,045          4,276        3,378        3,843        3,648       3,629
Cash dividends declared per share      N/A          N/A            N/A          N/A          N/A          N/A         N/A
Book value per share                 15.46        14.29          15.11        11.94        13.58        12.91       12.85


(1) Vandalia comennced operations in November 1990.

                            INTRODUCTION

     This Proxy Statement/Prospectus and the accompanying proxy are being mailed to the shareholders of Vandalia on or about November 8, 1996, in connection with the solicitation of proxies by the Board of Directors of Vandalia of the holders of Vandalia Common Stock to be voted at the Special Meeting of Vandalia shareholders (the "Special Meeting") called to consider and vote upon the Agreement and Plan of Merger dated July 18, 1996, (the "Agreement") providing for (i) the Merger of VNC with and into Vandalia, (ii) the Bank Merger of NBWV with and into Wesbanco Fairmont, a wholly owned subsidiary of Wesbanco, and
(iii) the exchange of each outstanding share of Vandalia Common Stock for 1.2718 shares of Wesbanco Common Stock, or, at the election of the holder thereof, cash in the amount of $34.34 per share. The Boards of Directors of Vandalia and Wesbanco unanimously have approved the Agreement, and the Board of Directors of Vandalia unanimously recommends that its shareholders vote FOR approval thereof. For information concerning the background of, reasons for and terms and conditions of the Merger and the interests of certain persons, including members of the Board of Directors of Vandalia in the Merger, see "THE MERGER", including "Background of the Merger", "Recommendation of the Boards of Directors", "Wesbanco Reasons for the Merger", "Vandalia Reasons for the Merger", and "Interest of Certain Persons in the Merger."

     A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix II and is incorporated by reference herein in its entirety. See also the following subheadings under "THE MERGER": "Conditions and Covenants," "Waiver and Amendment" and "Termination". All information concerning Vandalia contained herein has been supplied by Vandalia, and all information concerning Wesbanco contained herein has been supplied by Wesbanco.

                   VOTING INFORMATION

Date, Time and Place of the Special Meeting

     The Special Meeting of Vandalia will be held on Tuesday, December 17, 1996, at 4:00 P.M., Eastern Standard Time, in the principal office of NBWV, at 344 High Street in Morgantown, West
Virginia.

Voting and Revocation of Proxies

     Only holders of record of Vandalia Common Stock on October 30, 1996, the Record Date, will be entitled to notice of and to vote at the Special Meeting of Vandalia and any adjournments or postponements thereof. On the Record Date, there were outstanding and entitled to vote 282,994 shares of Vandalia
Common Stock with each share entitled to one vote. As of October 30, 1996, Vandalia Common Stock was held by approximately 290 shareholders of record. As of October 30, 1996, Wesbanco Common Stock was held by approximately 4,019 shareholders of record.

     The presence, in person or by proxy, of the holders of a majority of the 282,994 shares of Vandalia Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least a majority of the outstanding 282,994 shares of Vandalia Common Stock entitled to vote at the Special Meeting, or 141,498 shares is required for approval of the

Agreement and the Merger. With respect to the Vandalia Common Stock, abstentions and broker non-votes will have the effect of a vote against approval of the Agreement and the Merger.

     As of the Record Date, the directors and officers of Vandalia beneficially owned approximately, in the aggregate, 162,590 shares of Vandalia Common Stock, constituting in the aggregate approximately 57.45% of the outstanding Vandalia Common
Stock as of such date.  See "The Merger - The Stockholder
Agreement."

     As of October 30, 1996, Wesbanco held no shares of Vandalia
Common Stock. Directors, executive officers and affiliates of Wesbanco owned no shares of Vandalia Common Stock as of such date, except for Ernest S. Fragale who owns 375 shares of Vandalia Common Stock.

     All shares of Vandalia Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. If no instructions are indicated, properly executed proxies will be voted to approve the Agreement and authorize the Merger in accordance with the terms and conditions of the Agreement.

     The Boards of Directors of Vandalia and Wesbanco do not know of any matters, other than as described in the Notice of Special Meeting, which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed form of proxy and acting thereunder, both of whom are shareholders of Vandalia, will have the authority to vote on such matters in their discretion.

     A shareholder giving a proxy has the right to revoke it at any time before it is voted by filing with the Secretary of Vandalia a written notice of revocation or a duly executed later-dated proxy, or orally at the Special Meeting.

Solicitation of Proxies

     Proxies are being solicited by the Board of Directors of Vandalia for use at the Special Meeting. Vandalia will bear the cost of the solicitation of proxies from the holders of its shareholders in connection with its Special Meeting, except that Wesbanco will bear substantially all the costs relating to the printing and mailing of the Proxy Statement/Prospectus. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Vandalia in person or by telephone or telegram. Such directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses they incur in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Vandalia Common Stock held of record by such persons, and Vandalia may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in connection therewith.

Accountants

     Arnett & Foster, independent certified public accountants, have provided auditing services to Vandalia since 1990. Representatives of Arnett & Foster are expected to be present at the Vandalia Special Meeting to respond to appropriate questions and will also have the opportunity to make a statement if they desire to do so. See "Relationship With Independent Accountants" and "Experts".

     Ernst & Young LLP serves as Wesbanco's independent accountant for the year 1996. It is expected that representatives of Ernst & Young may be present at the Special Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Date for Submission of Shareholder Proposals

     In the event that the Merger has not been consummated by the date of the next Vandalia annual meeting, shareholder proposals may be submitted to the attention of John W. Fisher, II, Secretary, Vandalia National Corporation, 344 High Street, Morgantown, West Virginia, 26505. Such proposals are to be received by Vandalia no later than the 22nd day of December, 1996.

                          THE MERGER

     The following description of the terms of the Merger is qualified in its entirety by reference to the provisions of the Agreement and the Stockholder Agreement, which are attached hereto as Appendices II and III, respectively, and are incorporated herein by reference in their entirety. Shareholders of Vandalia are strongly encouraged to read the Agreement and the Stockholder Agreement for a more complete description of the terms of the Merger.

General

     Pursuant to the Agreement, Vandalia will merge with VNC, a wholly owned subsidiary of Wesbanco, the Merger, and NBWV, the wholly owned banking subsidiary of Vandalia, will merge with and into Wesbanco Fairmont, a wholly owned subsidiary of Wesbanco which will be the surviving corporation, the Bank Merger. Under the Agreement, each outstanding share of Vandalia Common Stock will be converted into 1.2718 shares of Wesbanco Common Stock, with cash, or the opportunity to buy an additional fraction, sufficient to result in a whole share for any resulting fraction, except for shares held by dissenting Vandalia Shareholders. Alternatively, each shareholder may elect to receive cash for part or all of such shareholder's Vandalia Common Stock in the amount of $34.34 for each share for which such an election is made. See "Rights of Dissenting Shareholders" below. The conversion is more fully described below. See "Conversion of Vandalia Common Stock".

Background of the Merger

     For the last several years, the Morgantown economy has been growing. As a result, the business of NBWV has grown rapidly since it began operations in November 1990.

     Starting in 1993, the rapid growth of NBWV created the need to raise additional capital for NBWV. In the fourth quarter of 1994 and again in the third quarter of 1995, Vandalia had made preparations to sell additional shares of its capital stock. The purpose of both offerings was to provide additional capital to NBWV to enable it to grow with the local Morgantown economy, maintaining and expanding its deposit base and lending relationships, without the restrictions imposed by the size of its capital base.

     The proposed 1994 offering was abandoned when Vandalia received an unsolicited offer for the purchase of the company. The 1995 offering was abandoned when it became clear that several directors of Vandalia, including the company's largest shareholder, desired, for estate planning and other reasons, to liquidate their investment in Vandalia through an acquisition of the company.

     In the first quarter of 1996, efforts began to solicit offers for the sale of Vandalia. Management discussed the sale of the company with a number of bank holding companies, most headquartered in West Virginia but some headquartered outside of West Virginia. At the May meeting of Vandalia's Board of Directors, the Board discussed the offers that had been received but reached no decision. In addition, after discussion of various candidates, the Board authorized the engagement of an investment banker to assist the Board in evaluating the offers with respect to the fairness of the financial terms offered.

     At the meeting of Vandalia's Board on June 28, 1996, the Board again reviewed the offers for the company. The Board also received the advice of its investment banker, Ferris, Baker Watts, Incorporated. After discussion, the Board selected to pursue the offer of Wesbanco.

     By action of July 18, 1996, Vandalia's Board authorized its management to enter into the Agreement. Also on that date all of the directors of Vandalia entered into the Stockholder's Agreement whereby each agreed to vote for the acquisition of Vandalia by Wesbanco as contemplated in the Agreement. See
"The Stockholder Agreement" below.

     For additional information regarding the reasons for the decision of Vandalia's Board to select the Wesbanco offer, see
"Vandalia's Reasons for the Merger" below.

Recommendation of the Boards of Directors

     The Boards of Directors of Vandalia and Wesbanco have approved the Agreement by unanimous vote of the directors of the respective corporations and recommend that the Vandalia shareholders vote for approval of the Agreement and the exchange of stock or cash, as the case may be. The Boards of Directors of Vandalia and Wesbanco have determined that the Agreement is in the best interests of their respective companies, shareholders and employees, and that the Merger will enhance the ability of Wesbanco and Vandalia to serve the financial needs of their respective customers.

     The Boards of Directors of Wesbanco and Vandalia believe that the Merger will produce a stronger combined entity better able to compete with banks and a variety of non-bank institutions including securities companies, insurance companies, thrift institutions and retailers, in a financial services industry that has changed and is in the process of changing further.


Vandalia's Reasons for the Merger

     The Vandalia Board selected to pursue an acquisition by Wesbanco over the competing offers it had received, some of which were for prices which exceeded the price offered by Wesbanco. In making its determination to proceed with a transaction with Wesbanco, the Board of Directors of Vandalia considered a number of factors, including (i) the operating history, financial and future prospects of Wesbanco and the other competing offerors,
(ii) financial information concerning the offerors, including, among other things, various financial ratios, earnings and dividends per share, (iii) a comparison of the price being paid in this Merger to other comparable bank mergers, based, among other things, on multiples of book value and earnings, (iv) the historical dividends on Wesbanco Common Stock, as well as prospects for future dividends, as compared to dividend information regarding competing offers, (v) the tax-free nature of the transaction while permitting a limited shareholder election to receive cash in exchange for his or her stock, (see, generally, "Certain Federal Income Tax Consequences of the Merger" below), (vi) the historical trading prices for Vandalia Common Stock and Wesbanco Common Stock, (vii) the thinness of the trading markets for the common stock of competing offerors, and
(viii) the provisions of the Agreement allowing Vandalia to terminate the Agreement if certain conditions, including certain Wesbanco market price tests and the obtaining of a fairness opinion by Vandalia, are not met at the Closing (See "Conditions and Covenants", "Termination" and "Opinion of Ferris, Baker
Watts, Incorporated"  below).

     In reviewing comparable bank mergers, the Board of Directors considered other transactions which had a variety of ranges in book value multiples and earnings multiples.

     The Board of Directors of Vandalia also took into account that the Vandalia shareholders would have the opportunity to participate in the future growth of Wesbanco by obtaining Wesbanco Common Stock in the Merger. The Board noted that Vandalia, as part of a multi-bank holding company of greater size than Vandalia and with a substantial trust department and other resources, should be able to provide its customers with a greater range of services and should become a stronger competitor in its existing markets. Since it is anticipated that Vandalia's offices will continue to be operated, Vandalia will be able to continue to be responsive to the needs of the local communities it serves. At the same time, Vandalia and Wesbanco will each have the benefit of the resources and skills of the other institution, and Wesbanco's Board will be increased to include a Vandalia director, namely, Reed J. Tanner. (See "Effects of the
Merger: The Surviving Corporation" below). As shareholders of Wesbanco, the shareholders of Vandalia (other than Vandalia shareholders electing cash and dissenting Vandalia shareholders who would receive only cash in the proposed transaction) would continue to be able to participate in any future growth from the combination of Vandalia and Wesbanco (See "Effects of the
Merger:  The Surviving Corporation" below).

     After reviewing all relevant facts, the Vandalia Board of Directors determined to approve the Agreement and recommend the Merger to the Vandalia Shareholders. If any conditions to Closing are not met (see "Conditions and Covenants" and "Termination" below), the Vandalia Board of Directors will make an independent determination, after consultation with counsel, where appropriate, as to whether or not to terminate the Agreement and abandon the Merger.



Wesbanco Reasons for the Merger

     Wesbanco's Board of Directors believes that the proposed Merger will allow Wesbanco to combine its resources with those of Vandalia, thereby affording the resulting combined institution better opportunities to compete with other financial and non-financial institutions (including other commercial banks, thrift institutions, finance companies, credit unions, money market mutual funds, brokerage firms, investment companies, credit companies, insurance companies and retail stores that maintain their own credit operations) in the markets in which Vandalia and Wesbanco's subsidiary banks conduct their business. The Merger will provide Wesbanco with a greater presence in the North Central markets of West Virginia which will provide Wesbanco with an opportunity for future growth in that market. Moreover, the affiliation should permit a greater investment in data processing systems, accounting and other support services, as well as provide greater economies of scale. Benefits to the combined entity will also be available through the elimination of duplicative expenses.

     Wesbanco will be able to offer a broader range of services than those currently available to Vandalia customers, in particular trust services, and the combined entity will be able to offer a broader loan program and, through participations by the subsidiary banks, to service larger loan transactions. In summary, Wesbanco's Board of Directors believes that the Merger will enable both Vandalia and Wesbanco's subsidiaries to better serve the financial needs of their communities, and the Merger will enable Wesbanco to obtain these benefits at a cost that, under all the facts and circumstances, is reasonable.

Interest of Certain Persons in the Merger

     Directors and officers of Vandalia, beneficially owned, in the aggregate, approximately 162,590 shares, or 57.45% of Vandalia Common Stock as of October 30, 1996.

     All of Vandalia's directors and officers will, as a result of the Merger, obtain an equity interest in Wesbanco in exchange for their shares of Vandalia Common Stock to the extent they do not elect to receive cash. Each of them will receive the same number of shares of Wesbanco Common Stock for each share of Vandalia Common Stock owned by him or her as every other Vandalia shareholder. Certain affiliates of Vandalia will, however, be subject to certain restrictions on any resale of Wesbanco stock received by them pursuant to the Merger. See "Resales of Wesbanco Common Stock". The directors of Vandalia do not own any shares of Wesbanco Common Stock, except for Charles S. Armistead, a director of Vandalia, who owns 2,000 shares of Wesbanco Common Stock.

     The Agreement also provides that each holder of an outstanding warrant convertible into Vandalia Common Stock at the exercise price of $16.00 per share ("Warrants") shall be entitled to receive the difference between the exercise price and $34.34, in cash. As of July 18, 1996, there were 32,764 Warrants outstanding, all of which were owned by directors and officers of Vandalia. See "Information With Respect To Vandalia - Ownership of Securities by Directors and Officers."

     As a result of the Merger each five-percent shareholder of Vandalia will receive, in exchange for the Vandalia Common Stock beneficially owned by them, the amount and percentage of shares of Wesbanco Common Stock set forth in "Information With Respect to Vandalia-Principal Shareholders", unless such shareholder elects to receive cash.

     Under the Agreement, Reed J. Tanner, a director of Vandalia, will become a director of Wesbanco on the Effective Date. Also,
C. Barton Loar, Vaughn L. Kiger, Robert D'Alessandri, John W. Fisher, II, Roger E. King and Reed J. Tanner will become directors of Wesbanco Fairmont on the Effective Date, and Mr. Loar and Mr. Kiger will become members of the Wesbanco Fairmont Executive Committee. See "Effects of the Merger: The Surviving Corporation" below. It is also a condition to Wesbanco's obligations to consummate the Merger that C. Barton Loar, President of Vandalia, enter into an employment agreement with NBWV, as described in the section entitled "Conditions and Covenants", below. There are no agreements that the other individuals who serve as directors and officers of Vandalia will remain in their respective positions following the Merger. See "Effects of the Merger: The Surviving Corporation" below.

     C. Barton Loar does not presently have an Employment
Agreement with Vandalia.  The proposed Employment Agreement for
Mr. Loar would have a revolving three year term commencing on the Effective Date of the Merger at a salary not less than the salary in effect for Mr. Loar as of the Effective Date of the Merger.
The contract also contains a "make whole" clause which protects
Mr. Loar against any loss of benefits currently provided by Vandalia or NBWV. The agreement also requires NBWV to provide the same benefits to Mr. Loar which it provides to other executive employees, during the period of his employment. The agreement contains a termination for cause provision and a termination on death clause. In the event of the death of the employee during the term of the agreement, NBWV is required to pay to Mr. Loar's spouse an amount equal to six months of his base salary at his then current base rate. In the event NBWV attempts to terminate
Mr. Loar's employment other than for cause, or due to the death of the employee, or by mutual consent with the employee, Mr. Loar is entitled to receive an amount equal to the greater of six months base salary or the base salary payable under the remaining term of the agreement. Wesbanco is a party to such contract and will unconditionally guarantee the performance of the bank thereunder. The agreement also provides that upon consummation of the Bank Merger, Mr. Loar shall serve as the President of the Monongalia Division of Wesbanco Fairmont.


     As of October 30, 1996, Wesbanco held no shares of Vandalia
Common Stock. Except for Mr. Fragale, directors, executive officers and affiliates of Wesbanco owned no shares of Vandalia Common Stock as of such date. The Merger will have no effect on the positions of the present directors and officers of Wesbanco, and except for the stock ownership of Vandalia described herein and for counsel fees paid to a director of Wesbanco in the ordinary course of business in connection with this transaction, no directors, officers or affiliates of Wesbanco have any special interest in the Merger or are receiving any special consideration or compensation as a result of the Merger.

     It is not anticipated that any outstanding transactions between Vandalia or Wesbanco and their respective affiliates, and any directors, officers, or principal shareholders of Vandalia or Wesbanco or their respective associates, including any outstanding loans or trust relationships, will be affected by the Merger.

Opinion of Ferris, Baker Watts, Incorporated

     As described in more detail under "Recommendation of the Boards of Directors" and "Vandalia Reasons for the Merger" above, in its role as an advisor, Ferris, Baker gave the Board of Vandalia its preliminary advice based on the information then available, that the terms of the Merger were fair, from a financial point of view, to Vandalia and its shareholders. On
July 18, 1996, Ferris, Baker rendered a definitive written opinion to that effect. Vandalia has requested Ferris, Baker to update its opinion which was done as of November 1, 1996. The full text of Ferris, Baker's updated opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is set forth below and should be read in its entirety.

FERRIS                             Ferris, Baker Watts, Incorporated
BAKER                              Investments
WATTS                              Member NYSE, SIPC
                                   100 Light Street
                                   Baltimore, Maryland 21202
                                   (410) 685-2600

November 1, 1996

The Board of Directors
Vandalia National Corporation
P.O. Box 616
Morgantown, WV 26507

Gentlemen:

You have requested an opinion as to the fairness, from a financial point of view, to the holders of the outstanding Common Stock of Vandalia National Corporation (the "Company") of the proposed consideration offered by Wesbanco, Inc. ("Wesbanco") described in the draft Agreement and Plan of Merger as of July 18, 1996, by and between Wesbanco, the Company, VNC Corporation and Wesbanco Bank Fairmont, Inc. (the "Agreement"). We were retained by the Board of Directors of the Company and commenced our investigation of the Company on June 7, 1996.

Pursuant to the Agreement, each shareholder of the Company will have the option to receive $34.34 in cash for each share of the Company or 1.2718 shares of Wesbanco for each share of the Company. If the average share price of Wesbanco for the thirty calendar days preceding the five business days before the closing date falls below $25.00, the Company may terminate the Agreement.

In connection with this opinion, we have reviewed, among other things, (i) the letter of intent, (ii) the Agreement, (iii) annual reports for the six fiscal years ended December 31, 1995, (iv) expected financial results for the current fiscal year, and (v) projected financial results for the years 1996 through 1998. We have held discussions with the members of the management of the Company regarding its past and current business operations, financial condition and future prospects. We have reviewed the reported price and trading activity for the shares of Wesbanco; compared certain financial and stock market information concerning the Company with similar information for certain other regional community banks, the securities of which are publicly traded; reviewed the terms of recent banking combinations; and have performed such other studies and analysis as we considered appropriate.

We periodically prepare research reports on the banking industry.
Ferris, Baker Watts, Incorporated, its clients, its officers or its employees, in the normal course of business, may have a position in the common stock of the Company and Wesbanco.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion whether publicly available or provided to us by the Company and Wesbanco, and we have not assumed any responsibility for independent verification of such information. We express no opinion as to the consideration to be received by holders of shares who may perfect dissenters' statutory fair appraisal remedies. Based upon the forgoing and based upon such other matters that we consider relevant, it is our opinion that as of the date hereof, the consideration to be received by the shareholders of the Company as a result of the Agreement is fair from a financial point of view.


Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, November 1, 1996. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

Very truly yours,

FERRIS, BAKER WATTS, INC.

/s/ Ferris, Baker Watts, Inc.

     Ferris, Baker is a nationally recognized, regional investment banking firm headquartered in Washington, D.C., and is regularly engaged in the valuation of banks and other financial institutions and their securities.

     Ferris, Baker was retained by the Board of Directors of Vandalia on June 7, 1996, to advise and assist management in the analysis and evaluation of acquisition proposals from Wesbanco and others, including a review of Vandalia's current and prospective financial position and its current acquisition value, the evaluation of the financial terms of the proposals for the Board of Directors, and, the rendering of an opinion as to the fairness, from a financial point of view, of the terms of the proposed Merger to Vandalia and its shareholders. See "Recommendation of the Boards of Directors" and "Vandalia Reasons for the Merger" above for additional discussion of Ferris, Baker's role in advising the Vandalia Board of Directors.

     The Board of Directors authorized the selection of Ferris, Baker after a review of several candidates on the basis of its experience in the valuation of financial institutions and their securities and familiarity with the commercial banking industry, bank securities, and merger and acquisition transactions in the region, and on the basis of cost. No limitations were imposed by Vandalia or Wesbanco with respect to the opinion rendered by Ferris, Baker, or the scope of its investigation.

     The terms of the Merger were not determined by Ferris, Baker, but instead were established by the respective boards of directors of Vandalia and Wesbanco.

     Ferris, Baker arrived at its opinion after discussions with senior officers of Vandalia and Wesbanco; a review of pertinent financial information concerning Vandalia and Wesbanco; a review of the trading history of Vandalia Common Stock and Wesbanco Common Stock; a review of the dividend record of Vandalia and Wesbanco; a comparison of the financial terms of the Merger with the terms of other recent business combinations involving banks and bank holding companies; a comparison of financial and market information of selected banks and bank holding companies with that of Vandalia and Wesbanco; a review of the Stockholder Agreement, the Agreement, and the Proxy Statement/Prospectus; and such other analyses, studies and investigations as Ferris, Baker deemed relevant.

     In rendering its opinion, Ferris, Baker assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions would be imposed on Wesbanco that would have a material adverse effect on the contemplated benefits of the Merger to Vandalia. Ferris, Baker also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Wesbanco after the Merger.

     Ferris, Baker did not assume any responsibility for the independent verification of the information used in arriving at its opinion and assumed the accuracy and completeness of all such information. Also, Ferris, Baker did not assume responsibility to obtain an independent appraisal of the assets or liabilities of Vandalia or Wesbanco. Ferris, Baker did review other third party proposals in evaluating the offer by Wesbanco.


     For its financial services, including rendering the opinion included herein, Ferris, Baker has received a fee of $35,000, plus expenses. Vandalia has also agreed to reimburse Ferris, Baker for its reasonable out-of-pocket expenses and to indemnify Ferris, Baker against certain liabilities, including liabilities arising under Federal Securities Laws, which may arise in connection with the performance of its services for Vandalia. The amount of the consideration was determined as a result of negotiations between Vandalia and Ferris, Baker.

     Ferris, Baker has had no other material relationship with Vandalia, Wesbanco or any of their respective affiliates in the past two years.

     FERRIS BAKER'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VANDALIA SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE VANDALIA SPECIAL MEETING. THE SUMMARY OF THE OPINION OF FERRIS, BAKER SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     Ferris, Baker's opinion was based solely upon information available to it and provided by Vandalia and Wesbanco, the economic market and other conditions as they existed as of the date its opinion was rendered.

Effective Time

     The Merger and the Bank Merger will become effective (the "Effective Time") on the effective date specified in the Certificate of Merger to be issued by the Delaware Secretary of State as to the Merger, and the West Virginia Secretary of State as to the Bank Merger, which will occur as soon as practicable after the closing (the "Closing"). It is anticipated that the Closing will be held and such Certificate will be issued on the date which is the latest of: (i) the second business day after the meeting of the shareholders of Vandalia at which the Agreement is approved; (ii) the fifteenth (15th) day after the approval of Wesbanco's acquisition of Vandalia by the Federal Reserve Board or the approval of the Bank Merger by the Federal Deposit Insurance Corporation ("FDIC"); (iii) the day after any stay of the Federal Reserve Board's approval of the acquisition of Vandalia or the FDIC's approval of the Bank Merger shall be vacated or shall have expired or the day after any injunction against the closing of the Merger or the Bank Merger shall be lifted, discharged or dismissed; (iv) the day after the approval of the transaction by the West Virginia Department of Banking and Financial Institutions; (v) the second business day after the date on which the conditions set forth in the Agreement are satisfied or waived; or (vi) such other date as shall be mutually agreed to by Wesbanco and Vandalia. It is presently anticipated that if the shareholders of Vandalia approve the Agreement at the Special Meeting, and all other conditions to the Merger are satisfied or waived, the Merger will become effective by December 30, 1996. See "Conditions and Covenants" and "Termination" below.




Conversion of Vandalia Common Stock

     Each share of Vandalia Common Stock issued and outstanding immediately prior to the Effective Time, other than shares for which such holder has elected to receive cash, shares held by dissenting Vandalia shareholders and shares held by Vandalia or Wesbanco, other than in a fiduciary capacity, will, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 1.2718 shares of Wesbanco Common Stock, except for those shareholders who elect to receive cash. See "Election to Receive Cash", below.

     All issued and outstanding shares of Wesbanco Fairmont will continue to be held by Wesbanco and will be the issued and outstanding shares of the Surviving Corporation.

     No certificates for fractional shares of Wesbanco Common Stock will be issued to any holder of Vandalia Common Stock in the Merger. Wesbanco will pay cash in lieu of any fractional share to which any shareholder of Vandalia Common Stock may otherwise be entitled in an amount based on a value of $27.00 per whole share of Wesbanco Common Stock or, at the option of such shareholder, such shareholder may purchase the remaining fraction of such share from Wesbanco at the same price and receive a whole share of Wesbanco Common Stock.

     For a discussion of the treatment of shares held by Vandalia shareholders who elect to exercise their dissenters' rights, see "Rights of Dissenting Shareholders" below, and for a discussion of the treatment of shares held by Vandalia shareholders who elect to receive cash, see "Election to Receive Cash" below.

Exchange of Certificates

     As promptly as practicable after the Effective Time of the Merger, each holder of any outstanding certificate or certificates for Vandalia Common Stock (other than Vandalia shareholders who elect to receive cash or exercise their dissenters' rights) upon surrender of their certificates, together with a duly executed letter of transmittal, to Wesbanco Bank Wheeling ("Wesbanco Wheeling"), which is acting as Exchange Agent for Wesbanco, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Wesbanco Common Stock, into which the shares of outstanding Vandalia Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted, together with a check for cash in lieu of fractional shares of common stock or, if the proper amount of cash is submitted for the remaining fraction, an additional whole share of Wesbanco Common Stock. See "Conversion of Vandalia Common Stock" above.

     Whenever a dividend is declared by Wesbanco on Wesbanco Common Stock after the Effective Date, the dividend will apply to all shares of Wesbanco Common Stock into which shares of Vandalia Common Stock have been converted by virtue of the Merger. See "Comparative Stock Prices and Dividends". No former Vandalia shareholder will be entitled to receive such dividend, however, until he or she has exchanged the certificates representing his or her Vandalia Common Stock for certificates representing Wesbanco Common Stock, upon which exchange he or she will be entitled to receive such dividend (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon).

     SHAREHOLDERS OF VANDALIA SHOULD NOT RETURN CERTIFICATES REPRESENTING VANDALIA COMMON STOCK WITH THE ENCLOSED PROXY CARD. Instructions for surrendering such certificates will be sent to shareholders of Vandalia promptly after the Effective Time.

Election to Receive Cash

     To the extent permitted to maintain the tax-free treatment of Vandalia shareholders receiving Wesbanco Common Stock, each shareholder of Vandalia Common Stock may elect to exchange part or all of such shareholder's shares for cash in the amount of $34.34 per share. If cash elections exceed the permitted limits to maintain the transaction's tax-free character, all Vandalia shareholder's electing cash will receive a proportionate reduction of the amount of their Vandalia Common Stock to be exchanged for cash. See "Certain Federal Income Tax Consequences of the Merger" below. Instructions for making such an election are included on the form of Proxy for the meeting. Absent an affirmative election for each shareholder, each shareholder will receive Wesbanco
Common Stock by reason of the exchange. Instructions for surrendering the certificates representing Vandalia Common Stock will be sent to shareholders of Vandalia promptly after the Effective Time.

Wesbanco, Wesbanco Fairmont and VNC Shareholder Approval:

     Wesbanco shareholder approval of the Agreement is not required under West Virginia corporation law or the Articles of Incorporation of Wesbanco.

     The Boards of Directors of Wesbanco, Wesbanco Wheeling and VNC have approved the Agreement. Wesbanco has also agreed, as sole shareholder of Wesbanco Fairmont and VNC, to vote all of the outstanding shares of said corporations in favor of the Merger and the Bank Merger.

Effects of the Mergers:  The Surviving Corporations

     At the Effective Time, the separate existence of VNC will cease. Vandalia will be the surviving corporation (sometimes referred to as the "Surviving Corporation"). The assets, liabilities, and capital of VNC will be merged into Vandalia and these assets, liabilities, and capital will then constitute part of the assets, liabilities, and capital of Vandalia. Vandalia will operate under the Articles of Incorporation and Bylaws of Vandalia effective as of the day of the Merger.

     Also at the Effective Time of the Bank Merger, the separate existence of NBWV will cease. Wesbanco Fairmont will be the surviving corporation (sometimes referred to as the "Surviving Banking Corporation"). The assets, liabilities, and capital of NBWV will be merged into Wesbanco Fairmont and these assets, liabilities and capital will then constitute part of the assets, liabilities and capital of Wesbanco Fairmont. Wesbanco Fairmont will continue to operate under its Articles of Incorporation and Bylaws effective as of the day of the Bank Merger.

     The Articles of Incorporation and Bylaws of Wesbanco will be unaffected by the Merger, and the individuals who served as directors and officers of Wesbanco immediately prior to the Merger will continue to serve as directors and officers of Wesbanco after the Effective Time, until their successors shall have been elected and qualified or until their resignation or removal according to law. For information concerning Wesbanco's current management, see Wesbanco's Proxy Statement for its annual meeting of stockholders held on April 17, 1996, which has been incorporated by reference into this Proxy Statement/Prospectus and a copy of which is being delivered herewith. See "Incorporation Of Certain Documents By Reference" and "Information With Respect to Wesbanco - Recent Acquisitions." In addition, however, pursuant to the Agreement, Wesbanco will appoint as a director of Wesbanco, as of the Effective Date, Reed
J. Tanner to serve until the next annual meeting of Wesbanco shareholders and will nominate for the position of Wesbanco director and solicit proxies for such person from its shareholders until such person has served a full three year term as a Wesbanco director. The above identified individual is a director of Vandalia. See "Information with Respect to Vandalia
- Directors."

     NBWV will be merged with and into Wesbanco Fairmont, which is a wholly-owned subsidiary of Wesbanco in the Bank Merger.
While Wesbanco has advised Vandalia that the officers and employees of NBWV immediately after the Merger will be the same as the officers and employees now holding such positions, there are no agreements to that effect, except as noted in the C. Barton Loar employment contract. See "The Merger - Interest of Certain Persons in the Merger". The present executive officers of NBWV will also become executive officers of Wesbanco Fairmont.
Wesbanco and Wesbanco Fairmont have agreed to elect to the Board of Directors of Wesbanco Fairmont, as of the Effective Date, C. Barton Loar, Vaughn L. Kiger, Robert D'Alessandri, John W.
Fisher, II, Roger E. King and Reed J. Tanner, and to appoint C. Barton Loar and Vaughn L. Kiger to the Executive Committee of Wesbanco Fairmont. It is anticipated that after the Effective Date, there will be a close liaison and a high level of cooperation among all Wesbanco subsidiaries, including the officers of NBWV, which can be expected to result in improved services to their respective customers and greater efficiency.

     If the Merger had occurred as of September 30, 1996, Vandalia would have, on a pro forma consolidated basis, constituted 3.9% of deposits, 3.5% of assets, 2.0% of equity, and its shareholders would have held 3.5% of the total outstanding shares of Wesbanco on a pro forma consolidated basis. In addition, for the nine months ended September 30, 1996, Vandalia would have contributed 3.8% of net interest income and 1.3% of net income to Wesbanco on a pro forma consolidated basis. These percentages reflect the relative size of Vandalia as of September 30, 1996. These percentages may change with the normal variances in the rates of growth for deposits and loans for all Wesbanco affiliates. Additionally, it is contemplated that Wesbanco may combine with other financial institutions in the future and these mergers may affect the percentages shown above. However, Wesbanco is not presently involved in any other material merger transactions for which definitive agreements or letters of intent have been executed, other than the recently completed acquisition of Bank of Weirton which is reflected in the financial information. See "Pro Forma Data" and "Information With Respect
To Wesbanco - Recent Acquisitions".

Conditions and Covenants

     The Agreement provides that the Merger will not take place unless and until certain conditions are met, or, in some cases, waived.


Approval by Vandalia Shareholders

     Approval by the affirmative vote of the holders of at least a majority of the shares of Vandalia Common Stock entitled to vote at the Special Meeting of Vandalia, and approval by Wesbanco as sole shareholder of Wesbanco Fairmont and VNC (which approval Wesbanco has agreed to give) is required by law and must be obtained before the Merger and the Bank Merger can be consummated. As of the Record Date, October 30, 1996, the directors and officers of Vandalia beneficially owned, in the aggregate, approximately 162,590 shares or 57.45% of the outstanding shares of Vandalia Common Stock . See "Voting Information - Voting and Revocation of Proxies" and "The Merger - Interest of Certain Persons in the Merger" above, and "Information with Respect to Vandalia - Ownership of Securities by Directors and Officers".

Government Approvals
--------------------
     The completion of the Merger is also conditioned upon the approval of the acquisition by the

Federal Reserve Board and the
West Virginia Department of Banking, and the approval of the Bank
Merger is conditioned upon the approval of the Merger by the FDIC and the West Virginia Department of Banking.

     The Merger was subject to approval by the Federal Reserve Board under the provisions of the Bank Holding Company Act of 1956, as amended. Applications for such approval were filed with the Federal Reserve Board on July 25, 1996, and the application was approved on September 20, 1996.

     Under the Bank Holding Company Act, the Federal Reserve
Board could have withheld approval of the Merger if it found that the Merger would have resulted in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any geographical area. In addition, the Federal Reserve Board could not have approved the Merger if it found that the effect of the Merger would have substantially lessened competition or tended to create a monopoly or would in any other manner be in restraint of trade, unless it found that the anticompetitive effects of the proposed transaction were clearly outweighed in the public interest by the probable effects of the transaction in meeting the convenience and needs of the communities to be served. In ruling upon the application, the Federal Reserve Board also had to take into consideration the financial and managerial resources and future prospects of Vandalia and Wesbanco.


     Under the Bank Holding Company Act, the Merger could not be consummated before the fifteenth calendar day after the date of such approval by the Federal Reserve Board, during which time the Department of Justice of the United States could have challenged the Merger under the antitrust laws.


     The Merger was also subject to the approval of the Board of Banking and Financial Institutions of the State of West Virginia under the provisions of Code 31A-8A-5. The Board of Banking and Financial Institutions could not approve the Merger if it found that the effects of the Merger would be similar to those which required disapproval in accordance with the Bank Holding Company Act set forth above. In addition, under the state statute, the Board was required to act on the application within 120 days after receipt of a completed application, except that the Board may extend such time frame under certain circumstances set forth in the statute. Applications for approval were confirmed as filed with the West Virginia Board of Banking and Financial
Institutions and the application was approved at the hearing held on September 9, 1996, by the West Virginia Board of Banking and Financial Institutions.

     Applications for approval of the Bank Merger were filed with the FDIC and the West Virginia Department of Banking on July 25, 1996, and were confirmed as filed by the FDIC on the 12th day of August, 1996, and the Department of Banking on the 20th day of August, 1996. The Bank Merger was approved by the West Virginia Board of Banking and Financial Institutions on September 9, 1996, and the FDIC on October 8, 1996.

     The mergers could not have proceeded in the absence of the requisite regulatory approvals. Although there was no assurance that these regulatory approvals would be obtained, the management of Wesbanco and Vandalia believed that the required governmental approvals would be obtained, and that the Department of Justice would not object to the Merger or the Bank Merger.

Covenants

     In the Agreement, Vandalia agrees to take certain actions and to refrain from taking certain actions in connection with its business from July 18, 1996, until the Effective Time or until the Agreement is terminated. Among other things, the Agreement generally requires Vandalia to conduct its business only in the ordinary course and in a manner consistent with past practice and to keep Wesbanco advised of any material adverse changes in the financial condition, assets, business or operations of Vandalia.
The Agreement further prohibits Vandalia from making certain distributions to its shareholders and engaging in certain corporate transactions or transactions with others outside of the ordinary course of its business operations without the consent of Wesbanco, including with certain exceptions, (i) issuing shares of its Common Stock, or warrants, options, convertible securities or the rights to purchase the same; (ii) issuing long-term debt;
(iii) changing its authorized capital stock; (iv) purchasing or otherwise acquiring shares of its capital stock; (v) entering into or amending any employment, pension, retirement, stock option, profit sharing, deferred compensation or similar plan in respect of any of its directors, officers or employees or increasing its contribution to any such plan except as provided in the Agreement; (vi) acquiring or merging with any other company; (vii) mortgaging, pledging or subjecting to a lien or disposing of any of its material assets; (viii) amending its Articles of Incorporation or Bylaws; or (ix) taking any action materially and adversely affecting the financial condition, business, properties or operations of Vandalia. The Agreement also prohibits dividends or other distributions on Vandalia
Common Stock.

     Vandalia further agrees in the Agreement that it will not, and will not permit any person acting on behalf of it, to directly or indirectly, take any action to support, encourage or accept any offer from any other person to acquire Vandalia, or its assets. Vandalia further agrees to notify Wesbanco if any such offer is made.

Other Conditions

      The consummation of the Merger is subject to a number of further conditions which must be met or may be waived by the party or parties to be benefited thereby.

     The obligations of both Wesbanco and Vandalia are subject to a number of conditions, including: (i) the effectiveness of the Registration Statement and compliance with applicable state securities laws; (ii) the receipt of all required consents and approvals and the expiration of any related delay periods; (iii) holders of no more than 10% of the shares of Vandalia Common Stock entitled to vote at its Special Meeting shall have filed written objections to the Merger as dissenting shareholders and requested appraisal rights in compliance with Delaware law; (iv) the receipt of an opinion of counsel on certain tax consequences of the Merger (See "Certain Federal Income Tax Consequences of the Merger" below); (v) the absence of any action, proceeding, regulation or legislation to enjoin, restrain, prohibit, or to obtain substantial damages with respect to, the Agreement or the consummation of the transactions contemplated thereby; and (vi) the performance by the other party of its obligations under the Agreement.

     Wesbanco's obligations are also subject to other conditions to be met by Vandalia including: (i) the accuracy of certain representations and warranties made by Vandalia (including, among other things, representations as to organization, authority to enter into the Agreement, financial statements, absence of material litigation, capitalization, material contracts, ERISA and tax matters, adequacy of the loan loss reserve, and the absence of materially adverse changes in areas such as financial condition, results of operations, material assets, authorized, issued or outstanding capital stock, certain personnel expenses, and material expenditures for assets or other material obligations outside of the ordinary course of business) as of the Closing; (ii) opinions of counsel on such matters as organization, authority and stock issuances; (iii) receipt, or best efforts of Vandalia to cause the receipt of, letters from certain affiliates whose stock will be restricted (See "Resales of Wesbanco Common Stock" below); and (iv) absence of any suit, action or proceeding against Vandalia or its officers or directors in their capacity as such which, in the reasonable judgment of Wesbanco would, if successful, have a material adverse effect on the financial condition or operations of Vandalia.

     Vandalia's obligations are also subject to certain other conditions to be met, in part, by Wesbanco, including: (i) the accuracy of certain representations and warranties made by Wesbanco (including, among other things, representations as to organization, actions to be taken in connection with Wesbanco Fairmont, authority to enter into the Agreement and to issue shares in the Merger, financial statements, absence of material litigation, capitalization, material contracts, ERISA and tax matters, adequacy of loan loss reserves, and the absence of materially adverse changes in areas such as financial condition, results of operations, material assets, authorized, issued or outstanding capital stock, certain changes in Articles or Bylaws, and material expenditures for assets or other material obligations (outside of the ordinary course of business) as of the Closing; (ii) opinions of counsel on such matters as organization, authority, and the legality of the shares to be issued in the Merger; (iii), the absence of any suit, action or proceeding against Wesbanco, any of its subsidiaries, or their officers or directors in their capacities as such which, in the reasonable judgment of Vandalia, would, if successful, have a material adverse effect on the financial condition or operations of Wesbanco or any of its subsidiaries; (iv) the furnishing of a fairness opinion by Ferris, Baker (See "Opinion of Ferris, Baker Watts, Incorporated" above), and at Vandalia's option, an update of said opinion as of the closing if the closing is held more than five days after the Vandalia Special Meeting; (v) unless waived by Vandalia, the market value of Wesbanco Common Stock shall fall below $25.00 per share as of the closing date (market value defined to mean the average bid price for the 30 calendar days preceding five business days before closing; and (vi) the closing date has not occurred by January 31, 1997.

Waiver and Amendment

     The Agreement provides that any of the terms or conditions thereof may be waived by action of the Board of Directors of the party which is, or the shareholders of which are, entitled to the benefits thereof. The parties may also amend or modify the Agreement in whole or in part at any time prior to Closing, provided that the conversion ratio for Vandalia Common Stock in the Merger or the cash price therefor, and any other material terms of the Merger cannot be amended after its Special Meeting, unless the amended terms are resubmitted to the shareholders of Vandalia.

Termination

     The Agreement and the transactions contemplated thereby may be terminated at any time prior to the Effective Time by mutual consent of Vandalia and Wesbanco or by either of them if: (i) any of the conditions to that party's obligation to close have not been met or waived; (ii) the Merger would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; (iii) the requisite vote of the shareholders is not obtained; (iv) the Closing has not been held by January 31, 1997; or (v) the requisite market price for Wesbanco Common Stock is not maintained.

The Stockholder Agreement

     In conjunction with the Agreement, Wesbanco entered into a Stockholder Agreement dated as of July 18, 1996, with the directors, one of whom is the chief executive officer, of Vandalia. Each such director and the chief executive officer of Vandalia, in his capacity as a shareholder of Vandalia agreed, among other things, not to sell, pledge, transfer or otherwise dispose of his shares of Vandalia stock prior to the Special Meeting of shareholders at which the Merger is considered and to vote such shares of stock in favor of the Merger.
The directors of Vandalia own beneficially 57.45% of the Vandalia Common Stock without exercise of the outstanding Warrants and, accordingly, can provide the requisite vote to approve the Merger.


Appraisal Rights of Dissenting Shareholders

     The following summary does not purport to be a complete statement of the procedures to be followed by Vandalia shareholders desiring to exercise dissenters' rights and is qualified in its entirety by reference to the provisions of Delaware General Corporation Law ("DCL") Section 262, the full text of which is attached as Appendix I to this Proxy Statement.

     As the preservation and the exercise of appraisal rights require strict adherence to the provisions of these laws, each Vandalia shareholder who might desire to exercise such rights should review such laws carefully, timely consult his own legal advisor and strictly adhere to the provisions thereof.

     Any holder of record of Vandalia Common Stock has the right under Section 262 of the DCL to dissent from the Merger, to have his shares of Vandalia Common Stock appraised by the Delaware Court of Chancery, and to receive the appraised value from the surviving corporation. The following information is qualified in its entirety by reference to Section 262.

     In order for a holder of Vandalia Common Stock to exercise his appraisal rights, he must satisfy all of the following conditions:

     (1) Before the holders of Vandalia Common Stock vote on the proposal to approve and adopt the Merger, the shareholder of record must deliver to Vandalia at 344 High Street, Morgantown, West Virginia, 26505, Attn. Secretary, a written demand for the appraisal of his shares of Vandalia Common Stock. This demand must:

          (a) Be made by the shareholder of record (or the duly authorized representative of the shareholder of record) and not by someone who is merely a beneficial owner of the shares (i.e., cannot be made by the beneficial owner if he does not own the shares of record);

          (b)  Identify the shareholder;

          (c)  State that the shareholder thereby
     demands the appraisal of his shares of Vandalia
     Common Stock; and

          (d)  Be separate from and in addition to any
     proxy or vote against the merger.



Merely voting, or delivering a proxy directing a vote, against approval of the Merger will not satisfy this condition; a written demand for appraisal is essential. The written demand must be signed by the shareholder of record (or his duly authorized representative) exactly as his name appears on the form of proxy accompanying this Proxy Statement/Prospectus. A demand for appraisal of shares owned jointly by more than one person must identify and be signed by all such holders. Any person signing a demand for appraisal on behalf of a partnership or corporation or in any other representative capacity (such as attorney in fact, executor, administrator, trustee, or guardian) must indicate his title and, if Vandalia so requests, must furnish proof of his
capacity and his authority to sign the demand.   Demands for
appraisal should be sent to Vandalia (preferably by certified or registered mail, return receipt requested) at the address noted above.

     (2) The shareholder must not vote in favor of the approval of the Merger, whether in person, by proxy, or by written consent. A failure to vote will satisfy this condition, but a vote in favor of the approval of the Merger will constitute a waiver of the shareholder's right of appraisal and will, in effect, cancel his demand for appraisal. If a shareholder returns his proxy and does not vote against the Merger, and thereafter does not revoke his proxy, it will be voted for the Merger and the shareholder will be deemed to have waived his rights as a dissenting shareholder.

     (3) Within 120 days after the effectiveness of the Merger, a shareholder of record may file a petition in the Delaware Court of Chancery demanding a determination of the value of Vandalia Common Stock held by all Vandalia shareholders who have satisfied conditions (1) and (2) above, unless the surviving corporation or another shareholder shall have filed such a petition within that period of time; provided that during the first 60 days after the effectiveness of the Merger, a shareholder who has demanded appraisal has the right to withdraw such demand and accept 1.2718 shares of Wesbanco Common Stock or cash in the amount of $34.34 per share under the Agreement. Within 120 days after the effectiveness of the Merger, any shareholder who has satisfied conditions (1) and (2) above, upon written request made to Vandalia at the address shown above shall be entitled to receive a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the shareholder within 10 days after receipt of his written request for same or within 10 days after the Special Meeting, whichever is later. Within 10 days after the effectiveness of the Merger, the surviving corporation will notify each shareholder who has satisfied conditions (1) and (2) above of the date on which the Merger became effective. If neither the surviving corporation or any shareholder of Vandalia files a petition for appraisal within 120 days after that date, the appraisal rights of Vandalia shareholders will cease, and they will only be entitled to receive 1.2718 shares of Wesbanco Common Stock in exchange for each of their respective shares of Vandalia Common Stock. At the present time, Vandalia's management expects that the surviving corporation will not file such a petition in the event a demand for appraisal is made. A final decision on that matter will be made if and when the occasion arises and will be based on the circumstances then existing.

     (4) If the Delaware Court of Chancery so requires, the shareholders of record must submit their Vandalia Common Stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If the Court invokes such a requirement and a shareholder fails to comply with it, the Court may dismiss the appraisal proceedings as to that shareholder, and he will lose his appraisal rights.

     Since only holders of Vandalia Common Stock of record may exercise appraisal rights, persons who beneficially own shares which are held of record by brokers, fiduciaries, nominees, or others and who wish to exercise their appraisal rights must instruct the record holders of their shares to satisfy the conditions outlined above. If a shareholder of record does not satisfy within the time limits allowed all of the conditions outlined above, the appraisal rights for the shares of Vandalia Common Stock held by him will be lost, and each of such shares will be converted into the right to receive 1.2718 shares of Wesbanco Common Stock per share of Vandalia Common Stock on the effectiveness of the Merger, as provided in the Agreement.

     If the surviving corporation or any holder of Vandalia Common Stock files a petition in accordance with condition (3) above, the Delaware Court of Chancery will hold a hearing on the petition, will determine the shareholders entitled to an appraisal and the fair value of the shares of Vandalia Common Stock owned by such shareholders, exclusive of any element of value arising from the accomplishment or expectation of the Merger (such fair value could be determined to be more or less than the value of Wesbanco Common Stock per share to be exchanged in the Merger or the cash alternative per share offered in the Agreement). The Court will then direct the surviving corporation to pay the appraised value of those shares, together with interest (if any), to the shareholders entitled thereto upon their surrender to the surviving corporation of the certificates representing such shares.

     The Court will determine the amount of interest, if any, to be paid on the value of the Vandalia Common Stock owned by the dissenting shareholders. In making its determination with respect to interest, the Court may consider all relevant factors, including the rate of interest which the surviving corporation has paid for money it has borrowed, if any, during the pendency of the appraisal proceeding.

     The cost of the appraisal proceeding may be determined by the Court and taxed to the parties in such manner as the Court deems equitable under the circumstances. Upon application of a dissenting shareholder, the Court may order all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney fees and the fees and expenses of experts) to be charged pro rata against the value of all shares of Vandalia Common Stock entitled to an appraisal.

     After the Effective Date of the Merger, any holder of Vandalia Common Stock who has demanded his appraisal rights in accordance with condition (1) above will thereafter not be entitled to vote Vandalia Common Stock for any purpose nor be entitled to receive any dividends or other distributions on such stock (except any dividends or distributions payable to shareholders of record as of a time prior to the effectiveness of the Merger) as long as his appraisal rights continue in existence. However, if such shareholder delivers to the surviving corporation an acceptance of the Merger and a written withdrawal of his appraisal demand within sixty days after the effectiveness of the Merger (or thereafter with the written approval of the surviving corporation), then such shareholder's right to an appraisal of his Vandalia Common Stock will cease, and he will be entitled to receive 1.2718 shares of Wesbanco Common Stock for each share of Vandalia Common Stock as a result of the Merger.
No appraisal proceeding in the Court of Chancery, however, may be dismissed as to any Vandalia shareholders without the approval of the Court, and the Court may condition any such approval on such terms as it deems just.

     The foregoing does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise appraisal rights. To exercise such rights, strict adherence to the provisions of those sections of the law of the State of Delaware referred to above is required. EACH SHAREHOLDER WHO MAY DESIRE TO EXERCISE SUCH RIGHTS SHOULD CONSULT SUCH LAWS AND ADHERE TO THE PROVISIONS THEREOF. As in all legal matters, you would be well advised to seek the guidance of an attorney at law.

     The receipt of cash for shares of Vandalia Common Stock held by a Dissenting Shareholder will be a taxable transaction to the Dissenting Shareholder for Federal income tax purposes. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with Sections 302 and 1001 (and in certain cases, other provisions) of the Internal Revenue Code of 1986. Any Vandalia shareholder contemplating the possible exercise of appraisal rights is urged to consult a tax advisor as to the Federal (and any applicable state and local) income tax consequences resulting from such an election.

Resales of Wesbanco Common Stock

     The shares of Wesbanco Common Stock issuable upon the consummation of the Merger will be registered with the Commission under the Securities Act of 1933 (the "Securities Act"). Under current law, each holder of Vandalia Common Stock who is not an affiliate of Wesbanco or Vandalia within the meaning of Rule 144 or 145 under the Securities Act, may sell or transfer any shares of Wesbanco Common Stock such holder receives in the Merger without need of further registration under the Securities Act. This Proxy Statement/Prospectus does not cover and may not be used in connection with any resales of Wesbanco Common Stock by such affiliates.

     Shares of Wesbanco Common Stock issued to Vandalia shareholders who may be deemed to be affiliates of Vandalia before the Merger or affiliates of Wesbanco after the Merger may be resold only in transactions permitted by Rules 145 and 144 under the Securities Act, pursuant to an effective registration statement or in transactions exempt from registration. Generally a shareholder who is an executive officer, director or a principal shareholder or other control person of a company may be deemed to be an affiliate for these purposes, while other shareholders would not be deemed to be affiliates. Rules 144 and 145, insofar as relevant to shares acquired in the Merger, impose restrictions on the manner in which affiliates may make resales and also on the quantity of resales that such affiliates, and others with whom they might act in concert, may make within any three-month period.



     It is a condition to Wesbanco's obligation to consummate the Merger that Vandalia (i) deliver to Wesbanco a schedule specifying the persons who may be deemed to be "affiliates" of Vandalia within the meaning of Rule 145 under the Securities Act ("Affiliates"); and (ii) use its best efforts to cause each Affiliate to deliver to Wesbanco, prior to Closing, a letter, substantially in the form of Exhibit A to the Agreement (which is set forth in Appendix II hereto) providing that the shares of Wesbanco Common Stock issued pursuant to the Merger in exchange for shares of Vandalia Common Stock held by or for the benefit of such Affiliate (a) will not be sold or otherwise disposed of except in accordance with Rule 145 (where the Affiliate has given Wesbanco evidence of compliance with the Rule reasonably satisfactory to it) or pursuant to an effective registration statement under the Securities Act unless such person has furnished to Wesbanco a no-action or interpretive letter from the Commission or an opinion of counsel reasonably satisfactory to Wesbanco that such transaction is exempt from or otherwise complies with the registration requirements of the Securities Act; and (b) may be represented by certificates which bear an appropriate legend.

Expenses

     Wesbanco and Vandalia will each bear and pay their respective costs and expenses incurred in connection with the Merger; however, all costs and expenses incurred in the printing and mailing of the Proxy Statement/Prospectus are being borne by Wesbanco. If the Merger is consummated, any expense incurred but not paid prior to the Effective Time will become the obligation of the Surviving Corporation by reason of the Merger.

Accounting Treatment

     The Merger will be accounted for as a "purchase" by Wesbanco of Vandalia. The results of this accounting treatment are shown in the summary unaudited combined pro forma financial data included elsewhere in this Proxy Statement/Prospectus. See "Pro
Forma Data".

Certain Federal Income Tax Consequences of the Merger

     The Merger is conditional upon receipt of an opinion of counsel, as to the principal federal income tax consequences expected to result from the Merger. An opinion of counsel will be provided by counsel for Vandalia, Spilman, Thomas & Battle, as to the tax consequences of the Merger.

     The following is a summary of such opinion. This summary is qualified in its entirety by reference to the full text of such opinion, including the assumptions upon which such opinion is based. Such opinion is included as an exhibit to the Registration Statement. Neither such opinion nor this summary address any tax considerations under foreign, state or local laws, or the tax considerations to shareholders other than individual United States citizens who hold their shares of Vandalia Common Stock as a capital asset within the meaning of
Section 1221 of the Code.


    No rulings have been requested from the Internal Revenue Service as to the federal income tax consequences of the Merger. Vandalia shareholders should be aware that the opinion of Spilman, Thomas & Battle is not binding on the Internal Revenue Service and the Internal Revenue Service is not precluded from taking a different position. Vandalia shareholders should also be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. The opinion of Spilman, Thomas & Battle is based upon the federal income tax laws as in effect on the date of such opinion and as those laws are currently interpreted. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein.

     The federal income tax consequences discussed below are conditioned upon, and the opinion of Spilman, Thomas & Battle is based upon, the accuracy, as of the date hereof and at, as of and after the effective time of the Merger, of certain assumptions, including, but not limited to, the following (taking into account for purposes hereof all events that are contemplated under the agreement): (A) that, pursuant to the Merger, the former shareholders of Vandalia receive shares of Wesbanco Common Stock having a value on the date on which the effective time of the Merger occurs of not less than fifty percent (50%) of the value of Vandalia Common Stock as of the same date; (B) that following the Merger, Wesbanco will continue the historic business of Vandalia or use a significant portion of Vandalia's historic business assets in a business; (C) that a bona fide corporate business purpose exists for the Merger; and (D) that the holders of 80% of the Vandalia Common Stock will exchange that stock for Wesbanco Common Stock; and (E) each Vandalia shareholder receives either all cash or, other than cash for fractional shares, all Wesbanco Common
Stock in exchange for the shareholder's Vandalia Common Stock.

     Wesbanco and Vandalia believe that all of the foregoing assumptions are accurate as of the date hereof, and will be accurate at, as of and after the effective time of the Merger.
If either Wesbanco or Vandalia learns before the effective time of the Merger that such assumptions are false and that its counsel therefore believes that the Merger is unlikely to be treated as a tax-free reorganization, then additional shareholder approval will be obtained before consummation of the Merger.

     Spilman, Thomas & Battle will render an opinion to Wesbanco and Vandalia, based upon the assumptions set forth therein, that the Merger will have the following federal income tax consequences:

          (i) The statutory merger of Vandalia with VNC and the statutory merger of the NBWV with Wesbanco
     Fairmont will each constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986 ("IRC"), and
     Wesbanco, Vandalia, VNC, NBWV and Wesbanco Fairmont will each be a "party to a reorganization" as defined in IRC Section 368(b);




          (ii) No gain or loss will be recognized by Wesbanco, Vandalia, VNC, NBWV or Wesbanco Fairmont as a result of the transactions contemplated in the Agreement;

          (iii) No gain or loss will be recognized by the shareholders of Vandalia as a result of their exchange of Vandalia Common Stock for Wesbanco Common Stock, except to the extent any shareholder elects to receive cash, or receives cash in lieu of a fractional share or as a dissenting shareholder;

          (iv) The holding period of the Wesbanco Common
     Stock received by each holder of Vandalia Common
     Stock will include the period during which the stock of Vandalia surrendered in exchange therefor was held, provided such stock was a capital asset in the hands of the holder on the date of exchange;


          (v)  The Federal Income Tax basis of the
     Wesbanco Common Stock received by each holder of Vandalia Common Stock will be the same as the basis of the stock exchanged therefor;

          (vi) A Vandalia shareholder who dissents from the proposed Merger and receives solely cash in exchange for that shareholder's shares of Vandalia
     Common Stock will be treated as having received that cash as a distribution in redemption of those shares subject to the provisions and limitations of
     Section 302 of the Code. If the distribution is eligible for treatment as a distribution in redemption of that shareholder's shares, that shareholder will recognize gain to the extent of the consideration received less that shareholder's adjusted basis in those shares; and

          (vii)     The receipt by a Vandalia
     shareholder of cash in lieu of a fractional share of Wesbanco Common Stock will be treated as if those shares or that fractional share was issued to that holder in the Merger and thereafter redeemed by Wesbanco for cash. The receipt of cash by a Vandalia shareholder will be treated as a distribution by Wesbanco in full payment in exchange for the fractional share as provided in
     Section 302(a) of the Code. If the distribution is eligible for treatment as a distribution in redemption of a Vandalia shareholder's fractional share, that shareholder will recognize gain to the extent of the consideration received less that shareholder's allocable adjusted basis in those shares.

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER FACTORS, EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THAT SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME, PROPERTY, TRANSFER AND OTHER TAX LAWS.

               COMPARATIVE STOCK PRICES AND DIVIDENDS

Wesbanco Stock Prices and Dividends

     On May 11, 1987, Wesbanco Common Stock became quoted on the Nasdaq Stock Market under the symbol WSBC. The following Wesbanco stock prices represent the range of published quotations by the Nasdaq Stock Market during each quarter. The most recent high and low prices on Wesbanco Common Stock were $30.50 and $29.75 as of October 30, 1996.

Stock Price Range
                                         Wesbanco(1)
                                       -------------
                                    High               Low
                                   -------           -------
1994:     First Quarter             $29.50           $27.50
          Second Quarter            $28.25           $25.75
          Third Quarter             $29.00           $26.00
          Fourth Quarter            $29.25           $23.25

1995:     First Quarter             $25.75            $22.75
          Second Quarter            $26.50            $23.25
          Third Quarter             $29.50            $25.75
          Fourth Quarter            $30.00            $26.75

1996:     First Quarter             $28.75            $26.25
          Second Quarter            $27.25            $25.75
          Third Quarter             $28.50            $26.25

(1) On July 18, 1996, the date immediately preceding public announcement of the proposed Merger, the published high and low price reported by the Nasdaq Stock Market for Wesbanco stock was 26-1/2 and 26-1/2, respectively.

Dividends Paid

     The following table summarizes the quarterly cash dividends per share on Wesbanco Common Stock declared by Wesbanco.

                                        Wesbanco
                                        --------
1994:     First Quarter                  $  .21
          Second Quarter                    .21
          Third Quarter                     .22
          Fourth Quarter                    .22

                                        Wesbanco
                                        --------
1995:     First Quarter                  $  .23
          Second Quarter                    .23
          Third Quarter                     .25
          Fourth Quarter                    .25

1996:     First Quarter                     .26
          Second Quarter                    .26
          Third Quarter                     .28

   On August 15, 1996, Wesbanco's Board of Directors declared a third quarter dividend of $.28 per share, with a record date of September 13, 1996, payable October 1, 1996.

Wesbanco Common Stock Dividend Policy

     It has been the policy of Wesbanco to declare and pay cash dividends on a quarterly basis. However, declaration and payment of future dividends will depend upon the earnings of Wesbanco and its subsidiaries, their financial condition and other factors, including applicable governmental regulations and policies. The principal sources of Wesbanco's income are dividends from its subsidiary banks. For a description of parent company liquidity, see "Index to Financial Statements-Wesbanco."

     Dividends may be paid on Wesbanco Common Stock at the discretion of Wesbanco's Board of Directors out of any funds legally available therefor. Under the West Virginia Corporation Act, dividends may be paid out of unreserved and unrestricted earned surplus, and, additionally, in certain circumstances and with the affirmative vote of holders of a majority of its outstanding shares, out of capital surplus, provided, however, that in no event may dividends be paid if Wesbanco is at the time insolvent or would be insolvent after payment of such dividends. The amount and timing of any future dividends will depend upon the earnings of Wesbanco and its subsidiaries, their financial condition, and other relevant factors. See "Government Regulation - Dividend Restrictions".

Vandalia Stock Price Range and Dividends

     There is no established public trading market for Vandalia Common Stock; and Vandalia is not aware of any trades by private individuals or organizations in its stock during the periods presented. The information below is compiled from information furnished by various broker sources as reported to management of Vandalia, although no attempt has been made to verify or determine the accuracy of the information furnished to Vandalia. This information is based solely on that of which management is aware.

     The following table sets forth the range of high and low bid and asked prices per share for Vandalia Common Stock and the cash dividends declared per share for the periods indicated:

                                                           Cash
                                    Stock Price Range      Dividends
                                    -----------------      Paid Per
                                     High        Low       Share
                                    ------      -----      ---------
1994 First Quarter                   None        None        None
     Second Quarter                  None        None        None
     Third Quarter                   None        None        None
     Fourth Quarter                  None        None        None

1995 First Quarter                   None        None        None
     Second Quarter                  None        None        None
     Third Quarter                   None        None        None
     Fourth Quarter                  None        None        None

1996 First Quarter                   None        None        None
     Second Quarter                  None        None        None
     Third Quarter                   None        None        None

     On July 18, 1996, the last business day immediately preceding public announcement of the proposed Merger, there were no bid or ask prices for Vandalia Common Stock and no trades of which Vandalia is aware. On October 30, 1996, the pro forma equivalent price per share for Vandalia Common Stock, based on the price of Wesbanco Common Stock on that date, was $38.31.
As of October 30, 1996, Vandalia had approximately 290 shareholders of record of its common stock.

Vandalia Dividend Policy

     It has been the policy of Vandalia not to pay cash dividends on Vandalia Common Stock due to its need to meet regulatory capital requirements. The declaration and payment of future dividends will depend upon the earnings of Vandalia, its financial condition, and other factors, including applicable governmental regulations and policies. The principal source of Vandalia's income is from its banking operations. See "Index to Financial Statements - Vandalia".

     Dividends may be paid on Vandalia Common Stock at the discretion of Vandalia's Board of Directors out of any funds legally available therefor. Under the DCL, dividends may be paid out of unreserved and unrestricted earned surplus, and, additionally, in certain circumstances and with the affirmative vote of the holders of a majority of its outstanding shares, out of capital surplus, provided, however, that in no event may dividends be paid if Vandalia is at the time insolvent or would be insolvent after payment of such dividends. The amount and timing of any future dividends will depend upon the earnings of Vandalia, its financial condition and other relevant factors.
See "Government Regulation - Dividend Restrictions".

     The Agreement provides that Vandalia may not pay or declare dividends or other distributions on Vandalia Common Stock. See
"The Merger - Conditions and Covenants".

                  COMPARATIVE RIGHTS OF SHAREHOLDERS

Description of Wesbanco Capital Stock

     The authorized capital stock of Wesbanco consists of 25,000,000 shares of common stock of the par value of $2.0833 per share, and 1,000,000 shares of preferred stock without par value. The shares of Wesbanco Common Stock now outstanding are fully paid and nonassessable. As of October 30, 1996, there were approximately 4,019 holders of record of the common stock of Wesbanco. Of the 25,000,000 shares of authorized common stock, 10,243,747 shares were issued and outstanding as of October 30, 1996. For a description of Wesbanco dividend rights, see "Comparative Stock Prices and Dividends - Wesbanco Common Stock Dividend Policy".

     As of October 30, 1996, there were no shares of preferred stock outstanding. Shares of preferred stock may be issued in one or more classes or series with such preferences, voting rights, full or limited, but not to exceed one vote per share, conversion rights and other special rights as the Board of Directors may fix in the resolution providing for the issuance of the shares. The issuance of shares of preferred stock could affect the relative rights of the common stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the company, redemption rights, rights to convert their preferred stock into shares of common stock, and voting rights which would tend to dilute the voting control of the company by the holders of common stock.

     Subject to the above limitations, in the event of any liquidation, dissolution or winding up of Wesbanco, and subject to the application of state and federal laws, holders of Wesbanco
Common Stock are entitled to share ratably in the assets available for distribution to stockholders remaining after payment of the corporation's obligations.

     Each share of Wesbanco Common Stock is entitled to one vote, and to cumulate votes in the election of directors. No holder of shares of Wesbanco Common Stock has any preemptive right to subscribe for or purchase any other securities of Wesbanco, and there are no conversion rights or redemption or sinking fund provisions applicable to Wesbanco Common Stock. However, Wesbanco elects directors on a staggered basis by class with terms of three years. This provision of its Articles of Incorporation requires a super majority vote of its shareholders to change. See "Comparison of Rights of Wesbanco and Vandalia Shareholders".

Description of Vandalia Capital Stock

     The authorized capital stock of Vandalia consists of 1,000,000 shares of common stock, par value of $1.00 per share. The shares of Vandalia Common Stock now outstanding are fully paid and nonassessable. As of October 30, 1996, there were 290 shareholders of record of Vandalia Common Stock with 282,994 shares issued and outstanding. Additionally, there were 32,764 Warrants convertible into common stock at the exercise price of $16.00 per share, all of which are owned by directors and officers of Vandalia.

     Each share of common stock has the same relative rights and is identical in all respects with each other share of common stock. The common stock is not subject to call for redemption.

     The holders of common stock possess exclusive voting rights in Vandalia. Each holder of common stock is entitled to one vote for each share held, and a proportionate vote for any fractional share held, on all matters voted upon by stockholders. Stockholders are not permitted to cumulate their votes in the election of directors.

     The holders of the common stock are entitled to such dividends as may be declared from time to time by the Board of Directors of Vandalia out of funds legally available therefor. See "Comparative Stock Prices and Dividends - Vandalia Dividend Policy."

     Holders of the common stock have preemptive rights to acquire unissued or treasury shares of common stock or securities convertible into such shares or carrying a right to subscribe to or acquire such shares which are issued for cash by Vandalia in a public offering or private placement of such securities, subject to certain exceptions. Only stockholders of record on the date of commencement of such public offering or private placement are entitled to exercise such preemptive rights. Such stockholders of record are entitled to subscribe for and purchase such securities in the proportion in which their holdings of stock in Vandalia bear to the total issued and outstanding capital stock of Vandalia at the time of the commencement of the public offering or private placement. The issuance for cash of authorized but unissued shares of common stock is subject to preemptive rights, provided that preemptive rights do not apply to issuances of common stock to newly appointed or elected directors of NBWV who are purchasing sufficient shares of common stock to qualify as a director or to the issuance of common stock upon exercise of the Warrants granted to directors in connection with the organization of Vandalia or any stock option or stock purchase or bonus plans intended for the benefit of employees, or for the sale of any common stock representing 10% or less of the total issued and outstanding shares of common stock for cash, or in connection with the expansion of an existing or potential business relationship between Vandalia and the purchaser of the common stock.

     In the event of any liquidation, dissolution or winding up of Vandalia, the holders of the common stock would be entitled to receive, after payment of all debts and liabilities of Vandalia, all assets of Vandalia available for distribution, subject to the rights of the holder of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock. No shares of preferred stock are currently authorized by the Articles.

Comparison of Rights of Wesbanco and Vandalia Shareholders

     The rights of the Vandalia shareholders and the Wesbanco shareholders are governed by the respective Articles of Incorporation and Bylaws of each corporation and Delaware law, as to Vandalia, and West Virginia law, as to Wesbanco. In some respects, the rights of Vandalia shareholders and Wesbanco shareholders are similar. Holders of common stock of each corporation are entitled to one vote for each share of common stock and to receive prorata any assets distributed to shareholders upon liquidation. The affirmative vote of the holders of the majority of the outstanding common stock of either corporation is required to approve major corporate transactions including mergers and consolidations. Both corporations utilize a three year classification of terms of office for their respective Boards of Directors. The members of the Boards serve for a term of three years so that only one-third of the members is elected in any one year. However, Vandalia has taken steps to eliminate the three year term which would be phased in through 1999. The shareholders of both corporations have the right to dissent from certain corporate transactions and to elect dissenters' rights or appraisal rights. See "Proposed Merger - Appraisal Rights of Dissenting Shareholders".

     (i)  Differences in Rights:

     There are, however, a number of differences between the rights of Vandalia shareholders and Wesbanco shareholders. For example, Wesbanco's Bylaws require that shareholders who intend to nominate candidates for election to the Board of Directors must give written notice of such intent at least 30 days prior to the date of any shareholders meeting called for such purpose. Vandalia's Bylaws require 90 days prior written notice of shareholder nominations for directors.

     The Directors of both corporations are elected for staggered terms of three years, with no more than one-third of the Directors being elected in any one year. Wesbanco, however, permits cumulative voting in the election of Directors. Vandalia does not permit cumulative voting. Furthermore, Wesbanco's Articles of Incorporation contain certain "super majority provisions". These provisions provide that the affirmative vote of the holders of not less than 75% of the outstanding shares of the voting stock of the corporation will be required to amend or repeal the Articles of Incorporation provision dealing with the classification of the Directors into three separate classes, each to serve for staggered terms of three years. Vandalia's Articles of Incorporation require only a majority vote of the shareholders to elect the directors of the corporation and to amend the Articles of Incorporation.

     In addition, Wesbanco may issue preferred stock without approval of the stockholders which could affect the voting rights, funds available for dividends, redemption rights, conversion rights, or distribution of assets to the holders of the common stock of Wesbanco. Vandalia has no class of preferred stock.

     Shareholders of Vandalia have preemptive rights to acquire additional shares of Vandalia Common Stock in proportion to their holdings in the event Vandalia issues additional shares.
Wesbanco shareholders do not have preemptive rights.
Additionally, the Board of Directors of Wesbanco is authorized to issue additional shares of Wesbanco Common Stock and Preferred Stock with such preferences, rights and privileges as the Wesbanco Board shall determine.

     As a Delaware corporation, Vandalia is subject to Section
203 of the DCL.  Section 203 of the

DCL ("Section 203") restricts
certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holder of 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder").

     Section 203 prevents, for a period of three years following the date that a person becomes an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (a) mergers or consolidations, (b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

     The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the Board of Directors of the corporation prior to the date such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the Board of Directors and authorized at an annual or special meeting of shareholders by the holders of at least 66-2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (a) certain mergers or consolidations involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation, or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

     A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws by action of its shareholders to exempt itself from coverage, provided that such bylaw or charter amendment shall not become effective until 12 months after the date it is adopted. Vandalia has not adopted such a charter or bylaw amendment. Wesbanco is not subject to such a similar provision under West Virginia law.


     Vandalia's Articles contain a provision that limits the liability of its directors for breaches of their fiduciary duties as directors to the fullest extent permitted by the DCL. As a result, directors will not be liable, in certain circumstances, to Vandalia or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Such limitation does not, however, affect the liability of a director (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for improper payment of dividends or redemption of shares, or (iv) for any breach of the director's duty of loyalty to Vandalia or its stockholders.

     Vandalia's Articles and Bylaws contain provisions that any director, officer, employee or agent of Vandalia, or any person serving at Vandalia's request in such capacity with any other entity, will be indemnified to the fullest extent permitted by law for any judgments, fines or other amounts incurred by such person in connection with claims arising against such person by reason of the fact that such person is or was a director, officer, employee or agent of Vandalia, or was serving at Vandalia's request in such capacity with any other entity.

     Wesbanco's Bylaws require the corporation to indemnify each officer and director against all costs and expenses reasonably incurred by such individual in connection with any proceeding to which he may be made a party by reason of his position as a director or officer, except in relation to matters as to which he shall have been adjudged derelict in the performance of his duties. West Virginia law permits the corporation to indemnify a director or officer if the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and as to criminal matters, if he had no reasonable cause to believe his conduct was unlawful.

     (ii) Advantages of Wesbanco Anti-Takeover Provisions:

     The provisions constitute defensive measures which are designed in part, to discourage, and to insulate the corporation against, hostile takeover efforts, which the Wesbanco Board might determine are not in the best interests of Wesbanco and its shareholders. The provisions are designed as reasonable precautions to protect against, and to assure the opportunity to assess and evaluate such confrontations.

     (iii)     Disadvantages of Wesbanco Anti-Takeover Provisions:

     The classification of the Board makes it more difficult to change Directors since they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the Board. Furthermore, due to the smaller number of Directors to be elected at each annual meeting, holders of a minority of the voting stock may be in a less favorable position to elect Directors through the use of cumulative voting. The super majority provision makes it more difficult for shareholders to effect changes in the classification of Directors. The ability of the Board of Directors to issue additional shares of common and preferred stock also permits the Board to authorize issuances of stock which may be dilutive and, in the case of preferred stock, which may affect the substantive rights of shareholders without requiring an additional shareholder vote. Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in such a takeover attempt.

     The foregoing identification of certain specific differences between the rights of Wesbanco and Vandalia shareholders is not intended to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the West Virginia Corporations Act, the General Corporation Laws of the State of Delaware, and the articles and bylaws of Vandalia and Wesbanco referred to above.

                     PRO FORMA DATA
          Certain Information about the Unaudited
             Pro Forma Combined Financial Data
        Notes to Pro Forma Financial Information

     The following unaudited Pro Forma Consolidated
Balance Sheet as of September 30, 1996 and the Pro Forma Consolidated Statements of Income were prepared as if each transaction occurred on January 1 of the periods presented and are for informational purposes only. The pro forma information is based on the historical financial statements of WesBanco, and Vandalia. These pro forma statements may not be indicative of the results that actually would have occurred if the acquisition had been in effect on the dates indicated or which may be obtained in the future. Minor differences may result from rounding. The pro forma financial information should be read in conjunction with the other financial information presented herein, incorporated by reference and with the separate historical and supplemental financial statements, including the notes thereto, of each institution. Expenses relating to the acquisition of Vandalia are estimated within a range of $125,000 to $150,000.


     The Vandalia acquisition will be accounted for under
the purchase method of accounting. Under the terms of the transaction, Vandalia shareholders will have the option to elect cash in the amount of $34.34 per share, or to elect
WesBanco common stock at an exchange ratio of 1.2718 shares
for each share of Vandalia common stock. In addition approximately 32,764 outstanding warrants will be
purchased for approximately $601,000 in cash.   The total
transaction value approximates $10,319,000. To complete the acquisition, WesBanco anticipates issuing up to 359,912 shares of common stock from treasury, with approximately 200,000 of these shares being acquired in the the market place. The total number of shares to be purchased is dependent upon the number of Vandalia shareholders will receive stock in exchange verses those who elect cash. The acquisition of these shares, which will be acquired over a time period from approximately October 1, 1996 through January 31, 1997 was approved by the WesBanco Board of Directors at the August 15, 1996 meeting. The following pro forma financial information assumes all Vandalia stockholders will elect to receive WesBanco shares.


                                       WESBANCO, INC.
                                PRO FORMA COMBINED BALANCE SHEET
                                     September 30, 1996
                         [In thousands, except for book value per share]
                                       [Unaudited]

                                                                       Note 1          WesBanco Inc.
                                             Vandalia              Adjustments          Proforma
                          WesBanco, Inc.   National Corp.        Dr           Cr        Combined
                          -----------------------------------------------------------------------
    ASSETS
                                                                          A $5,745
Cash and due from banks   $60,570              $1,534          K  $3,949  B    601       $59,707
Due from banks -
  interest bearing            297                 818                                      1,115
Federal funds sold         29,500                                                         29,500
Securities available                                           G     21   D    214
   for sale               249,828               7,492                     K  3,949       253,178
Securities held to
   maturity               249,270                 850                                    250,120
Investment in subsidiary        0                              B 10,319   C 10,319             0
Loans held for sale         1,234                                                          1,234
Loans                     963,315              45,464          H     22   E    133     1,008,668
 Less: valuation reserve  (14,597)               (759)                                   (15,356)
                        -------------------------------------------------------------------------
    Net loans             949,952              44,705                22        133       993,312
Bank premises and
   equipment               29,745               1,181                                     30,926
                                                              C  5,944
                                                              E    133
Goodwill and                                                  D    214    J    304
 other intangibles           593                              F     82    P    106         6,556
                                                                          Q     18
Other assets              31,014                  834         P    139    L    120        31,849
                       -------------------------------------------------------------------------
     TOTAL ASSETS     $1,600,769              $57,414          $20,823     $21,509    $1,637,497
                       =========================================================================
     LIABILITIES
Deposits:
Non interest bearing    $144,918               $6,424                                   $151,342
Interest bearing       1,126,594               45,750         I    $15    F    $82     1,172,411
                      ---------------------------------------------------------------------------
     Total deposits    1,271,512               52,174               15          82     1,323,753

Liabilities for
   borrowed money        102,427                 $550                                    102,977
                                                              Q      6
Other liabilities         12,404                  315         M     48    P     33        12,698
                      ---------------------------------------------------------------------------
TOTAL LIABILITIES      1,386,343               53,039               69         115     1,439,428

SHAREHOLDERS' EQUITY
Preferred stock                0                    0                                          0
Common stock              21,608                  283         C    283                    21,608
                                                              B     31
Capital surplus           31,207                4,143         C  4,143                    31,176
                                                              N    330
Retained Earnings        166,682                  116         C    116                   166,352
Treasury stock            (4,004)                             A  5,745    B  9,749             0
   Net unrealized
   losses on available-
   for-sale securities    (1,067)                (167)                    C    167        (1,067)
                      ----------------------------------------------------------------------------
TOTAL SHAREHOLDERS'
    EQUITY               214,426                4,375           10,648       9,916       218,069
                       ---------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY  $1,600,769              $57,414          $10,717     $10,031    $1,657,497
                      ============================================================================

Book value per share      $20.97                                                          $21.03
                       ==========                                                      ===========




                         See notes to Proforma Combined Financial Information

                                     WESBANCO INC.
                          PRO FORMA COMBINED STATEMENT OF INCOME
                         For the Nine Months Ended September 30, 1996
                 (In Thousands, except for share and per share amounts)
                                     (Unaudited)


                                                                   Note 1         WesBanco Inc.
                                               Vandalia         Adjustments        Proforma
                          WesBanco, Inc.     National Corp.      Dr       Cr        Combined
                           ----------------------------------------------------------------
INTEREST INCOME
  Interest and fees
         on loans            $60,046       $3,270                        H  $22     $63,338
  Interest on investment
     securities               22,305          433               L  120   G   21      22,639
Interest on federal
   funds sold                  1,293            0                                     1,293
                       -----------------------------------------------------------------------
Total interest income         83,644        3,703                  120       43      87,270

INTEREST EXPENSE
  Interest on deposits        33,010        1,736                        I   15      34,731
  Interest on other
    borrowings                 2,713           53                                     2,766
                       -----------------------------------------------------------------------
Total interest expense        35,723        1,789                    0       15      37,497
                       -----------------------------------------------------------------------

NET INTEREST INCOME           47,921        1,914                  120       58      49,773
  Provision for possible
     loan losses               2,848          345                                     3,193
                       -----------------------------------------------------------------------
NET INTEREST INCOME
AFTER PROVISION FOR
POSSIBLE LOAN LOSSES          45,073        1,569                  120       58      46,582

OTHER INCOME
  Trust fees                   4,039            0                                     4,039
  Service charges and
     other income              4,713          291                                     5,004
  Net securities
     transaction gains           (51)          (3)                                      (54)
                       -----------------------------------------------------------------------
    Total other income         8,701          288                    0         0      8,989


OTHER EXPENSE
  Salaries, wages, and
     fringe benefits          17,406          789                                    18,195
  Premises and
     equipment - net           4,354          273                                     4,627
  Goodwill amortization            6            0             J    304                  310
  Other operating              9,680          511                                    10,191
                       -----------------------------------------------------------------------
    Total other expense       31,446        1,573                  304         0     33,323
                       -----------------------------------------------------------------------

  Income before income
        taxes                 22,328          284                  424        58     22,246

  Income tax provision
       (benefit)               6,255           71             Q     12  M     48      6,290
                       -----------------------------------------------------------------------

     Net Income              $16,073         $213                 $436      $106    $15,956
                       =======================================================================

Earnings Per Share             $1.58                                                  $1.54
Average Shares
   Outstanding            10,186,456                                             10,346,368


                         See Notes to Proforma Combined Financial Information

                                       WESBANCO INC.
                           PRO FORMA COMBINED STATEMENT OF INCOME
                           For the Year Ended December 31, 1995
                  (In Thousands, except for share and per share amounts)
                                      (Unaudited)


                                           Vandalia      Note 1       Wesbanco
                                           National    Adjustments    Proforma
                           WesBanco, Inc.    Corp.     Dr       Cr    Combined
                          -----------------------------------------------------
INTEREST INCOME
  Interest and fees
      on loans                $74,452       $4,074   H $45             $78,481
  Interest on invest-
     ment securities           31,138          818   L 161   G $37      31,832
  Interest on federal
     funds sold                 2,492            0                       2,492
                          ------------------------------------------------------
     Total interest income    108,082        4,892     206      37     112,805


INTEREST EXPENSE
  Interest on deposits         43,403        2,310           I  58      45,655
  Interest on other
     borrowings                 3,167           77                       3,244
                          ------------------------------------------------------
    Total interest expense     46,570        2,387       0      58      48,899
                          ------------------------------------------------------

    NET INTEREST INCOME        61,512        2,505     206      95      63,906

  Provision for possible
      loan losses               2,788          123                       2,911
                          ------------------------------------------------------

   NET INTEREST INCOME AFTER
    PROVISION FOR POSSIBLE
     LOAN LOSSES               58,724        2,382     206      95      60,995


OTHER INCOME
  Trust fees                    4,716            0                       4,716
  Service charges and
     other income               6,213          307                       6,520
  Net securities
     transaction gains            437          (28)                        409
                          ------------------------------------------------------
    Total other income         11,366          279       0       0      11,645


OTHER EXPENSE
  Salaries, wages, and
     fringe benefits           23,217        1,072                      24,289
  Premises and equipment-net    5,133          408                       5,541
  Goodwill amortization             0            0   J 426                 426
  Other operating              13,780          682                      14,462
                          ------------------------------------------------------
    Total other expense        42,130        2,162     426       0      44,718
                          ------------------------------------------------------
Income before income taxes     27,960          499     632      95      27,922
Provision for income taxes      7,656          155   Q  16   M  65       7,762
                          ------------------------------------------------------

     Net Income               $20,304         $344    $648    $160     $20,160
                          ======================================================
Earnings Per Share              $1.98                                    $1.94
Preferred Stock Dividends
 and Discount Accretion           164                                      164
Average Shares Outstanding 10,160,328                               10,520,240



                  See Notes to Proforma Combined Financial Information

                            WESBANCO, INC.
                     NOTES TO PRO FORMA COMBINED
                         Financial Information
                            (Unaudited)

NOTE 1


     The following represents the estimated pro forma and purchase accounting adjustments related to the acquisition of the net assets of Vandalia National Corporation. Under the purchase method of accounting, the acquiring company records the net assets received at their fair value at the time of the business combination. Excess of the cost over the fair value of the net assets acquired is allocated to goodwill and amortized over a period of fifteen years. These statements and purchase accounting adjustments are primarily estimates and are not intended to reflect the final valuations at the effective date of the acquisition.

(A) To record the purchase of treasury stock for use in the acquisition of Vandalia National Corporation.

(B) To record investment in Vandalia National Corporation through the issuance of treasury stock valued at $9,718,000 and cash of $601,000 to acquire 32,764 warrants outstanding.

(C) Reflects the entries to eliminate the shareholders equity on Vandalia National Corporation's books and reflects the excess over purchase price of assets acquired of Vandalia (goodwill), before the effects of the purchase accounting adjustments.

(D) Reflects the estimated market valuation adjustment of Vandalia's securities held to maturity.

(E) Reflects the estimated market valuation adjustment of Vandalia's loan portfolio.

(F) Reflects the estimated market valuation adjustment of Vandalia's interest bearing deposits.

(G) Reflects the current period accretion of Vandalia's market value adjustments of U.S. and agency securities over the estimated remaining life using the straight line method.

(H) Reflects the current period accretion for the six months ended September 30, 1996 and amortization for the year ended December 31, 1995, of Vandalia's estimated market value adjustments of loans over the estimated remaining life using the straight line method.

(I) Reflects the current period amortization of Vandalia's estimated market value adjustments of deposits over the estimated remaining life using the straight line method.

(J)  Reflects the amortization of  Vandalia goodwill over a period of 15 years.

(K) Reflects the sale of available for sale securities to maintain a level of cash in WesBanco to complete the transaction. No gain or loss was recognized on the sale of available for sale securities.

(L) Reflects the reduction in interest income due to the sale of securities using a 4.04% average yield, the average yield of the portfolio.

(M) Reflects Federal & State tax adjustment for the reduction in interest income (L) at a 40% rate.

(N) Reflects the change in net income caused by the proforma and purchase accounting adjustments.

                              WESBANCO, INC.
                        NOTES TO PRO FORMA COMBINED
                       Financial Information (continued)
                                (Unaudited)


(P) Reflects the net deferred tax adjustments at a tax rate of 40% (combined Federal & State tax rate)for the purchase adjustments.

(Q) Reflects the net amortization of the deferred tax adjustments at a tax rate of 40% for the purchase accounting adjustments.





NOTE 2

Under the purchase method of accounting, Vandalia's assets and liabilities will be adjusted to their fair value. The estimated fair value adjustments included in the proforma financial statements have been determined by WesBanco based upon information available. WesBanco cannot be sure that such estimated fair values represent the fair values that will ultimately result when the proposed transaction is consummated. The actual valuation will depend upon the composition of the assets and liabilities, the weighted average remaining life, the weighted average interest rate and the general level of interest rates in the market at the time of purchase. The following is a summary of the consideration received by Vandalia shareholders from WesBanco and the pro forma adjustments made with respect to estimated fair values. Vandalia stockholders have the option to elect cash, stock, or a combination of the same. This summary makes the assumption that the stockholders of Vandalia would elect all stock. (Dollars in thousands).




SUMMARY OF CONSIDERATION:
      100% of Vandalia's  common stock  outstanding                 282,994
      Exchange ratio                                                 1.2718
                                                                    --------
      WesBanco common shares to be exchanged                        359,912
      Value of Wesbanco stock                                        $27.00
                                                                    --------
      Consideration                                                 $ 9,718
      Cash given for outstanding warrants                               601
                                                                    --------
 TOTAL CONSIDERATION                                                $10,319
                                                                    ========

                 INFORMATION WITH RESPECT TO WESBANCO

History

     Wesbanco is a multi-bank holding company chartered under the laws of the State of West Virginia. As of September 1, 1996, Wesbanco had six banking affiliates located in Wheeling, Parkersburg, Charleston, Fairmont and Kingwood in West Virginia and
Barnesville, Ohio. On a consolidated historical basis, as of September 30, 1996, Wesbanco had total assets of $1,600,769,000, net loans of $950,000,000, deposits of $1,271,512,000 and shareholders equity of $214,426,000. As of October 30, 1996, Wesbanco had approximately 4019 shareholders, and 10,243,747 shares of common stock outstanding. Wesbanco has no preferred stock issued and outstanding.

     Wesbanco had been inactive since its incorporation in 1968, but was activated on December 31, 1976, and exchanged its common stock on a share for share basis with the former holders of common stock of Wheeling Dollar Savings & Trust Co. During 1984, Wesbanco acquired three financial institutions with combined assets approximating $57,000,000 as of December 31, 1984. During 1985, Wesbanco acquired one financial institution with assets as of December 31, 1985, of approximately $41,000,000 and merged Wheeling Dollar Savings & Trust Co. with the Citizens National Bank of Follansbee, which was one of the banks acquired in 1984. The name of the resulting institution was changed to Wheeling Dollar Bank. During 1987, Wesbanco acquired four financial institutions with combined assets of approximately $215,567,000. During 1988, Wesbanco acquired one financial institution with assets as of the date of acquisition of approximately $68,280,000. During 1991 Wesbanco acquired one financial institution with assets as of the date of acquisition of
approximately $95,510,000.   During 1992, Wesbanco acquired two
financial institutions, one with assets of approximately $144,849,000 in assets, and one of approximately $18,127,000 in assets, as of the dates of acquisition. During 1994, Wesbanco acquired four banks, all affiliates of First Fidelity Bancorp, Inc. with approximate total assets of $309,911,000. On August 30, 1996, Wesbanco acquired the Bank of Weirton with approximate total assets of $178,789,000. See, "Recent Acquisitions" and "Pro Forma Data." Effective July 1, 1991, Wesbanco changed the name of its affiliate banks to Wesbanco Bank plus the name of the location of the Bank. Banks which have been acquired subsequent to that date have likewise changed their names.

     Wesbanco is a decentralized banking operation, with affiliates acting autonomously in day to day decisions. The principal role of the holding company is to provide management, leadership and access to specialized staff resources in areas such as: asset/liability management, regulations, lending policies, data processing, accounting, investment and budgeting.

     Dividends received from affiliates are Wesbanco's major source of income. Dividend payments by the banking affiliates depend primarily on their earnings and are limited by various regulatory restrictions. On September 30, 1996, the affiliates, without prior approval from the regulators, could have distributed dividends of approximately $4,213,000. Wesbanco has not issued debt securities as a source of funding for the assets of the affiliate banks.


     Wesbanco has reported to its stockholders that it may engage in other activities of a financial nature authorized by the Board of Governors of the Federal Reserve System either directly through a subsidiary or through acquisition of established companies, though no specific proposals are underway. As of September 30, 1996, neither the parent corporation nor any of the subsidiaries were engaged in any operation in foreign countries and have had no material transactions with customers in foreign countries.

Recent Acquisitions

     Wesbanco entered into an Agreement and Plan of Reorganization dated May 30, 1996 (the "Reorganization
Agreement") with Universal Mortgage Company ("Universal") pursuant to which a wholly-owned subsidiary of Wesbanco (Wesbanco
Mortgage Company) acquired the assets, goodwill and business of Universal in exchange for Wesbanco Common Stock and assumed certain liabilities of Universal. A total of 30,089 shares of Wesbanco Common Stock were issued at closing which occurred on August 20, 1996. The number of shares issued to Universal was determined by dividing the closing price of Wesbanco Common Stock
(average for last ten business days prior to closing, or $26.5875 per share) into $800,000. The Reorganization Agreement also provided for the issuance of additional shares based on the net book value of Universal in excess of $250,000. The calculation of the net book value in excess of $250,000 was made based on audited financial statements which were delivered within 45 days of closing. As a result of the audited financial statements 2,374 additional shares were issued.

     Ernest F. Fragale, the Chief Executive Officer and sole shareholder of Universal, as a part of the transaction, entered into an Employment Agreement with Wesbanco and its mortgage company subsidiary. The Reorganization Agreement provided customary representations and warranties regarding the operations of Universal and the accuracy and completeness of those representations were a condition to the closing by Wesbanco. In addition to other customary conditions to the closing, and a further review of the business of Universal by Wesbanco, the transaction was conditioned upon approval by the Federal Reserve Board. Application for such approval was filed on June 18, 1996, and the approval of the Federal Reserve Board was issued on July 18, 1996.

     Universal was a home loan mortgage lender with business operations in Bridgeport, South Charleston, Huntington and Elkins, West Virginia. Universal specialized in single-family mortgage loans and offered Veterans Administration and Federal Housing Administration home loans, as well as home buyer loans facilitated through the West Virginia Housing Development Fund which provides assistance for low to moderate income families.

     For the calendar years ended December 31, 1995 and 1994, Universal reported income (before income taxes) of $10,784 and $71,067, respectively. Revenues for Universal (arising principally from interest and fee income on loans originated by Universal) amounted to $895,960 for 1995 and $1,183,460 for 1994, respectively. The year-end audited financial statements of Universal at December 31, 1995, reflected a net book value for Universal of approximately $296,686.

     In addition, under the terms of the Reorganization Agreement, Mr. Fragale was elected as a director of Wesbanco. Mr. Fragale is age 49 and has served as the President and chief executive officer of Universal Mortgage Company since August, 1992. Mr. Fragale was formerly an executive officer with
Reliable Mortgage Company. Mr. Fragale owns 32,463 shares of Wesbanco Common Stock.

     The Pro Forma Data included above in this Proxy Statement/Prospectus does not reflect financial information for the transaction with Universal as the operations and financial information for Universal were immaterial to that presentation. The acquisition of Universal's assets by Wesbanco was accounted for as a purchase.

     On August 30, 1996, Wesbanco completed the acquisition of Bank of Weirton by means of a statutory merger with and into Wesbanco Bank Wheeling. Bank of Weirton had total assets of approximately $178,789,000, total equity of approximately $37,586,000 and net income of $1,032,000 as of June 30, 1996.

     Bank of Weirton was a state banking corporation with its principal office located at 333 Penco Road, Weirton, West Virginia. The bank also operated a branch facility in downtown Weirton at 3425 Main Street. Both locations are full service banking operations with drive-in facilities and are continuing to be operated by Wesbanco subsequent to the merger.

     Under the terms of the merger, Wesbanco issued 1,690,000 shares of Wesbanco Common Stock in exchange for the 13,000 shares of Weirton Common Stock outstanding at the time of the transaction. In addition, Wesbanco elected to the Board of Directors of Wesbanco R. Peterson Chalfant and George M. Molnar.
R. Peterson Chalfant, a former director of the Bank of Weirton who is age 55, is a lawyer and partner in the law firm of Chalfant, Henderson & Dondzila located in Steubenville, Ohio. R. Peterson Chalfant is the owner of 4,550 shares of Wesbanco Common Stock individually. In addition, Mr. Chalfant's father, Clyde Chalfant is the owner of 91,000 shares and his mother, Mary Peterson Chalfant, is the owner of 135,200 shares of Wesbanco Common Stock. George M. Molnar was the President and CEO of Bank of Weirton and has served in that capacity for a number of years. Mr. Molnar is age 70 and will continue as the President of the Weirton office of Wesbanco Bank Wheeling. Mr. Molnar owns 52,000 shares of Wesbanco Common Stock and Mr. Molnar's wife, Margaret
A. Molnar, owns an additional 13,000 shares.

Future Acquisitions

     Wesbanco continues to foster discussion with respect to additional acquisitions of banks, thrifts and thrift and bank holding companies. The tentative nature of such discussions, however, makes it impossible to predict the number or size of any future acquisitions.


Operations

     Wesbanco, through its subsidiaries, conducts a general banking, commercial and trust business. Its full service banks offer, among other things, retail banking services, such as demand, savings and time deposits; commercial, mortgage and consumer installment loans; credit card services through VISA and MasterCard; personal and corporate trust services; discount brokerage services; and travel services. Most affiliates are participating in or will be participating in local partnerships which operate banking machines in those local regions under the name of MAC. The banking machines are linked to CIRRUS, a nationwide banking network.

     The principal operations of Wesbanco are conducted at the main offices of Wesbanco and Wesbanco Bank Wheeling located at Bank Plaza, Wheeling, West Virginia. This facility was constructed in 1976, and consists of a modern eight story glass enclosed commercial building with a main lobby for banking operations and an integral four-lane drive-in facility with additional space for customer parking. The structure provides office space for Wesbanco and Wesbanco Bank Wheeling.

     Wesbanco Bank Wheeling (formerly Wheeling Dollar Bank), a state banking corporation is the largest banking subsidiary of Wesbanco and represents approximately 50.4% of the consolidated assets and 49.5% of the consolidated net income as of September 30, 1996. It is a full service bank offering a wide range of services to consumers, businesses and government bodies, including but not limited to, checking and savings accounts, certificates of deposit, consumer loans, mortgage loans, commercial loans, personal and corporate trusts, data processing and other banking services. The bank has approximately 396 full-time equivalent employees. The bank's Trust Department is one of the largest in the State of West Virginia and offers a wide range of services as Executor, Trustee, Guardian and Agent. It serves as Transfer Agent and Registrar for corporations and performs fiduciary services for municipalities. Total market value of assets under management in the Trust Department was approximately $1.4 billion as of September 30, 1996. The Bank also operates fourteen branch offices, five of which are located in Wheeling, two of which are located in Follansbee, two in New Martinsville, one in Pine Grove, one in Sistersville, one in Wellsburg and two in Weirton, West Virginia. All branch offices of the bank also operate drive-in facilities.

     Wesbanco Bank South Hills (formerly South Hills Bank) is a state banking corporation located in Charleston, West Virginia.
The bank also provides general banking services similar to the services provided by Wesbanco Bank Wheeling. The bank operates a drive-in facility which is located at its main banking facility and a full service facility with drive-in lanes in Sissonville.
As of September 30, 1996, the bank had total assets of approximately $97,100,000, deposits of approximately $82,902,000 and 40 full time equivalent employees.

     Wesbanco Bank Parkersburg (formerly Mountain State Bank) is also a state banking corporation located in Parkersburg, West Virginia. The bank also provides general banking and trust services similar to the services provided by Wesbanco Bank Wheeling. The bank also operates a drive-in facility which is located at its main banking facility and two full service branches which are located at Mineral Wells and Elizabeth, West Virginia. As of September 30, 1996, the bank had approximately $117,252,000 in assets, $99,524,000 in deposits, and 70 full time equivalent employees.

     Wesbanco Bank Kingwood is a West Virginia banking corporation located in Kingwood, West Virginia. The bank also provides general banking and trust services similar to the services provided by Wesbanco Bank Wheeling. The bank operates two full service branch offices at Masontown and Bruceton Mills, West Virginia. As of September 30, 1996, the bank had approximately $109,745,000 in assets and, $89,795,000 in deposits, and 51 full time employees.

     Wesbanco Bank Barnesville is an Ohio banking corporation located in Barnesville, Ohio, the bank also provides general banking and trust services similar to the services provided by Wesbanco Bank Wheeling. The bank operates out of its principal office located at 101 E. Main

Street, Barnesville, Ohio, and also
operates branch facilities in Beallsville, Bethesda and Woodsfield, Ohio. As of September 30, 1996, the bank had approximately $145,730,000 in assets and $124,482,000 in deposits, and 62 full time employees.

     Wesbanco Bank Fairmont is a West Virginia banking corporation located in Fairmont, West Virginia. The bank also provides general banking and trust services. The bank operates out of its principal office located at 301 Adams Street, Fairmont, West Virginia, and also operates eleven branch offices in Monongalia, Marion and Harrison Counties, in West Virginia.
As of September 30, 1996, the bank had approximately $328,264,000 in assets and $261,560,000 in deposits and 235 full-time employees.

Competition

     The 1980's was a period of significant legislative change in West Virginia for banks and bank holding companies. Prior to 1982, West Virginia was a unit banking State and prohibited multi-bank holding companies and branch banking. As a result of legislation enacted in 1982, banks were permitted to establish a limited number of branches by purchase, merger or consolidation with another banking institution and to establish an additional branch by the construction, lease or acquisition of branch facilities in the unbanked areas within the county of its principal office. In 1984, legislation further eased these restriction by removing the "unbanked area" limitation on county wide branching effective June 7, 1984, and by providing for the phased implementation of branch banking throughout the State beginning in 1987, with unlimited branch banking after 1991.

     As a result of legislation adopted in the 1986 session of the Legislature, West Virginia further eased or eliminated restrictions on branch banking and joined the growing number of states that permit interstate acquisitions of banks and bank holding companies on a reciprocal basis. Specifically, the legislation permits West Virginia bank holding companies to acquire banks and bank holding companies in other states and out-of-state bank holding companies to acquire West Virginia banks or bank holding companies on a reciprocal basis; however, the entry by out-of-state bank holding companies is permitted only by the acquisition of an existing institution which has operated in West Virginia for two years prior to acquisition. Similar provisions were enacted to allow reciprocal interstate acquisitions by thrift institutions such as savings and loan holding companies, savings and loan associations, savings banks, and building and loan associations.

     The legislation also accelerated the effective date of state-wide unlimited branch banking from 1991 to January 1, 1987.
Under the legislation, interstate banking activities were delayed until January 1, 1988, in order to permit West Virginia institutions one year to branch and make other acquisitions state-wide before the advent of interstate banking. The legislation does not permit the chartering and formation of de novo banks in West Virginia by out-of-state bank holding companies nor does it permit West Virginia banks to establish branch banks across state lines (either de novo or by formation or merger).

     The BHC Act was amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995. The Interstate Banking Act repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Wesbanco and any other bank holding company located in West
Virginia or another state may now acquire a bank located in any other state, and any bank holding company located outside West Virginia may lawfully acquire any West Virginia-based bank, regardless of state law to the contrary subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether.

     West Virginia adopted comprehensive legislation on this issue in 1996 with Senate Bill 280, signed by the Governor on April 1, 1996, and went into effect ninety (90) days from passage. The Bill conforms the interstate provisions of state law with the mandatory requirements of the Interstate Banking Act. Senate Bill 280 provides the full range of additional interstate branching opportunities permitted by the Interstate Banking Act, including de novo branching and interstate branch acquisitions. The interstate branching sections of the Bill were effective May 31, 1996. In addition, Senate Bill 280 revises elements of the law addressing the maximum level of insured deposits which any affiliated group may control within West Virginia. The new language defines the deposits included in the calculation and precludes an acquisition transaction which would result in the control of 25% or greater of such deposits.

     Each bank faces strong competition for local business in its respective market areas. Competition exists in efforts to obtain new deposits, in the scope and types of services offered, and the interest rates paid on time deposit and charged on loans, and in other aspects of banking. Banks encounter substantial competition not only from other commercial banks but also from other financial institutions. Savings banks, savings and loan associations, and credit unions actively compete for deposits. Such institutions, as well as consumer finance companies, brokerage firms, insurance companies and other enterprises, are important competitors for various types of business. In addition, personal and corporate trust services and investment counseling services are offered by insurance companies, investment counseling firms and other business firms and individuals.

Principal Shareholders

     To the best of management's knowledge, the Trust Department of Wesbanco Bank Wheeling, Bank Plaza, Wheeling, West Virginia, 26003, is the only holder or beneficial owner of more than 5% of the common stock of the Corporation. As of October 30, 1996, 923,815 shares of the common stock of the Corporation, representing 9.01% of the shares outstanding, were held in various capacities in the Trust Department. Of these shares, the Bank does not have voting control of 203,588 shares, representing 1.98% of the shares outstanding, has partial voting control of 31,147 shares, representing 0.30% of the shares outstanding, and sole voting control of 689,079 shares, representing 6.72% of the shares outstanding. In accordance with its general practice, shares of the common stock of the Corporation over which the Bank has sole voting control will be voted in accordance with the recommendations of management. Shares over which the Bank has partial voting control will be similarly voted if the Bank has the concurrence of the co-fiduciary or co-fiduciaries.

     The following table lists each stockholder known to Wesbanco to be the beneficial owner of more than 5% of Wesbanco's common stock as of August 30, 1996, as more fully described above:

          Name &
          Address of               Amount and Nature
Title     Beneficial                  of Beneficial        Percent
Class     Owner                         Ownership          of Class
------    --------------------     -------------------     ---------
Common    Wesbanco Bank
          Wheeling Trust Dept.
          Bank Plaza
          Wheeling, WV 26003             923,815*             9.01%

*Nature of beneficial ownership more fully described in text immediately preceding table.

     Holders of Wesbanco Common Stock will not experience a change in the number of Wesbanco shares held by them as a result of the Merger; however, their percentage ownership will decrease. Based on stock ownership as of October 30, 1996, and assuming a total of 10,603,933 shares of Wesbanco Common Stock outstanding immediately after the Merger, the Trust Department of Wesbanco Bank Wheeling would own 8.71%, with sole voting and investment power over 6.49%, and 0.29% with shared power. Directors and Officers, as a group, would beneficially hold 7.12% or more of the outstanding common stock of Wesbanco. For stock ownership of Wesbanco Directors and Officers see the Wesbanco Proxy Statement for the Annual Meeting of Shareholders for April 17, 1996, incorporated herein by reference and delivered herewith. See "Incorporation of Certain Documents by Reference."



Wesbanco KSOP

     The Wesbanco Employee Stock Ownership and 401(k) Plan (the "Plan") is a qualified non-contributory employee stock ownership plan with a deferred savings plan feature under Section 401(k) of the Internal Revenue Code. The employee stock ownership feature of the Plan (the "ESOP") was adopted by the Corporation on December 31, 1986, and subsequently amended and restated effective January 1, 1996, to add 401(k) pre-tax savings features (the "KSOP"). All employees of Wesbanco, together with all employees of the subsidiary companies which adopt the Plan, are eligible to participate in the Plan upon completion of a year of service and attaining age 21. All affiliate banks are participants in the Plan, except for the two recent acquisitions, which will be enrolled in the coming year. The Plan is administered by a Committee appointed by the Board of Directors of the Corporation.

     No contributions are made to the ESOP portion of the Plan by the employees. All contributions are made by the Corporation, and the amount thereof is determined annually by the Board of Directors of the Corporation. The Trustee of the ESOP Trust is authorized to borrow funds upon terms and conditions not inconsistent with Section 4975 of the Internal Revenue Code and the regulations thereunder, for the purpose of purchasing stock of the Corporation, from the Corporation or any shareholder. In the event that such a loan is obtained, the employer contributions must be made in an amount sufficient to amortize the loan. Otherwise, employer contributions may be paid in the form of cash or shares.

     At the present time, the ESOP Trust holds 105,936 shares of Wesbanco Common Stock. The ESOP Trustee has currently outstanding $777,405 borrowed from an affiliated financial institution. The loan originated in 1995 and is structured as a revolving line of credit, and the unpaid balance is amortized over a five-year period at an interest rate equal to the lender's base rate. Wesbanco is required to make annual payments to principal equal to 20% of the January 1st balance each year. Any balance due at maturity will be paid in full or refinanced. The ESOP Trustee pledged the shares of employer securities purchased with the proceeds of the loan as security for the loan. Wesbanco guaranteed the loan issuing a contribution commitment letter. As such securities are allocated to the accounts of participating employees, and the loan balance paid down, they will be released by the secured party.

     Employer securities purchased with the proceeds of the loan are placed in a suspense account and released, prorata, from such suspense account under a formula which considers the amount of principal and interest paid for a given period over the amount of principal and interest anticipated to be paid for that period and all future periods. Shares released from the suspense account, employer contributions, if any, and forfeitures are each allocated, prorata, subject to limits imposed by the Code, to the accounts of individual participants under a format which considers the amount of the participant's compensation over the aggregate compensation of all participants.

     Participants become vested in their accounts upon retirement, death or disability or upon completion of five years of service from and after December 31, 1986, or, with respect to affiliate banks, five years from the date of initial participation. Distributions upon retirement, death or disability are normally made in the form of substantially equal annual installments over a period of 10 years commencing as soon as practicable after such retirement, death or disability. Distributions upon other separation from service are normally made in the form of installments commencing upon the earlier of the date the former employee attains age 65, his or her death, or after a one year break in service. With the consent of the Committee, distributions may be made in the form of a lump sum. Participants may demand distributions in the form of whole shares of employer securities. If demand is not timely made, however, distributions may be made in cash.

     The assets of the ESOP Trust will be invested and accounted for primarily in shares of employer securities. However, from time to time, the ESOP Trustee may hold assets in other forms, either (i) as required for the proper administration of the ESOP or (ii) as directed by participants as set forth in Section 401(a)(28) of the Code.

     During the year 1995, Wesbanco contributed a total of $350,012 to the ESOP on behalf of its employees.

     The following table sets forth, with respect to those persons named in the Compensation Table, and for all executive officers as a group, the number of shares of the Corporation's common stock allocated to such individuals during 1995:

                                                       Value of
Name                               Shares Allocated    Allocated Shares
----------------                   ----------------    ----------------
Edward M. George                         181               $  5,074
Paul M. Limbert                          166               $  4,670
Dennis P. Yaeger                         166               $  4,669
Frank R. Kerekes                          96               $  2,707
Jerome B. Schmitt                        140               $  3,922

Officers of the                        1,615               $ 45,220
Corporation (17 persons)
as a group

     The KSOP feature of the Plan permits participants to make pre-tax elective contributions through payroll deductions in increments of 1% of compensation up to a maximum of 15% of compensation, subject to certain maximum dollar limitations imposed by the Internal Revenue Code (i.e. for 1996 the maximum amount is $9,500.00). The Corporation provides matching contributions on a quarterly basis subject to certain limitations. The Corporation's matching contribution is 50% of the first 2% of compensation electively deferred, and 25% of the next 2% of compensation electively deferred. No matching contributions are made by the Corporation for elective deferrals in excess of 4% of compensation.

     Employees are 100% vested in all pre-tax elective deferrals, or contributions, to the Plan and likewise are 100% vested in all matching employer contributions. KSOP contributions are invested by the employee selecting the percentage of contributions to be invested among seven (7) different investment funds.

     No contributions were made under the KSOP feature by the Corporation for calendar year 1995.

Changes in West Virginia Taxes

     West Virginia tax legislation, which was effective July 1, 1987, greatly changed the way banks and bank holding companies are taxed by the State. As of July 1, 1987, the gross receipts-based Business and Occupation ("B & O") Tax was repealed with regard to banking institutions and most other entities engaging in business in West Virginia. In place of the B & O Tax, the West Virginia Legislature broadened the Corporation Net Income Tax ("CNIT") and enacted a new Business Franchise Tax.

     The most significant state tax law change with respect to banks is that, for taxable periods after July 1, 1987, banks must pay CNIT. Banks and other financial institutions were exempt from the CNIT for taxable periods prior to July 1, 1987. The CNIT rate applied to West Virginia taxable income was increased to 9.75% beginning July 1, 1987 (reduced by 0.15% annually for five successive years until it reached 9% on July 1, 1992).

     Also effective July 1, 1987, was the Business Franchise Tax, imposed on the capital of partnerships and corporations which currently is at a rate of 0.75%. The Business Franchise Tax provides a mechanism for certain exclusions and credits, such as excluding from taxable capital certain obligations of the United States and the State of West Virginia and certain residential mortgage loans.

Directors and Executive Officers

     The information with respect to directors and executive officers of Wesbanco is set forth in the Wesbanco Annual Proxy Statement for the Annual Meeting of Shareholders held on April 17, 1996, and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference". Three additional directors of Wesbanco have been elected to the Board since the Annual Meeting. These directors include George M. Molnar, R. Peterson Chalfant and Ernest S. Fragale. See "Recent Acquisitions", above.

Executive Compensation

     The information with respect to executive compensation is set forth in the Wesbanco Annual Proxy Statement for the Annual
Meeting of Shareholders held on April 17, 1996, and is incorporated herein by reference. See "Incorporation of Certain
Documents by Reference."


Certain Relationships and Related Transactions

     The information with respect to certain relationships and related transactions is set forth in the Wesbanco Annual Proxy
Statement for the Annual Meeting of Shareholders held on April
17, 1996, and is incorporated herein by reference.  See
"Incorporation of Certain Documents by Reference".

                   INFORMATION WITH RESPECT TO
                            VANDALIA


History

     Vandalia was chartered in October 1989 in Delaware, as a bank holding company, and has one subsidiary, NBWV, which opened its doors in November 1990. NBWV provides credit and depository services to individuals and small to medium businesses throughout its primary service area of Morgantown, West Virginia, and its surrounding communities. NBWV places emphasis on anticipating and responding to the financial needs of its target client base through quality products and personal service.

     NBWV has offered a full range of traditional banking services from 1991 through the current date and has grown to a total of $57,000,000 in assets at September 30, 1996. The two original facilities with which it opened are still in service and a third facility consisting of a full service branch was opened in August 1994. The bank continues to gain market share, though its rate of growth is more restrained than in the earlier years. See "Selected Financial Information."

     Profitability was reached in the 17th month of operation, and the cumulative loss due to organization and operation was recouped before the end of the 5th year of operation.

Banking Services

     NBWV offers a full spectrum of traditional banking products and services to include checking and savings accounts, certificates of deposits, individual retirement accounts and holiday and vacation club accounts. In addition, the bank has linked with third party venders to provide discount brokerage services and products utilizing electronic media for product delivery. The ratio of non-interest bearing deposits to total deposits is in the range of 12% of the total, with market interest rates being offered to customers for time and savings deposits.

     The deposits of customers and the bank's capital are invested in a portfolio of U. S. Treasury securities and U. S. Government Agency securities in an amount sufficient to manage liquidity requirements, with all funds in excess of those requirements invested in loans. The bank's primary lending area is Monongalia County and surrounding areas. The bank offers consumer loans of all types for all traditional purposes, as well as loans for the construction or purchase of housing. Loans are available to small and mid-size businesses for all traditional business purposes such as inventory, plant and equipment, real estate acquisition, and the carrying of accounts receivable and administration of contracts.

     The bank emphasizes the flexibility of its customer service and speed of response to loan requests as its competitive edge, and targets its interest rates to the average of the market for similar products. As of September 30, 1996, the bank had total assets of $57,414,000, deposits of $52,174,000 and total loans of $44,705,000. As of September 30, 1996, Vandalia and NBWV had total employees of 39.

Competition

     NBWV is the fifth largest of six banks in the local market. In addition, there are two savings banks and a number of credit unions present in the market, as well as insurance company offices and brokerage offices which compete for the same deposit customers and borrowers. The market is considered a competitive one with a narrow margin for pricing variation. All of the larger institutions in the market are multi-city companies with resources much greater than NBWV has available. Consequently, competitive advantage must be gained through speed and responsiveness, and the flexibility of its products.

Economic Conditions

     The local economy of Monongalia County has become very much a service and professional market over the last several years. Mining installation and glass factories have closed over the last decade, and the primary development of employment gain in the economy has been in the areas of higher education, health care, state and federal government expansion, and the support business and service business that surround those types of economic development. The real estate market is quite active and resilient, and is generally indicative of the unemployment rate of 4-5% which is less than the national average and considerably under the average for the state of West Virginia. Local initiatives in making Morgantown a center for software generation, healthcare delivery, and a retirement community have begun to come to fruition, providing a vibrant economic growth in many segments of the economy.

Properties of Vandalia

     Neither Vandalia nor NBWV owns any real estate. NBWV leases the buildings it occupies for banking facilities, and has purchased leasehold improvements, fixtures and equipment with respect thereto.

     The main office of NBWV is located in a leased building at 344 High Street, Morgantown, West Virginia. This building is a three story masonry building totaling 12,000 square feet. The lease, dated January 8, 1990, currently in its first renewal period, provides for a monthly rental of $3,500 until March 2000. The lease further provides for two additional 5-year renewal periods beginning March 2000 at a monthly rental of $3,750 until March 2005, and $4,000 per month until March 2010. The lease also grants the Bank the right of first refusal to purchase the property, upon the same terms and conditions as any offer received by the lessor from a third party. See "Certain Relationships and Related Transactions" below.

     NBWV's drive-through facility is located in downtown
Morgantown, West Virginia, and involves two parcels of real estate. A lot at the corner of Spruce and Pleasant Streets is leased under an agreement dated March 30, 1990, currently in its first renewal period, requiring a monthly rental amount of $1,430 per month until March 2000. This lease allows for two additional
5-year renewal periods at the same monthly rental amount as adjusted by the "Revised Consumers Price Index-Cities (1967 =
100)" through March 2010. The lease grants NBWV an option to purchase the property for $120,000, increasing at a rate of 1% per year during the term of the lease. In the event
NBWV does not elect to renew the lease and does not exercise its right to purchase the property, it will be obligated to pay the lessors liquidated damages in an amount equal to one year's rent under the lease. The offices of the drive-through facility are housed in a building at 229 Spruce Street and are leased under an agreement, currently in its first renewal period, dated March 30, 1990, requiring a monthly rental payment of $566. This lease also allows for two additional 5-year renewal periods at the same monthly rent as adjusted by the same index through March 2010. The lease grants NBWV an option to purchase the property for $83,200 during the term thereof.
See "Certain Relationships and Related Transactions" below.

     In August 1994 NBWV opened a full service branch office at 3051 University Avenue, in the Suncrest area of Morgantown, West Virginia. NBWV constructed an approximately 3,600 square foot facility, which includes a drive-in facility, on leased land.
The lease, dated August 9, 1993, requires a monthly rental amount of $1,000 until June 1995, at which time the lease was renewed for four 4-year renewal periods, with the monthly rental amount to be adjusted every two years by the Consumer Price Index (revised CPI-W 1967 = 100) through June 2011. The rent has been adjusted to date to the amount of $1,055 per month. The lease grants NBWV the right of first refusal to purchase the land, upon the same terms and conditions as any offer accepted by the lessor from a third party. NBWV also has a non-exclusive right of first refusal to purchase the property that is contiguous to the branch facility, upon the same terms and conditions as any offer accepted by the lessor from a third party, through October 1998. NBWV can extend such right for a second 5-year period through the payment of a nominal fee.

Legal Proceedings

     Vandalia is involved in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, final disposition of these lawsuits will not have a material adverse effect on the financial condition or results of operations of Vandalia.

Principal Shareholders

     The following table shows the number and percentage of shares of Vandalia Common Stock beneficially owned as of August 30, 1996, by each person known by Vandalia to own beneficially more than 5% of the outstanding shares of Vandalia Common Stock:


                                                             Pro Forma
                                                             Percent of
Name and Address of    Number of Beneficially   Percent      Wesbanco
Beneficial Owner       Owned Shares             of Class     Common Stock
--------------------   -----------------------  --------     -------------
James H. Harless (1)     137,500(1)             48.59%(1)       1.71%
State Route 10
Drawer D
Gilbert, WV 25621



(1) Represents percentage of 282,994 shares issued and outstanding as of August 30, 1996. It does not include the 5,625 warrants owned by Mr. Harless and exercisable for Vandalia Common Stock.

Directors and Executive Officers of Vandalia

     The following table sets forth the name and age of each person who is currently a Director or Executive Officer of Vandalia and the year during which such person's term on the Board of Directors of Vandalia expires. Also set forth below is certain information as of August 30, 1996, with respect to Vandalia Common Stock beneficially owned by each Director and Executive Officer and by Directors and Executive Officers of Vandalia as a group. Except as indicated in the notes following the table below, the beneficial owners have sole voting and investment power with respect to the shares listed.

[CAPTION]

                                           Shares of                  Pro Forma
                                           Common                     Percent of
                      Age on     Term as   Stock                      Wesbanco
                      June 30,   Director  Beneficially   Percent of  Common
Name                  1996       Expires   Owned          Class(1)    Stock
-----                 --------   --------  -------------  ----------  ----------
Directors:
Charles S. Armistead(2)   82      1997         6,562         2.32%        *
Robert D'Alessandri, M.D. 51      1999           312          .11%        *
John W. Fisher, II(3)     53      1997           779          .28%        *
James H. Harless(4)       76      1997       137,500        48.59%      1.71%
Vaughn L. Kiger(5)        51      1999         3,562         1.26%        *
Roger E. King, M.D.(6)    56      1999         3,187         1.13%        *
Ralph E. Massullo(7)      64      1998         2,500          .88%        *
Reed Tanner(8)            43      1998         1,749          .62%        *

Executive Officers:

C. Barton Loar(9)         54      1998         6,312         2.23%        *
President, Chief
Executive Officer &
Director

Scott Batt(10)            30                       1           *          *
Assistant Vice President
-Commercial Lending

Frederick L. Cason(11)    48                       1           *          *
Controller







                                           Shares of                  Pro Forma
                                           Common                     Percent of
                      Age on     Term as   Stock                      Wesbanco
                      June 30,   Director  Beneficially   Percent of  Common
Name                  1996       Expires   Owned          Class(1)    Stock
-----                 --------   --------  -------------  ----------  ----------
Jennifer L. Kinty(12)     31                       1            *         *
Cashier

Albert Yocum(13)          57                     124            *         *
Vice President -
Retail Lending
                                            ------------   ----------
All directors and executive
officers as a group
(13 persons)                                 162,590        57.45%(14)

______________________
*Represents less than 1%

(1) Represents percentage of 282,994 shares issued and outstanding as of August 30, 1996. The percentage has not been adjusted for individuals holding immediately exercisable warrants to acquire shares of Common Stock. All of the outstanding warrants ("Warrants") to purchase shares of Common Stock are immediately exercisable at $16.00 per share and expire in April 2001. The ownership of such Warrants which will be exchanged for cash in accordance with the terms of the Agreement is disclosed in the following footnotes.

(2) This amount includes 1,562 shares owned by Mr. Armistead's wife, as to which he disclaims beneficial ownership, and excludes 4,452 shares which may be acquired upon the exercise of Warrants.

(3) Includes shares held jointly by Mr. Fisher and his wife and children, shares held in Mr. Fisher's and his wife's IRA accounts, but excludes 2,695 shares which may be acquired upon the exercise of Warrants.

(4) Excludes 5,625 shares which may be acquired upon the exercise of Warrants.

(5) Includes shares held jointly by Mr. Kiger and his children, 500 shares owned by his wife, 250 shares held in his SEP account, but excludes 3,000 shares which may be acquired upon the exercise of Warrants.

(6) Excludes 3,281 shares which may be acquired upon the exercise of Warrants.

(7) Excludes 2,875 shares which may be acquired upon the exercise of Warrants.

(8) Includes 624 shares held by Mr. Tanner as custodian for his minor children. Does not include 250 shares representing Mr. Tanner's proportional interest in the Stephen D. Tanner Trust or shares beneficially owned by Stephen D. Tanner, Mr. Tanner's father.

(9) Includes 1,250 shares held jointly with Mr. Loar's wife, but excludes 4,024 shares which may be acquired upon the exercise of Warrants.

(10) Mr. Batt joined NBWV in March 1994; prior to that time he served as a commercial loan officer at Huntington
     Bancshares, Inc.

(11) Mr. Cason joined NBWV in March 1994; prior to that time he served as the Assistant Vice President - Funds Management of CB&T Financial Corp., a bank holding company located in Fairmont, West Virginia. Mr. Cason serves as Controller of the Bank. Additionally, Mr. Cason performs the functions of Chief Financial Officer of Vandalia, although he has no official position with Vandalia.

(12) Ms. Kinty has served in her present capacity with NBWV since April 1994, and as NBWV's internal auditor from November 1992 until April 1994; prior to joining NBWV, Ms. Kinty owned her own accounting service and from December 1985 through May 1991 she served as the auditor of First National Bank of Morgantown.

(13) Mr. Yocum joined NBWV in September, 1990; prior to that time he served as Assistant Vice President and Consumer Loan
     Manager at First National Bank of Morgantown, Morgantown,
     West Virginia.

(14) Represents percentage of 282,994 shares issued and outstanding as of August 30, 1996, excluding the number of shares with respect to which all directors and executive officers as a group hold Warrants.

     The principal occupation and business experience during the last five years of each of the Directors of Vandalia is as follows: With the exception of Dr. D'Alessandri and Mr. Reed
Tanner, each of the Directors was an organizer of the Company and the Bank.

     Charles S. Armistead. Mr. Armistead has been a director of Vandalia and a director of the Bank since each entity's organization. He served as Chairman of the Board of both organizations until April 1995. Mr. Armistead is an attorney at law in Morgantown, West Virginia. He is also a former member of the Board of Directors of C & P Telephone.

     Robert D'Alessandri, M.D. Dr. D'Alessandri has been a director of Vandalia since 1992 and a director of the Bank since 1991. He has been a member of the faculty of the West Virginia University School of Medicine since 1977, and has for the last three years served as Vice President of Health Sciences at the Robert C. Byrd Health Sciences Center and for the last six years as Dean of the School of Medicine at the West Virginia University. Dr. D'Alessandri also serves as a member of the Board of Directors of West Virginia University Hospitals, Inc. and West Virginia Medical Corporation.

     John W. Fisher, II. Mr. Fisher has been a director of Vandalia and a director of the Bank since each entity's organization. He serves as Secretary of the Board of Directors of both organizations. Mr. Fisher has been a professor of law at West Virginia University since 1971 and served as Associate Dean of the College of Law during 1992 and 1993. He served as administrative assistant to the President of West Virginia University from 1982 to 1986, and served as counsel to Facilities Management Corporation, a non-profit corporation affiliated with West Virginia University Hospitals, Inc.

     James H. Harless. Mr. Harless has been a director of Vandalia and a director of the Bank since each entity's organization. He serves as Vice-Chairman of the Board of Directors of both organizations. He is an entrepreneur and industrialist, and is Chairman of International Industries, Inc., a coal and lumber company. He is a director of Matewan
Bancshares, Inc., a bank holding company headquartered in Matewan, West Virginia, and a former member of the Board of Directors of C & P Telephone.

     Vaughn L. Kiger. Mr. Kiger has been a director of Vandalia and a director of the Bank since each entity's organization, and has served as Chairman of the Board of both organizations since June 30, 1995. Since 1979, he has been president of Dorsey & Kiger, Inc., Realtors, a selling, listing and real estate management firm in Morgantown, West Virginia. Mr. Kiger presently serves as chairman of the West Virginia Real Estate Commission. He is a director of the Morgantown area Chamber of Commerce and a former director and President of the West Virginia University Alumni Association.

     Robert E. King, M.D. Dr. King has been a director of Vandalia and a director of the Bank since each entity's organization. He has been a physician in private practice in Morgantown, West Virginia, for the past 20 years. He is Fellow of the American College of Surgeons and a member of many other local and national medical societies.

     C. Barton Loar. Mr. Loar has been a director of Vandalia and a director of the Bank since each entity's organization. He serves as President and Chief Executive Officer of both organizations. Mr. Loar has been employed by the Bank since 1990, and prior to that time was employed by the First National Bank of Morgantown in various capacities since 1969, including as a Senior Vice President from July 1983 through May 1989.

     Ralph E. Massullo. Mr. Massullo has been a director of Vandalia since 1991 and was a director of the Bank from its organization until April 1994. He serves as Vice President and Treasurer of the Company. Mr. Massullo retired in July 1993 as general manager of Daniel's, Inc., a retail men's clothing store in Morgantown, West Virginia.

     Reed J. Tanner. Mr. Tanner has been a director of Vandalia and NBWV since August 1995 when he was appointed to the Board to fill the vacancy caused by the death of Douglas H. Tanner, his uncle. Mr. Tanner is a certified public accountant and a partner with Tanner & Tanner, Certified Public Accountants, a public accounting firm in Morgantown, West Virginia.

     Commencing with each entity's organization, neither the directors of Vandalia nor NBWV, whose principal occupations are outside Vandalia or NBWV, receive payment or remuneration for service or attendance at Board or committee meetings.

Executive Officers

Name and Title                    Age  Business Experience
---------------------------       ---  ------------------------
C. Barton Loar, Pres. & CEO       54   Chief Executive Officer, formerly
                                       Sr. Vice Pres. and Sr. Lending
                                       Officer of First National Bank of
                                       Morgantown, CEO, Suncrest
                                       National Bank, Morgantown.

Scott A. Batt, Asst. Vice Pres.    30   Commercial Loan Officer, formerly
                                        commercial lender for Huntington
                                        Banks of West Virginia

Frederick L. Cason, Controller     48   Investment Officer and Chief
                                        Financial Officer, formerly
                                        Assistant Vice Pres. for Funds
                                        Management and Investment
                                        Portfolio Management for CB&T
                                        Financial Corp.

Jennifer L. Kinty, Cashier         31   Chief Operations Officer and
                                        Compliance Officer, formerly
                                        Auditor for The National Bank of
                                        West Virginia and First National
                                        Bank of Morgantown

Albert L. Yocum, Vice Pres.        57   Senior Lender in charge of retail and
                                        consumer loans, formerly Assistant
                                        Vice Pres. and Consumer Loan
                                        Manager for First National Bank of
                                        Morgantown

Compensation of Executive Officers
----------------------------------
                      SUMMARY COMPENSATION TABLE

     The following table sets forth, on an accrual basis, for the three fiscal years ended December 31, 1995, the compensation paid to Vandalia's Chief Executive Officer. No officer or employee of Vandalia earned in excess of $100,000 during the last calendar year.

                       Annual Compensation(1)
                       ----------------------
Name and                                            Other Annual
Principal Position       Year    Salary   Bonus     Compensation(2)
------------------       ----    ------   -----     ----------------
C. Barton Loar,          1995    $70,000   $100    $2,810
President and CEO        1994    $70,000   $100    $2,240
                         1993    $66,000   $100    $1,653

(1) Mr. Loar did not receive any prerequisites or other personal benefits, the aggregate amount of which exceeded the lesser of either $50,000 or 10% of his total annual salary and bonus reported for 1995 in the Summary Compensation Table.

(2) Included in Other Annual Compensation is a tax deferred contribution for Mr. Loar to the Company's 401(k) Profit Sharing Plan. The amount reflects only contributions made during each of the calendar years that vested during the year.


401(k) Profit Sharing Plan

     During 1993 Vandalia adopted a defined contribution 401(k) profit-sharing plan for all employees of Vandalia who have at least one year of service, work at least 1,000 hours during any plan year and are over 21 years old. Voluntary employee contributions under the plan for 1995 were limited to the greater of $9,240 or 10% of annual compensation; maximum contribution limits increase in later years. Under the plan, Vandalia is required to match the employee contributions as follows:

     - 100% of the employee's contribution up to 3.0% of total annual compensation.

     - 50% of the employee's contribution above 3.0% and up to 5.0% of total annual compensation.

Vandalia may also elect to make additional contributions to the plan as approved by the Board of Directors. Any additional contributions are allocated among all participating employees on a pro rata basis, by annual compensation of each employee for the plan year in question. Employee contributions vest immediately upon payment, while contributions from Vandalia vest ratably over a four year period until such time as participating employees have at least four years of service. Thereafter, contributions from Vandalia vest immediately. Contributions to the plan charged to Vandalia's operations for the year ended December 31, 1995, totaled $16,769. The amount of that total which was credited to Mr. Loar was $2,810.

Employment Agreements

     As of August 30, 1996, neither Vandalia nor the NBWV had any written employment agreement or other compensation contracts or arrangements in existence.

Meetings of the Board of Directors and Compensation of Members

     Vandalia has a board of directors composed of eight outside members and Mr. Loar as CEO. The board meets on a regular quarterly basis or more frequently as necessary. The board met eight times during 1995. Standing committees consist of an Executive Committee of five members which met twice, an Audit Committee of four members which met four times, a Personnel Committee of four members which met once, and a Facilities Committee of five members which did not meet during 1995.

     NBWV Board of Directors consists of seven outside members and Mr. Loar, the CEO. The board meets regularly on the third Thursday of each month or upon special notice. The board met a total of 12 times during 1995. Standing committees consist of the Audit Committee of four members which met four times, the Building and Facilities Committee of four members which did not meet, the Personnel and Benefits Committee of four members which met two times during 1995. The most active committees are the Asset/Liability Management Committee of four directors and four members of management which meets quarterly or more frequently as necessary, and the Loan Committee composed of five directors which meets weekly or more frequently as necessary.

     The membership of the boards of directors of the two corporations overlaps, and all directors have served without remuneration or compensation since the organization of the companies.

Certain Relationships and Related Transactions

     NBWV has had and expects to have in the future, banking transactions in the ordinary course of business with some of its and Vandalia's directors, officers, employees and promoters, and their associates. In the past, substantially all of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Loans to officers, directors and affiliates of Vandalia and NBWV represented 7.39% of Vandalia's total shareholders' equity at December 31, 1995. In the opinion of Vandalia's Board of Directors, the terms of these loans are no less favorable to NBWV than terms of loans from NBWV to unaffiliated parties. On June
30, 1996, $255,000 of loans were outstanding to individuals who were officers, directors and affiliated parties of Vandalia and NBWV. At the time each loan was made, management believed the loan involved no more than the normal risk of collectibility nor presented other unfavorable features. None of such outstanding loans are classified as Substandard, Doubtful or Loss. At June
30, 1996, directors, executive officers and their related interests maintained an aggregate of approximately $1,361,000 of deposits with Vandalia.

     The main office of NBWV is leased from R & S Rentals, a general partnership including Mr. Ralph Massullo, one of the directors of Vandalia. This building at 344 High Street, Morgantown, West Virginia, is a three-story masonry building totaling 12,000 square feet. The lease, dated January 8, 1990, currently in its first renewal term, provides for a monthly rental of $3,500 until March 2000. The lease further provides for two additional 5-year renewal periods beginning March 2000 at a monthly rental of $3,750 until March 2005, and $4,000 per month until March 2010. The lease also grants NBWV the right of first refusal to purchase the property, upon the same terms and conditions as any offer received by the lessor from a third party.

     NBWV's drive-through facility in downtown Morgantown, West Virginia, is leased from Mr. Vaughn L. Kiger, a director of NBWV and Vandalia, and his wife. The lease involves two parcels of real estate. A lot at the corner of Spruce and Pleasant Streets is leased under an agreement dated March 30, 1990, currently in its first renewal term, requiring a monthly rental amount of $1,430 per month until March 2000. This lease allows for two additional 5-year renewal periods at the same monthly rental amount as adjusted by the "Revised Consumer Price Index-Cities
(1967 = 100)" through March 2010. The lease grants NBWV an option to purchase the property for $120,000, increasing at a rate of 1% per year during the term of the lease. In the event
NBWV does not elect to renew the lease and does not exercise its right to purchase the property, it will be obligated to pay the lessors liquidated damages in an amount equal to one year's rent under the lease. The offices of the drive-through facility are housed in a building at 229 Spruce Street, also owned by Mr. Kiger and his wife, and are leased under an agreement dated March 30, 1990, currently in its first renewal term, requiring a monthly rental payment of $566. This lease also allows for two additional 5-year renewal periods at the same monthly rent as adjusted by the same index through March 2010. The lease grants NBWV an option to purchase the property for $83,200 during the term thereof.

     All of the above lease arrangements were appraised by an independent certified real estate appraiser prior to NBWV's originally entering into same in 1990 and were determined, at that time, to be on lease terms that were the same or more favorable to NBWV than those available for any arms-length transactions for similar facilities or like properties.

                     GOVERNMENT REGULATION

     As a registered bank holding company, Wesbanco and Vandalia are subject to the supervision of the Federal Reserve Board and are required to file with the Federal Reserve Board reports and other information regarding their business operations and the business operations of their subsidiaries. They are also subject to examination by the Federal Reserve Board and required to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of voting shares of any bank, if, after such acquisition, it would own or control more than 5% of the voting stock of such bank. In addition, pursuant to federal law and regulations promulgated by the Federal Reserve Board, they may only engage in, or own or control companies that engage in, activities deemed by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. Prior to engaging in most new business activities, Wesbanco and Vandalia must obtain approval from the Federal Reserve Board.

     Both Wesbanco's and Vandalia's banking subsidiaries have deposits insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC"), and are subject to supervision, examination, and regulation by the state banking authorities and the FDIC, the Comptroller and the Federal Reserve Board. In addition to the impact of federal and state supervision and regulation, the banking and non-banking subsidiaries of Wesbanco and Vandalia are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to such statutory or regulatory provisions.

Holding Company Structure

     Both Wesbanco's depository institution subsidiaries and Vandalia's depository institution subsidiary are subject to affiliate transaction restrictions under federal law which limit the transfer of funds by the subsidiary banks to their respective parents and any nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases.
Such transfers by any subsidiary bank to its parent corporation or to any nonbanking subsidiary are limited in amount to 10% of the institution's capital and surplus and, with respect to such parent and all such nonbanking subsidiaries, to an aggregate of 20% of any such institution's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. Under applicable regulation, at September 30, 1996, approximately $38,304,000 was available for loans to Wesbanco from its subsidiary banks and $875,000 was available for loans to Vandalia from its subsidiary bank.

     The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. Under the source of strength doctrine, the Federal Reserve Board may require a bank holding company to make capital injections into a troubled subsidiary bank, and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. This capital injection may be required at times when Wesbanco and Vandalia may not have the resources to provide it. Any capital loans by a holding company to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. Moreover, in the event of a bank holding company's bankruptcy, any commitment by such holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     In 1989, the United States Congress passed comprehensive financial institutions legislation known as the Financial Institution Reform, Recovery, and Enforcement Act ("FIRREA"). FIRREA established a new principle of liability on the part of depository institutions insured by the FDIC for any losses incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default"" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured bank subsidiary of Wesbanco causes a loss to the FDIC, other bank subsidiaries of that parent could be required to compensate the FDIC by reimbursing to it the amount of such loss.

     Federal law permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to the subsidiary banks chartered by such states.

Dividend Restrictions

     There are statutory limits on the amount of dividends the depository institution subsidiaries of Wesbanco and Vandalia can pay to their respective parent corporations without regulatory approval. Under applicable federal regulations, appropriate bank regulatory agency approval is required if the total of all dividends declared by a bank in any calendar year exceeds the available retained earnings and exceeds the aggregate of the bank's net profits (as defined by regulatory agencies) for that year and its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     In addition, national banks may not pay a dividend in an amount greater than such bank's net profits after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection.
Under these provisions and in accordance with the above-described formula, Wesbanco's subsidiary banks could, without regulatory approval, declare dividends as of September 30, 1996, of approximately $4,213,000, and Vandalia's subsidiary bank could declare dividends of $390,000.

     If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.

FDIC Insurance

     Pursuant to FDICIA, the FDIC adopted a risk based assessment system for insured depository institutions that takes into account risks attributable to different categories and concentrations of assets and liabilities. An institution is assigned by the FDIC into one of three capital categories: 1 - well capitalized; 2 - adequately capitalized; 3 - undercapitalized. An institution is also assigned to one of three supervisory subgroups within each capital group. The supervisory subgroup is based on a supervisory evaluation provided by the primary federal regulator. An institution insurance assessment rate is then determined based upon capital and the supervisory category to which it is assigned. Under this risk based assessment system, there are nine assessment risk categories to which different assessment rates are applied.

     The Federal Deposit Insurance Act required the Bank Insurance Fund to be recapitalized until the reserves reached a designated ratio of at least 1.25% of deposits. That ratio was met during May 1995. In August 1995, the FDIC reduced the assessment rates for financial institutions which are subject to the requirements of the Bank Insurance Fund. Under the revised assessment schedule which was effective May 14, 1996, financial institutions pay assessments ranging from .00% of deposits to
 .31% of deposits, with an average assessment rate of .29% (subject to the statutory minimum of $2,000 per institution per year). Wesbanco is considered to be in the well capitalized category requiring the minimum legal annual assessments as required by the FDIC. The assessment rate for Vandalia is .03%.

     The FDIC recognizes that the disparity may have adverse consequences for such institutions in the higher risk categories including reduced earnings and impaired ability to raise funds on the capital markets and to attract deposits. It is not currently known whether institutions that are required to pay insurance premiums will be required to pay higher deposit insurance premiums in the future. It is impossible to predict whether future regulations will be enacted or if enactment will require financial institutions to contribute to the Savings Association Insurance Fund or if these regulations may require additional payments by Wesbanco into the Bank Insurance Fund.

Capital Requirements

     The Federal Reserve Board has issued risk-based capital guidelines for bank holding companies, such as Wesbanco and Vandalia. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Under the guidelines and related policies, bank holding companies must maintain capital sufficient to meet both a risk-based asset ratio test and leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher levels of capital being required for categories perceived as representing greater risk. The leverage ratio is determined by relating core capital (as described below) to total assets adjusted as specified in the guidelines. All of Wesbanco's depository institution subsidiaries and NBWV are subject to substantially similar capital requirements adopted by applicable regulatory agencies.

     Generally, under the applicable guidelines, the financial institution's capital is divided into two tiers. "Tier 1", or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill. Bank holding companies, however, may include cumulative perpetual preferred stock in their Tier 1 capital, up to a limit of 25% of such Tier 1 capital. "Tier 2", or supplementary capital, includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations, less required deductions. "Total capital" is the sum of Tier 1 and Tier 2 capital.

     Financial institutions are required to maintain a risk-based ratio of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's particular circumstances warrant.

     Financial institutions that meet certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure and the highest regulatory rating, are required to maintain a minimum leverage ratio of 3%. Financial institutions not meeting these criteria are required to maintain a leverage ratio which exceeds 3% by a cushion of at least 100 to 200 basis points.

     The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve Board's guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of an institution's Tier 1 capital, less all intangibles, to total assets, less all intangibles.



     Failure to meet applicable capital guidelines could subject the financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital and the termination of deposit insurance by the FDIC, as well as to the measures described under "Federal Deposit Insurance Corporation Improvement Act of 1991" as applicable to undercapitalized institutions.

     As of September 30, 1996, the Tier 1 risk-based ratio, total risk-based ratio and total assets leverage ratio for combined Wesbanco and Vandalia were as follows:

                     Regulatory                                   Pro Forma
                    Requirements       Wesbanco        Vandalia   Combined
                   -------------      ----------       --------   ----------
Tier 1 Risk-Based
     Ratio               4%              20.4%            10.3%     19.6%
Total Risk-Based
     Ratio               8%              21.7%            11.6%     20.8%
Total Assets
     Leverage Ratio      3%              13.4%             7.3%     12.9%
________________


     As of September 30, 1996, all of Wesbanco's banking subsidiaries, and Vandalia's banking subsidiary had capital in excess of all applicable requirements.

     The Federal Reserve Board, as well as the FDIC and the OCC have adopted changes to their risk-based and leverage ratio requirements that require that all intangible assets, with certain exceptions, be deducted from Tier 1 capital. Under the Federal Reserve Board's rules, the only types of intangible assets that may be included in (i.e., not deducted from) a bank holding company's capital are readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships ("PCCRs"), provided that, in the aggregate, the total amount of PMSRs and PCCRs included in capital does not exceed 50% of Tier 1 capital. PCCRs are subject to a separate sublimit of 25% of Tier 1 capital. The amount of PMSRs and PCCRs that a bank holding company may include in its capital is limited to the lesser of (i) 90% of such assets' fair market value (as determined under the guidelines), or (ii) 100% of such assets' book value, each determined quarterly. Identifiable intangible assets (i.e., intangible assets other than goodwill) other than PMSRs and PCCRs, including core deposit intangibles, acquired on or before February 19, 1992 (the date the Federal Reserve Board issued its original proposal for public comment), generally will not be deducted from capital for supervisory purposes, although they will continue to be deducted for purposes of evaluating applications filed by bank holding companies. These revisions became effective for periods commencing after March 15, 1993, and are reflected in Wesbanco's and Vandalia's capital ratios as of September 30, 1996.

Federal Deposit Insurance Corporation Improvement Act of 1991

     In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes.

     Among other things, FDICIA requires federal bank regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA established five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized.

     The regulatory authorities have adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and, generally, a Tier 1 leverage ratio of 4% or greater and the institution does not meet the definition of a "well capitalized" institution. An institution that does not meet one or more of the "adequately capitalized" tests is deemed to be "undercapitalized". If the institution has a total risk-based capital ratio that is less than 6% , a Tier 1 risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3%, it is deemed to be "significantly undercapitalized".
Finally, an institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

     "Undercapitalized" institutions are subject to growth limitations and are required to submit a capital restoration plan. If an "undercapitalized" institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized" make any payment of principal or interest on their subordinated debt. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

     Under FDICIA, a depository institution that is not "well capitalized" is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. All of Wesbanco's depository institution subsidiaries and Bank of Weirton currently meet the FDIC's definition of a "well capitalized" institution for purposes of accepting brokered deposits. For the purposes of the brokered deposit rules, a bank is defined to be "well capitalized" if it maintains a ratio of Tier 1 capital to risk-adjusted assets of at least 6%, a ratio of total capital to risk-adjusted assets of at least 10% and a Tier 1 leverage ratio of at least

5% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. On October 25, 1993, the FDIC published a final rule providing for purposes of its brokered deposit rules the definitions of "well capitalized", "adequately capitalized" and "undercapitalized" as previously adopted by the bank regulatory agencies under the prompt corrective action rules described above. Neither Wesbanco nor Vandalia believes that adoption of the definition of capital levels under the prompt corrective action rules will adversely affect their ability to accept brokered deposits. Neither Wesbanco nor Vandalia have any significant brokered deposits.

     The Federal Deposit Insurance Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholders. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the "prompt correction action" provisions of FDICIA. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.

     FDICIA also contains a variety of other provisions that may affect the operations of Wesbanco's and Vandalia's depository institution subsidiaries, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions and the requirements that a depository institution give 90 days prior notice to customers and regulatory authorities before closing any branch.

     In addition to FDICIA, there have been proposed a number of legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the United States banking system. These include proposals to increase capital requirements above presently published guidelines, to place assessments on depository institutions to increase funds available to the FDIC and to allow national banks to branch on an interstate basis. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect would be on Wesbanco. It is likewise impossible to predict what the competitive effect on Wesbanco's or Vandalia's bank subsidiaries will be of the recent action taken by the Office of Thrift Supervision to allow certain thrift institutions to engage in interstate branching on a nationwide basis.

Environmental Issues

     As lenders, banks can be potentially liable under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. 9601 et seq., for cleanup of hazardous substances from property on which the bank forecloses or in which it has a security interest. CERCLA imposes liability for removal and remediation of hazardous substances on various types of parties, including "owners or operators" of a contaminated site. See 42 U.S.C. 9607(a). In the definition of "owners or operators," CERCLA exempts from liability those who, without participating in the management of a facility, hold indicia of ownership in the facility primarily to protect a security interest. See 42 U.S.C. 9601(2)(A). However, CERCLA's secured creditor exemption from liability has been narrowed by recent judicial interpretation. In a recent decision, the United States Court of Appeals for the Eleventh Circuit held that a lender could be liable for cleanup costs if its involvement in the financial management of the facility was broad enough to support an inference that it could have affected hazardous waste disposal decisions. See United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990), cert. denied, 111 S.Ct. 752 (1991). A federal district court had earlier held that CERCLA's secured creditor exemption did not insulate from liability a mortgagee that had foreclosed and later acquired secured property. See United States v. Maryland Bank & Trust Co., 632 F. Supp. 573 (D. Md. 1986). More recently, however, the Ninth Circuit rejected the "capacity to influence" test of Fleet Factors and held that the mere unexercised power of a lender to get involved in a borrower's management was not enough to impose CERCLA liability on a secured lender. See Bergsoe Metal v. East Asiatic Co., 910 F.2d 668 (9th Cir. 1990). The United States Court of Appeals for the Fourth Circuit, which has jurisdiction over Wesbanco, has also recently confirmed a lender exemption from liability under CERCLA pursuant to the security interest exemption. See United States v. McLamb, 5 F.3d 69 (4th Cir. 1993), as amended (October 18, 1993). The Court opined that because the lender took title to property at a foreclosure sale solely to protect its security interest and then acted reasonably promptly to divest itself of ownership, it met CERCLA's secured creditor exemption. Id. at
73. Wesbanco does attempt to screen loan applicants concerning environmental matters with respect to collateral pledged to it as security for loans. Wesbanco is not aware of any specific collateral pledged to it on which there are hazardous materials or potential liability under CERCLA. However, there can be no assurances that liability under CERCLA or otherwise for cleanup of hazardous materials will not occur in the future. In the event that such liability occurs, it could have a material adverse effect on the financial position and results of operations of Wesbanco.

       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions thereof filed by Wesbanco with the Commission under the Securities Exchange Act of 1934 (the "1934 Act") are hereby incorporated by reference in this Proxy Statement/Prospectus:

Wesbanco Documents (Commission File No. 0-8467):

          (1)  Wesbanco Proxy Statement for the annual
     meeting of shareholders held on April 17, 1996.*

          (2) Wesbanco's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996, and September 30, 1996.

          (3)  Wesbanco's Current Report on Form 8-K
     dated February 20, 1996.

          (4)  Wesbanco's Current Report on Form 8-K
     dated April 10, 1996.

          (5)  Wesbanco's Current Report on Form 8-K
     dated June 5, 1996.

          (6)  Wesbanco's Current Report on Form 8-K
     dated July 18, 1996.

          (7)  Wesbanco's Current Report on Form 8-K
     dated September 4, 1996.

          (8)  Wesbanco's Current Report on Form 8-K/A dated
     November 4, 1996, including Wesbanco's restated Consolidated
     Balance Sheet as of December 31, 1995 and 1994, restated
     Consolidated Statement of Income for the three years ended
     December 31, 1995, restated Notes to Financial Statements and
     Selected Financial schedules.(Wesbanco's restated 1995 Financial Statements, Notes to Financial Statements, and Management Discussion and Analysis are being delivered with the Proxy Statement/Prospectus).


          (9) Wesbanco's Registration Statement on Form S-4, file Number 333-3905, pages 22 and 115 through 144.

     All documents filed by Wesbanco pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date hereof and prior to the Special Meeting are hereby incorporated by reference into this Joint Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

*Indicates the document is being delivered with this Proxy
Statement/Prospectus.

            RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors of Wesbanco, Inc. has retained Ernst & Young LLP to serve as the corporation's independent accountants for the year 1996. Price Waterhouse LLP served as the corporation's independent accountants for the years 1994 and 1995. The services rendered by Price Waterhouse LLP during the year 1995 involved primarily auditing and accounting service and completion of the audit of the consolidated financial statements of the corporation for the year 1995. It is expected that a representative of the accounting firms may have the opportunity to make a statement if such representatives desire to do so and may be available to respond to appropriate questions from the stockholders who are present at the Special Meeting.

     The firm of Arnett & Foster, independent certified public accountants, audited the financial statements of Vandalia for the year ended December 31, 1995, 1994 and 1993. A representative of Arnett & Foster will attend the special meeting and will be available to answer questions.

                         LEGAL MATTERS

     Certain matters will be passed upon for Wesbanco by its counsel, Phillips, Gardill, Kaiser & Altmeyer, 61 Fourteenth Street, Wheeling, WV, 26003. As of December 31, 1995, the members of Phillips, Gardill, Kaiser & Altmeyer participating in the preparation of this Proxy Statement/Prospectus owned an aggregate of 28,892 shares of Wesbanco Common Stock. James C. Gardill, a partner in said firm, serves as Chairman and as a director of Wesbanco, and as a director of its subsidiary, Wesbanco Bank Wheeling. Certain matters will be passed upon for Vandalia by its counsel, Spilman, Thomas & Battle, 300 Kanawha Blvd., E. Charleston, WV, 25302.

                           EXPERTS

     The consolidated financial statements of Wesbanco, Inc. incorporated in this Prospectus by reference to the Current Report on Form 8-K/A dated November 4, 1996 as of and for the three years ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Vandalia as of and for the three years ended December 31, 1995, included in this Prospectus, have been so included in reliance on the report of Arnett & Foster, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Weirton incorporated in this Prospectus by reference to the Current Report on Form 8-K/A dated November 4, 1996, as of and for the three years ended December 31, 1995, Statement, have been so incorporated in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      LEGAL PROCEEDINGS

     Wesbanco and its subsidiaries are defendants in various legal proceedings arising in the normal course of business. In the opinion of management, based on the advice of legal counsel, the ultimate resolution of these proceedings will not have a material effect on the financial position of Wesbanco or its subsidiaries.

                    INDEX TO FINANCIAL STATEMENTS


                                                                     Page
                                                                     Number
                                                                     ------
WESBANCO, INC.

Consolidated Balance Sheet as of September 30, 1996 (unaudited)
  and December 31, 1995                                                 96

Consolidated Statement of Income for the three and nine months
  ended September 30, 1996 and 1995 (unaudited)                         97

Consolidated Statement of Changes in Shareholders' Equity for
  the nine months ended September 30, 1996 and 1995 (unaudited)         98

Consolidated Statement of Cash Flows for the nine months ended
  September 30, 1996 and 1995 (unaudited)                               99

Notes to Consolidated Financial Statements as of September 30, 1996
  (unaudited)                                                          100

Management Discussion and Analysis for the nine months ended
  September 30, 1996 (unaudited)                                       102


VANDALIA NATIONAL CORPORATION

Consolidated Balance Sheets as of September 30, 1996 (unaudited)
   and December 31, 1995                                               113

Consolidated Statements of Income for the three and nine months
  ended September 30, 1996 and 1995 (unaudited)                        114

Consolidated Statements of Changes in Stockholders' Equity for the
  nine months ended September 30, 1996 and 1995 (unaudited)            115

Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1996 and 1995 (unaudited)                             116

Notes to Consolidated Financial Statements as of September 30,
   1996 (unaudited)                                                    117

                                                                     Page
                                                                     Number
                                                                     ------

Independent Auditor's Report                                           118

Consolidated Balance Sheets as of December 31, 1995
  and 1994                                                             119

Consolidated Statements of Income for the years ended December 31,
  1995, 1994 and 1993                                                  120

Consolidated Statements of Shareholders' Equity for the years ended
  December 31, 1995, 1994 and 1993                                     122

Consolidated Statements of Cash Flow for the years ended December 31,
  1995, 1994 and 1993                                                  123

Notes to Consolidated Financial Statements as of December 31, 1995     125

WesBanco, Inc. - FINANCIAL INFORMATION

       Consolidated   Balance  Sheets  at  September   30,   1996

(unaudited)  and  December 31, 1995, Consolidated  Statements  of

Income,  Consolidated  Statements  of  Changes  in  Shareholders'

Equity  and  Consolidated Statements of Cash Flows for  the  nine months  ended  September 30, 1996 and 1995  (unaudited)  are  set forth  on  the  following pages.  On August  30,  1996,  WesBanco

consummated  its merger of the Bank of Weirton.   All  previously

presented financial information has been restated to include  the

Bank  of Weirton.  For further information, see Footnote  3.   In

the  opinion  of  management of the Registrant, all  adjustments,

consisting  of normal recurring accruals, necessary  for  a  fair presentation of the financial information referred to  above  for such periods, have been made.  The results of operations for  the

nine   months  ended  September  30,  1996  are  not  necessarily

indicative  of  what results will be for the  entire  year.   For

further   information,  refer  to  the  1995  Annual  Report   to

Shareholders,  which  includes consolidated financial  statements and footnotes thereto on Form 8-K/A.

      Earnings per share for the nine months ended September  30,

1996 and 1995 were computed by dividing net income less preferred stock dividends and discount accretion, where applicable, by  the weighted  average number of common shares outstanding during  the period.  Effective November 15, 1995 WesBanco redeemed its Series

A  8% Cumulative Preferred stock.  Prior to redemption, preferred stock  dividends  were  cumulative and payable  quarterly  at  an annual  rate of $15.20 per share.  The fully dilutive  effect  of preferred stock  for the nine months ended September 30, 1995 was less than 3%.

                         WESBANCO, INC.
                   CONSOLIDATED BALANCE SHEET
                     (dollars in thousands)

                                               September 30,   December 31,
                                                   1996            1995
                                               -------------   -------------
                                                (Unaudited)

     ASSETS

Cash and due from banks                         $   60,570       $   54,163
Due from banks - interest bearing                      297              301
Federal funds sold                                  29,500           37,230
Securities:
  Securities available for sale                    249,828          172,137
  Securities held to maturity (market
    value of $249,686 and $353,760)                249,270          350,151
                                                -----------      -----------
      Total securities                             499,098          522,288
Loans:
  Loans (net of unearned income of
    $4,485 and $8,459)                             965,783          893,919
  Less:  Allowance for possible loan
         losses                                    (14,597)         (13,439)
                                                 ----------      -----------
      Net loans                                    951,186          880,480
Bank premises and equipment - net                   29,745           28,395
Accrued interest receivable                         12,743           12,708
Other assets                                        17,630           13,454
                                                -----------      -----------
     TOTAL ASSETS                               $1,600,769       $1,549,019
                                                ===========      ===========
     LIABILITIES

Deposits:
  Non-interest bearing demand                   $  144,918       $  143,872
  Interest bearing demand                          261,161          279,217
  Savings deposits                                 331,963          337,706
  Certificates of deposit                          533,470          494,049
                                                 ----------       ----------
    Total deposits                               1,271,512        1,254,844
Federal funds purchased and repurchase
  agreements                                        84,651           70,457
Short-term borrowings                                7,804            1,402
Other borrowings                                     5,777              777
Accrued interest payable                             7,109            7,091
Other liabilities                                    9,490            7,452
                                                 ----------       ----------
     TOTAL LIABILITIES                           1,386,343        1,342,023

     SHAREHOLDERS' EQUITY

Preferred stock, no par value, 1,000,000
  shares authorized; none outstanding                 ---              ---
Common stock, $2.0833 par value;
  25,000,000 shares authorized;
  10,372,103 shares issued                          21,608           21,608
Capital surplus                                     31,207           31,237
Market value adjustment on investments
  available for sale - net of tax effect            (1,067)             849
Retained earnings                                  167,883          159,483
Less:  Treasury stock at cost (148,196
       and 186,131 shares, respectively)            (4,004)          (5,038)
                                                  ---------        ---------
                                                   215,627          208,139

Deferred benefits for employees and directors       (1,201)          (1,143)
                                                  ---------        ---------
     TOTAL SHAREHOLDERS' EQUITY                    214,426          206,996
                                                  ---------        ---------
     TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY                                     $1,600,769        $1,549,019
                                                ===========       ===========
The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                               WESBANCO, INC.
                      CONSOLIDATED STATEMENT OF INCOME
                                 (Unaudited)
             (in thousands, except share and per share amounts)

                                            For the three months       For the nine months
                                             ended September 30,       ended September 30,
                                            ----------------------     ---------------------
                                                1996        1995        1996        1995
                                            ----------  ----------     ---------  ----------
INTEREST INCOME:
  Interest and fees on loans                $   20,684  $   18,839     $  60,046  $   54,616
  Interest on investment securities              7,451       7,756        22,305      23,600
  Other interest income                            329         537         1,293       1,959
                                            ----------  ----------     ---------  ----------
    Total interest income                       28,464      27,132        83,644      80,175
                                            ----------  ----------     ---------  ----------
INTEREST EXPENSE:
  Interest on deposits                          11,215      11,018        33,010      32,062
  Interest on other borrowings                     944         784         2,713       2,257
                                            ----------  ----------     ---------  ----------
    Total interest expense                      12,159      11,802        35,723      34,319
                                            ----------  ----------     ---------  ----------
    NET INTEREST INCOME                         16,305      15,330        47,921      45,856

Provision for possible loan losses               1,298         834         2,848       1,687
                                            ----------  ----------     ---------  ----------
    NET INTEREST INCOME AFTER PROVISION
    FOR POSSIBLE LOAN LOSSES                    15,007      14,496        45,073      44,169
                                            ----------  ----------     ---------  ----------
OTHER INCOME:
  Trust fees                                     1,204       1,027         4,039       3,495
  Service charges and other income               1,692       1,703         4,713       4,778
  Net securities transaction gains (losses)       (167)         37           (51)        437
                                             ---------  ----------     ---------  ----------
    Total other income                           2,729       2,767         8,701       8,710
                                             ---------  ----------     ---------  ----------
OTHER EXPENSES:
  Salaries, wages and fringe benefits            6,076       5,686        17,406      17,170
  Premises and equipment - net                   1,402       1,232         4,354       3,876
  Other operating                                3,356       3,312         9,686      10,264
                                             ---------  ----------     ---------  ----------
    Total other expenses                        10,834      10,230        31,446      31,310
                                             ---------  ----------     ---------  ----------
Income before provision for income taxes         6,902       7,033        22,328      21,569
  Provision for income taxes                     1,749       1,986         6,255       6,107
                                            ----------  ----------    ----------  ----------
    NET INCOME                              $    5,153  $    5,047    $   16,073  $   15,462
                                            ==========  ==========    ==========  ==========
Preferred stock dividends and discount
  accretion                                 $      ---  $       46    $      ---  $      137
                                            ==========  ==========    ==========  ==========
Net income available to common
  shareholders                              $    5,153  $    5,001    $   16,073  $   15,325
                                            ==========  ==========    ==========  ==========
Earnings per share of common stock                0.50        0.49          1.58        1.51
                                            ==========  ==========    ==========  ==========
Average shares outstanding                  10,211,730  10,116,601    10,186,456  10,166,882
                                            ==========  ==========    ==========  ==========
Dividends per share                         $     0.28  $     0.25    $     0.80  $     0.71
                                            ==========  ==========    ==========  ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.




                         WESBANCO, INC.
    CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                           (Unaudited)
                     (dollars in thousands)


                                            For the nine months ended
                                                  September 30,
                                            --------------------------
                                                1996          1995
                                            ------------   -----------
Total Shareholders' Equity
Balance, beginning of period                 $206,996        $192,305
                                            ----------      ----------
Net Income                                     16,073          15,462

Cash dividends:
  Common                                       (7,673)         (6,568)
  Preferred                                       ---            (114)

Accretion of preferred stock                      ---             (23)

Net treasury stock activity                     1,004          (2,817)

Change in market value adjustment on
  investments available for sale-net
  of tax effect                                (1,916)          4,305

Change in deferred benefits for employees
  and directors                                   (58)           (469)
                                            ----------      ----------
Net change in Shareholders' Equity              7,430           9,776
                                            ----------      ----------
Total Shareholders' Equity
Balance, end of period                       $214,426        $202,081
                                            ==========      ==========





The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.





                         WESBANCO, INC.
              CONSOLIDATED STATEMENT OF CASH FLOWS
                           (Unaudited)
                     (dollars in thousands)


                                              For the nine months ended
                                                    September 30,
                                              ----------------------------
                                                   1996            1995
                                              ------------    ------------
Cash flows from operating activities:

Net income                                      $  16,073       $  15,462
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation                                    1,984           1,777
    Provision for possible loan losses              2,848           1,687
    Net amortization and accretion                  2,298           3,715
    Gain on sales of investment securities             51            (437)
    Deferred income taxes                            (329)            (49)
    Other - net                                      (244)            195
    Increase or decrease in assets and
      liabilities:
        Interest receivable                           (35)           (530)
        Other assets                               (1,353)         (2,585)
        Interest payable                               18           1,279
        Other liabilities                           1,861             772
                                                 ---------       ---------
Net cash provided by operating activities          23,172          21,286
                                                 ---------       ---------
Investing Activities:
    Investment securities held to maturity:
      Payments for purchases                      (38,306)        (57,795)
      Proceeds from maturities and calls           81,093          63,592
    Investment securities available for sale:
      Payments for purchases                     (121,848)        (41,134)
      Proceeds from sales                          70,513          46,610
      Proceeds from maturities, calls
        and prepayments                            26,228          38,098
    Net increase in loans                         (73,525)        (64,097)
    Purchases of premises and equipment-net        (3,260)         (2,631)
                                                 ---------       ---------
Net cash used by investing activities             (59,105)        (17,357)
                                                 ---------       ---------
Financing activities:
    Net increase in certificates of deposit        39,421          31,394
    Net decrease in demand and savings accounts   (22,753)        (39,079)
    Increase (decrease) in federal funds
      purchased and repurchase agreements          14,194          (2,410)
    Increase in short-term borrowings               6,402           3,364
    Increase in other borrowings                    5,000             ---
    Dividends paid                                 (6,937)         (6,441)
    Net purchases of treasury stock                  (721)         (2,817)
    Other                                             ---             129
                                                 ---------       ---------
Net cash provided (used) by financing
  activities                                       34,606         (15,860)
                                                 ---------       ---------
Net decrease in cash and cash equivalents          (1,327)        (11,931)
                                                 ---------       ---------
Cash and cash equivalents at beginning of
  period                                           91,694          94,546
                                                ----------     -----------
Cash and cash equivalents at end of period      $  90,367      $   82,615
                                                ==========     ===========



For the nine months ended September 30, 1996 and 1995, WesBanco paid $35,359 and $33,041 in interest on deposits and other borrowings and $6,220 and $6,105 for income taxes, respectively.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.



                         WESBANCO, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (dollars in thousands)

NOTE 1 - BASIS OF PRESENTATION:
-------------------------------
     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted

accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.

Accordingly, they do not include all of the information and

footnotes required by generally accepted accounting principles for complete financial statements.

     The consolidated financial statements include the accounts of WesBanco, Inc. and its wholly-owned subsidiaries.  All

significant intercompany transactions have been eliminated in consolidation.  All previously presented financial information has been restated to include the Bank of Weirton.

NOTE 2 - MERGERS AND ACQUISITIONS:
----------------------------------
     On July 18, 1996, WesBanco, Inc. announced the signing of a

Definitive Agreement and Plan of Merger providing for the

acquisition of Vandalia National Corporation, Morgantown, West

Virginia.  Under the terms of the Agreement, shareholders of

Vandalia will receive 1.2718 shares of WesBanco common stock or,

at such shareholders' election, $34.34 in cash.  Also, holders of

Vandalia warrants convertible in Vandalia common stock at $18 per share shall receive cash in the amount of $16.34 per warrant.  To complete this transaction, WesBanco anticipates issuing up to

359,912 shares of WesBanco common stock from Treasury with

approximately 200,000 of those shares being acquired in the

marketplace.  The Board of Directors of WesBanco approved the repurchase of up to 200,000 shares of WesBanco common stock for such purpose which can be acquired over a time period from

approximately





October 1, 1996 through January 31, 1997.  The

acquisition, which is based upon a fixed exchange ratio, will be accounted for as a purchase transaction, with an approximate value of $10,319,000.  Vandalia reported total assets of

approximately $57,414,000 and shareholders' equity of

approximately $4,375,000 as of September 30, 1996.  The

transaction is expected to be completed before year end.  The merger is subject to approval of the shareholders of Vandalia.

All regulatory approvals have now been received.

NOTE 3 - COMPLETED MERGERS:
---------------------------
     On August 30, 1996, WesBanco consummated its acquisition of the Bank of Weirton through the merger of the Bank of Weirton into WesBanco Bank Wheeling, an affiliate of WesBanco.  Bank of

Weirton had assets totaling approximately $177,877,000, and the transaction was accounted for as a pooling-of-interests.  In connection with this transaction, the Corporation issued

1,690,000 shares of common stock.  The consolidated balance

sheets as of September 30, 1996 and December 31, 1995, and

consolidated statements of income for the nine months ended

September 30, 1996 and 1995, include the accounts of the Bank of

Weirton for all periods presented.

     The following supplemental information reflects the separate results of the combined entities for the periods prior to the acquisition: (in thousands, except per share amounts)

                                   For the six months ended
                                        June 30, 1996
                              -----------------------------------------
                                  As
                              Previously       Bank of
                               Presented       Weirton     Consolidated
                              -----------     ----------   ------------
     Net interest income        $ 28,934       $  2,682       $ 31,616
     Net income                    9,888          1,032         10,920
     Earnings per common share      1.17          79.38           1.08


     On August 20, 1996, the Corporation acquired the assets and assumed certain liabilities of Universal Mortgage Company, and formed a new mortgage




banking affiliate operating under the name

of WesBanco Mortgage Company.  Universal Mortgage Company had

assets totaling approximately $1,185,000 and the transaction was accounted for as a purchase.  In connection with this

transaction, WesBanco issued 32,463 shares of common stock from

Treasury valued at approximately $856,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
---------------------------------------------------------------
RESULTS OF OPERATIONS (Dollars in thousands except per share amounts)
---------------------
     The following discussion and analysis presents in further

detail the financial condition and results of operations of

WesBanco, Inc. and its subsidiaries.  This discussion and

analysis should be read in conjunction with the consolidated financial statements and notes presented in this report.

                    Financial Condition
                    -------------------
     Total assets of WesBanco as of September 30, 1996 were

$1,600,769 as compared to $1,549,019 as of December 31, 1995, an increase of 3.3%.  The increase in assets consisted of an 8.0%

increase in loans.  Total deposits increased 1.3% while

securities declined 4.4% during the comparative period.

Securities:
-----------
     The following table shows the composition of WesBanco's

securities portfolio at September 30, 1996 and December 31, 1995:

                                         September 30,  December 31,
                                             1996           1995
                                         -------------  -------------
Securities Available for Sale (at market):
------------------------------------------
  U.S. Treasury and Federal Agency
    securities                               $165,550       $157,505
  Obligations of states and political
    subdivisions                               14,145          5,667
  Mortgage-backed securities                   66,979          6,610
  Other debt and equity securities              3,154          2,355
                                             --------       --------
    Total available for sale                  249,828        172,137
                                             --------       --------
Securities Held to Maturity (at cost):
--------------------------------------
  U.S. Treasury and Federal Agency
    securities                                109,969        219,719
  Obligations of states and political
    subdivisions                              137,602        129,074
  Other debt securities                         1,699          1,358
                                             --------       --------
    Total held to maturity (market value
      of $249,686 and $353,760, respectively) 249,270        350,151
                                             --------       --------
    Total securities                         $499,098       $522,288
                                             ========       ========



     Representing a source of funds for increasing loan demand,

securities decreased by $23,190 between September 30, 1996 and

December 31, 1995.  During the period, maturities, calls,

prepayments and sales aggregated $177,834, while investment

purchases totaled $160,154.  To comply with WesBanco's investment policies, approximately $54,948,000 in U.S. Treasury securities,

from the Bank of Weirton merger, were reclassified from the held to maturity to the available for sale portfolio.  During the third quarter 1996, WesBanco sold approximately $43,441,000 of

U.S. Treasury securities to take advantage of the yield

opportunities in the mortgage-backed securities market.  The U.S.

Treasury securities sold resulted in net losses of approximately

$167,000 in the third quarter which the Corporation anticipates will be recovered by the additional interest income generated from the higher-yielding securities.

     The market value adjustments, before tax effect, in the

available for sale securities portfolio resulted in unrealized net losses of $1,750 and unrealized net gains of $1,392 as of

September 30, 1996 and December 31, 1995, respectively.  These adjustments represent market value fluctuations caused by general changes in market rates and the length of time to respective maturity dates.  If these securities are held until their

respective maturity date, no market value adjustment would be realized.





Loans:
------
     The following table shows the composition of WesBanco's loan portfolio at September 30, 1996 and December 31, 1995:

                              September 30, 1996  December 31, 1995
                              ------------------  ------------------
                               Amount    Percent   Amount    Percent
                              -------    -------   ------    -------
Loans:
  Commercial                   $162,686   16.8%    $176,809    19.5%
  Real Estate-Construction       20,853    2.1%      16,544     1.8%
  Real Estate-Mortgage          481,963   49.7%     424,917    47.0%
  Consumer                      304,766   31.4%     284,108    31.7%
                               --------  ------    --------   ------
    Total Loans                $970,268  100.0%    $902,378   100.0%

Less:
  Unearned income                (4,485)             (8,459)
  Allowance for possible loan
    losses                      (14,597)            (13,439)
                               ---------           ---------
      Net loans                $951,186            $880,480
                               =========           =========

     Net loans increased $70,706 or 8.0% between September 30,

1996 and December 31, 1995.  Overall loan growth was primarily attributable to consumer lending.  During the first nine months of 1996 and throughout 1995, WesBanco experienced steady growth in this area as a result of offering attractive rates on

residential and automobile loans.

     WesBanco monitors the overall quality of its loan portfolio through various methods.  Underwriting policies and guidelines have been established for all types of credits and management continually monitors the portfolio for adverse trends in

delinquent and nonperforming loans.

     Loans are considered impaired under FAS 114 when it is

determined that WesBanco will be unable to collect all principal and interest due, according to the contractual terms of the

loans.  Impaired loans, which include all nonperforming loans,

are as follows:

                                      September 30,  December 31,
                                          1996          1995
                                      -------------  ------------
     Nonaccrual                            $4,395         $5,199
     Renegotiated and other                 5,290          2,092
                                        ---------      ---------
       Total impaired loans                $9,685         $7,291
                                        =========      =========


     The average balance of impaired loans during the periods

ended September 30, 1996 and December 31, 1995, were

approximately $11,380 and $6,773, respectively.

     Specific allowances are allocated for impaired loans based on the present value of expected future cash flows, or the fair value of the collateral for loans that are collateral dependent.

Related allowances for possible loan losses on impaired loans were $1,992 and $334 as of September 30, 1996 and December 31,

1995, respectively.

     Other real estate totaled $3,605 as of September 30, 1996,

compared to $4,137 as of December 31, 1995.  Loans past due 90 days or more was $3,831 or .4% of total loans as of September 30,

1996, as compared to $3,034 or .3% of total loans as of December

31, 1995.

     Lending by WesBanco banks is guided by written lending

policies which allow for various types of lending.  Normal

lending practices do not include the acquisition of high yield non-investment grade loans or "highly leveraged transactions"

("HLT") from outside the primary market area.

Allowance for Possible Loan Losses
----------------------------------
     Activity in the allowance for possible loan losses is

summarized as follows:

                                           For the nine months
                                            ended September 30,
                                           --------------------
                                              1996      1995
                                           ---------   --------

Balance, at beginning of period              $13,440   $12,960
Recoveries credited to allowance                 372       513
Provision for possible loan losses             2,848     1,687
Losses charged to allowance                   (2,063)   (1,733)
                                            --------- ---------
Balance, at end of period                    $14,597   $13,427
                                            ========= =========


     The provision for possible loan losses increased $1,161 due to an increase in net charge-offs and loan growth during 1996.

Net charge-offs




increased to $1,691 as of September 30, 1996 from $1,220 as of

September 30, 1995.  The allowance for possible loan losses as a percentage of total loans was 1.5% as of September 30, 1996 and

December 31, 1995.  Amounts allocated to the allowance for loan losses are based upon management's evaluation of the loan portfolio.

Deposits:
---------
     Total deposits increased $16,668 between September 30, 1996 and December 31, 1995 primarily due to growth in certificates of deposit.  Customer preference for higher yielding products

coupled with competitive pricing have contributed to the steady certificate of deposit growth.  In addition, WesBanco's retail banking program called "Good Neighbor Banking", has contributed to the increase in deposits.  The program is designed to build customer relationships by offering a series of pricing bonuses,

which vary according to the customer's number of qualifying

services.  This relationship building is key to long term deposit growth and customer profitability.

     During the comparative period, a shift occurred in deposit mix from demand and savings deposits, which decreased $23,799 or

3.8%, to certificates of deposit, which increased $39,421 or

7.9%.  The shift in deposit balances reflects the customer's preference for higher-yielding products, primarily in the Good

Neighbor Banking program which offers a tiered pricing structure based on account balance and number of qualifying services.

Liquidity and Capital Resources
-------------------------------
     WesBanco manages its liquidity position to meet its funding needs, including deposit outflows and loan principal

disbursements.  WesBanco also manages its liquidity position to meet its asset and liability management objectives.




     In addition to funds provided from operations, WesBanco's

primary sources of funds are deposits, principal repayments on loans and matured or called investment securities.  Scheduled loan repayments and maturing investment securities are relatively predictable sources of funds.  However, deposit flows and

prepayments on loans are significantly influenced by changes in market interest rates, economic conditions, and competition.

WesBanco strives to manage the pricing of its deposits to

maintain a balance of cash flows commensurate with loan

commitments and other funding needs.

     WesBanco is subject to risk-based capital guidelines that

measure capital relative to risk-adjusted assets and off-balance sheet financial instruments.  The Corporation's Tier I, total risk-based capital and leverage ratios are well above the

required minimum levels of 4%, 8% and 3%, respectively.  At

September 30, 1996, all of WesBanco's affiliate banks exceeded the minimum regulatory levels.  Capital adequacy ratios are

summarized as follows:

                                        September 30,  December 31,
                                             1996          1995
                                        -------------  ------------
Capital Ratios:
  Primary capital                           14.2%           14.1%
  Tier 1 capital                            20.4%           21.7%
  Total risk-based capital                  21.7%           22.9%
  Leverage                                  13.4%           13.4%

    Comparison of the nine months ended September 30, 1996 and 1995
    ---------------------------------------------------------------
                           Earnings Summary
                           ----------------
     Net income for the nine months ended September 30, 1996 was

$16,073, a 4.0% increase over the same period in 1995.  Earnings per share of common stock for the nine months ended September 30,

1996 and 1995 were $1.58 and $1.51 respectively.  Net income increased primarily due to an increase in net



interest income and an increase in trust fees for the nine months ended

September 30, 1996 as compared to the same period in 1995.

     Return on average assets was 1.36% for the nine months ended

September 30, 1996 and 1995.  Return on average equity was 10.25%

compared to 10.38% for the nine months ended September 30, 1996 and 1995, respectively.

Net Interest Income
-------------------
     Net interest income before the provision for possible loan losses, for the nine months ended September 30, 1996 increased

$2,065 or 4.5% over the same period for 1995.  The increase

resulted from an increase in the net tax equivalent yield

combined with volume growth in both average earning assets of

$42,411 and interest bearing liabilities of $42,659.  The growth in average earning assets was comprised primarily of an increase in loans.  As interest rates generally declined during 1995,

offering lower rates on mortgage and consumer loan products

contributed to a 10.1% increase in average loans.  During the nine months ended September 30, 1996, most banks' primary lending rates averaged 8.3% compared to 8.9% for the corresponding period in 1995.  Average interest bearing liabilities increased

primarily due to growth in certificates of deposit and repurchase agreements.

     Net tax equivalent yield on average earning assets increased to 4.8% from 4.6% for the nine months ended September 30, 1996 and 1995.  The increase in the net yield was due to a shift in the mix of assets from investment securities to higher-yielding loans as well as a reduction of interest rates on demand and savings products in January 1996.

Interest Income
---------------
     Total interest income increased $3,469 or 4.3% between the nine month periods ended September 30, 1996 and 1995.  Interest and fees on loans increased $5,430 or 9.9% primarily due to both an increase in the average



rates earned and the average balance

of loans outstanding.  Average rates earned on loans decreased approximately .07% while average loan balances increased by

approximately $83,057 or 10.1%.  Interest on taxable investments decreased $764 or 4.2%.  The decline was due to a decrease in the average outstanding balance of approximately $40,206, partially offset by an increase in the average yield of .33% between the nine month periods ending September 30, 1996 and 1995.  The

decrease in taxable investments resulted from the funding of excess loan demand with scheduled investment maturities.

Interest earned on nontaxable investments decreased by $531 or

9.3%.  Increases in the average balance of this type of

investment approximated $9,110 while the average yield declined

 .84%.

Interest Expense
----------------
     Total interest expense increased $1,404 or 4.1% between the nine month periods ended September 30, 1996 and 1995.  Interest expense on deposits increased $948 or 2.9% during the comparative period as the average rate on interest-bearing deposits remained stable at 3.9% and average interest-bearing deposit balances increased by approximately $19,124 or 5.9%.  The increase in average interest-bearing deposit balances resulted from growth in certificates of deposit of $41,299 or 8.8%.  Customers were

attracted to the higher-yielding certificate of deposit products and the introduction of the Good Neighbor Banking Program in the fourth quarter of 1995.  Interest expense on certificates of deposit increased $2,662 or 14.5% reflecting the growth in

average balances.  Interest expense on interest bearing demand deposits decreased $756 or 12.7% primarily due to a decrease in the average rate of approximately .43%.  Interest on savings accounts decreased $958 or 12.3% primarily due to a decrease in the average balances of $27,843 combined with a .14% average rate decrease.  Interest on other borrowings, which consists




primarily of repurchase agreements, increased $456 or 20.2% due to an increase in average balances outstanding of $23,536.  Rates paid on repurchase agreements closely follow the direction of interest rates in the federal funds market.

Other Income
------------
     Other income decreased $9 or .1%.  Trust fee income

increased $544 primarily due to increases in the market values and new trust business during the first nine months of 1996.  The market value of trust assets approximated $1,499,930 as of

September 30, 1996, an increase of $238,476 over September 30,

1995.  Service charges and other income decreased $65 between the nine month periods ended September 30, 1996 and 1995.  WesBanco recognized net securities transaction losses of $51 for the nine months ended September 30, 1996 compared to net security

transaction gains of $437 for the same period in 1995.  During the third quarter 1996, certain U.S. Treasury securities were sold at a loss in order to take advantage of higher yielding investment opportunities.  In 1995, the Corporation recognized security gains of approximately $279, resulting from a decision to divest an equity position which no longer had a strategic value.

Other Expenses
--------------
     Total other expenses decreased $136 or .4%.  Salaries and

employee benefits increased 1.4% during this period primarily due to normal salary adjustments partially offset by a reduction in pension expense.  Premises and equipment expense increased $478 or 12.3% due to technological advancements, including a wide area network, designed to enhance customer service.  Other operating expenses decreased $578 or 5.6% primarily due to a reduction in

FDIC insurance expense of $1,340.  However, the decrease was partially offset by expenses totaling $255 in an asset classified as real estate held for resale




coupled with increases in professional fees associated with acquisition activity.

Income Taxes
------------
     A reconciliation of the average federal statutory tax rate to the reported effective tax rate attributable to income from operations follows:

                                          For the nine months
                                           ended September 30,
                                       ----------------------------
                                            1996          1995
                                       -------------   ------------
Federal statutory tax rate              $7,814   35%   $7,549   35%
Tax-exempt interest income from
  securities of states and political
  subdivisions                          (1,915)  (8)   (1,951)  (9)
State income tax - net of federal
  tax effect                               668    3       628    3
Alternative minimum tax credit
  carryforward recognized                 (364)  (2)      (98)  (1)
All other - net                             52    0       (21)   0
                                        ------------   ------------
Effective tax rate                      $6,255   28%   $6,107   28%
                                        ------------   ------------
     As of September 30, 1996, the Corporation has credits for

prior years minimum taxes of approximately $364,000 available in future years to reduce regular taxes payable.

Comparison of the three months ended September 30, 1996 and 1996
----------------------------------------------------------------
     Total interest income increased $1,332 or 4.9% between the three month periods ending September 30, 1996 and 1995.  Interest and fees on loans increased $1,845 due to an increase in the average volume of loans outstanding, partially offset by a

decrease in the average rate.  Interest on taxable investments increased $193 due to a decrease in average balances partially offset by an increase in average rates.  Interest on non-taxable investments decreased $493 primarily due to a decrease in average rates.  Other interest income, primarily interest on federal funds sold, decreased $213 due to a decrease in the average

balance outstanding and a decrease in average rates.




     Total interest expense increased $357 between the three

month periods ending September 30, 1996 and 1995.  Interest on deposits increased $197 due to an increase in the average

interest bearing deposit balances outstanding of approximately

$18,342, partially offset by a decrease in the average rates paid on deposits.  Interest on other borrowings increased $160 for the three months ended September 30, 1996 and 1995, primarily due to an increase in the average volume of repurchase agreements of approximately $35,239.

     Total other income decreased by $38 primarily due to a

decrease in net security gain transactions of $204.  During the third quarter 1996, certain U.S. Treasury securities were sold at a loss in order to take advantage of higher yielding investment opportunities.  Trust fees increased by $177 during the

comparative period.

     Total other expense increased by $604.  Salaries and

employee benefits increased $390 due to normal salary

adjustments.  Premises and equipment expense increased $170 due to continued technological costs.  Other operating expenses

increased by $44 primarily due to increases in marketing and professional fees combined with a reduction in FDIC insurance expense.





VANDALIA NATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
---------------------------------------------------------------------------

                                      September 30,    December 31,
                                           1996           1995
                                        ----------     -------------
              ASSETS                   (Unaudited)

Cash and due from banks                $ 1,533,723      $ 1,590,965

Interest bearing deposits with other
 banks                                     817,741        1,393,834


Securities available for sale            7,491,512        9,687,553

Securities held to maturity -
estimated market value
 1996, $646,640 and 1995, $573,371         850,000          850,000

Loans, net of allowance for loan
 losses 1996, $759,216 and
 1995, $475,688                         44,705,002       42,786,190


Bank premises and equipment - net        1,180,627        1,281,020

Accrued interest receivable and
 other assets                              834,993          640,789
                                      ------------     ------------
          TOTAL ASSETS                $ 57,413,598     $ 58,230,351
                                      ============     ============


LIABILITIES AND STOCKHOLDERS' EQUITY

            LIABILITIES
Deposits
     Demand, non-interest bearing     $  6,424,267     $  6,720,403
     NOW and money market               45,750,041       45,524,209
                                      ------------     ------------
          Total deposits                52,174,308       52,244,612


Securities sold under agreements to
    repurchase                             550,000          550,000
Other borrowings                                 0        1,000,000
Other liabilities                          314,207          160,182
                                      ------------      -----------
          TOTAL LIABILITIES             53,038,515       53,954,794
                                      ------------      -----------
       STOCKHOLDERS' EQUITY
Common stock - $ 1.00 par value;
     authorized 1,000,000 shares
     issued and outstanding 1996,
     282,994, and 1995, 282,994            282,994          282,994
Surplus                                  4,142,683        4,142,683
Retained earnings (deficit)                116,031          (97,097)
Net unrealized gain (loss)
     on securities                        (166,625)         (53,023)
                                      ------------       ----------

        TOTAL STOCKHOLDERS' EQUITY       4,375,083        4,275,557
                                      ------------       ----------
        TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY          $ 57,413,598     $ 58,230,351
                                      ============     ============


See Notes to Consolidated Finanacial Statements.



VANDALIA NATIONAL CORPORATION
STATEMENTS OF INCOME (UNAUDITED)
----------------------------------------------------------------------------



                                       Three Months Ended            Nine Months Ended
                                           September 30,                September 30,
                                   ---------------------------   --------------------------
                                     1996            1995           1996          1995
                                   -----------     -----------    -----------   -----------
Interest income
     Interest and fees on loans    $ 1,111,737     $ 1,065,980    $ 3,270,457   $ 2,988,670
     Interest on investment
      securities
          Taxable                      130,298         188,105        399,178       573,662
          Exempt from federal
            income tax                       0               0              0             0
     Interest on federal
         funds sold                      3,344          23,762          33,653       66,756
                                   -----------      ----------     -----------   ----------
         Total interest income       1,245,379       1,277,847       3,703,288    3,629,088


Interest expense
     Interest on deposits              580,316         616,592       1,735,928     1,726,683
     Interest on securities sold
     under agreement to repurchase      20,721           8,044          36,868        20,219
     Interest on other borrowings        8,066          12,150          16,260        36,485
                                     ---------       ---------       ---------     ---------

        Total interest expense         609,103         636,786       1,789,056     1,783,387
                                     ---------       ---------       ---------     ---------

         Net interest income           636,276         641,061       1,914,232     1,845,701

 Provision for loan losses                   0          30,000         345,000        93,000
                                     ---------       ---------       ---------     ---------
    Net interest income after
    provision for loan losses          636,276         611,061       1,569,232     1,752,701


Other Operating income
     Service charges and other
           income                      100,614          74,458         290,997       220,491
     Realized security gains (losses)        0          (2,315)         (3,018)      (10,670)
                                     ---------       ---------        ---------      --------
          Total operating income       100,614          72,143         287,979       209,821

Other Operating expenses
     Salaries and employee
         benefits                      260,719         245,909         789,074       802,712
     Net Occupancy expense              31,377          36,769          99,565       102,818
     Equipment rentals, depreci-
      ation, and maintenance            57,894          75,784         173,251       208,931
     Other expenses                    192,327         143,515         511,193       462,366
                                    ----------      ----------      ----------    ----------
       Total operating expenses        542,317         501,977       1,573,083     1,576,827
                                    ----------      ----------      ----------    ----------

   Income before income taxes          194,573         181,227         284,128       385,695
   Income tax expense (benefit)         81,000          61,996          71,000       116,968
                                    ----------      ----------      ----------     ---------
               NET INCOME           $  113,573      $  119,231      $  213,128     $ 268,727
                                    ==========      ==========      ==========     =========
Earnings per common share           $     0.40      $     0.42      $     0.75     $    0.95
                                    ==========      ==========      ==========     =========


See Notes to Consolidated Financial Statements.

[CAPTION]

VANDALIA NATIONAL CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
Nine months ended September 30, 1996 and 1995
-----------------------------------------------------------------------------------------------
                                                                       Net unrealized
                                 Common                   Undivided    gain (loss)
                                 Stock        Surplus     Profits      on securities    Total
                                ---------   ----------    ---------    ----------    ----------
Balance at January 1, 1996      $ 282,994   $4,142,683    $(97,097)    $ (53,023)    $4,275,557
Change in unrealized
gain/(loss) on securities                                               (113,602)      (113,602)
Net income                                                 213,128                      213,128
                                ---------   ----------    ---------    ----------    ----------
Balance at September 30, 1996   $ 282,994   $4,142,683    $116,031     $(166,625)    $4,375,083
                                =========   ==========    =========    ==========    ==========


                                                                       Net unrealized
                                 Common                   Undivided    gain (loss)
                                 Stock        Surplus     Profits      on securities    Total
                                ---------   ----------    ---------    ----------    ----------
Balance at January 1, 1995      $ 282,994   $4,142,683    $(441,174)   $(606,536)    $3,377,967
Change in unrealized
gain/(loss) on securities                                                398,160        398,160
Net income                                                  268,727                     268,727
                                ---------   ----------    ----------   ----------    ----------
Balance at September 30, 1995   $ 282,994   $4,142,683    $(172,447)   $(208,376)    $4,044,854
                                =========   ==========    ==========   ==========    ==========

See Notes to Consolidated Financial Statements.

VANDALIA NATIONAL CORPORATION
STATEMENT OF CASH FLOWS (UNAUDITED)
Nine Months Ended
-----------------------------------------------------------------------
                                                    September 30,
                                                -----------------------
                                                 1996            1995
                                                -------        --------
Cash flows from operating activities:
     Net income                                $213,128        $268,727
Adjustments to reconcile net income
to net cash provided by operating
activities
        Depreciation                            116,837         146,480
        Provision for loan losses               345,000          93,000
        Net amortization and accretion           13,131             987
        Loss on sale of investment
               securities                         3,018          10,670
        Deferred income taxes (benefit)        (165,720)         18,037
        Amortization of organization costs         -              8,591
        Decrease in accrued interest
          receivable and other assets            46,326          36,990
        Increase in accrued expenses and
          other liabilities                     154,024          35,825
                                              ---------        --------
             Total adjustments                  512,615         350,580
                                              ---------        --------
               Net cash provided by
               operating activities             725,744         619,307
                                              ---------        --------

Cash flows from investing activities:
  Purchase of investment available for sale (1,043,650) (2,041,716) Proceeds from sales and maturity of
   investment securities available for sale   3,035,130       2,146,095
  Net increase in loans                      (2,263,812)     (4,956,372)
  Purchases of premises and equipment           (16,443)        (29,883)
 (Purchase of) proceeds from interest
   bearing deposits with other banks            576,093      (1,643,620)
                                             ----------      ----------

     Net cash used by investing activities      287,318      (6,525,496)
                                             ----------      ----------
Cash flows from  financing activities:
  Net increase in certificates of deposit     2,929,204       6,788,517
  Net decrease in deposits other tha time    (2,999,508)       (622,848)
  Principal payments on other borrowings     (1,000,000)        (73,000)

     Net cash provided (used) by
         financing activities                (1,070,304)      6,092,669
                                             -----------     ----------
     Net increase (decrease) in cash
         and cash equivalents                   (57,242)        186,480

Cash and cash equivalents at beginning of
period                                        1,590,965       1,201,865
                                             -----------     -----------
Cash and cash equivalents at end of period  $ 1,533,723     $ 1,388,345
                                            ===========     ============

Supplemental disclosures of cash flow information:
     Cash paid during the nine months ended September 30 for:

          Interest                          $ 1,791,082     $ 1,764,022
          Income taxes                           66,000          45,000


The accompanying notes are an integral part of these statements.

Vandalia National Corporation
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
September 30, 1996 and 1995

NOTE 1 - Basis of Presentation

These interim financial statements should be read in conjunction with the annual financial statements of Vandalia National Corporation and the accompanying footnotes. In the opinion of management, the unaudited interim financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for the fair presentation of the accompanying statement condition as of September 30, 1996 and the related statements of income, changes in stockholders' equity and cash flows for the nine months ended September 30, 1996 and 1995. The results of the nine months ended September 30, 1996 and 1995 are not necessarily indicative of the results to be expected for the entire year.

The accompanying consolidated financial statements include the accounts of Vandalia Corporation, and its subsidiary, the National Bank of West Virginia. All significant intercompany accounts and transaction have been eliminated in consolidation.

NOTE B - ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses for the six months ended June 30, are summarized as follows:
                                                1996          1995
                                             ---------      --------
Balance at January 1                          $475,688      $449,559
Loans written off                             (159,000)      (63,000)
Loans recovered                                 98,000        12,898
Provision for loan losses                      345,000        93,000
                                              ---------     --------
Balance at September 30                       $759,688      $492,457
                                              =========     ========

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Vandalia National Corporation and Subsidiary
Morgantown, West Virginia


     We have audited the accompanying consolidated balance sheets of Vandalia National Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vandalia National Corporation and subsidiary at December 31, 1995 and 1994, and the results of their operations and cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

     As more fully described in Notes 2 and 8 to the consolidated financial statements, the Company changed its methods of accounting for income taxes in 1993 and for securities in 1994 to comply with the requirements of new accounting pronouncements.

                              ARNETT & FOSTER

                              /s/ Arnett & Foster


Charleston, West Virginia
January 19, 1996

                         VANDALIA NATIONAL CORPORATION
                                AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1995 and 1994


                                                1995        1994
                                                ----        ----
     ASSETS

Cash and due from banks                       1,590,965    1,201,865
Interest bearing deposits with other banks    1,393,834      364,091
Securities available for sale                 9,687,553    9,004,554
Securities held to maturity (estimated fair
 value 1995, $573,371; 1994, $2,393,459)        850,000    2,761,989
Loans, less allowance for loan losses of
 $475,688 and $449,559, respectively         42,786,190   35,409,705
Bank premises and equipment, net              1,281,020    1,432,205
Accrued interest receivable                     382,975      348,930
Other assets                                    257,814      704,715
                                            -----------  -----------
     Total assets                           $58,230,351  $51,228,054
                                            ===========  ===========

  LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
    Deposits:
        Non interest bearing                $ 6,720,403  $ 5,170,243
        Interest bearing                     45,524,209   40,918,810
                                            -----------  -----------
            Total deposits                   52,244,612   46,089,053

    Securities sold under agreements
       to repurchase                            550,000      623,000
    Other borrowings                          1,000,000    1,000,000
    Other liabilities                           160,182      138,034
                                             ----------   ----------
          Total liabilities                  53,954,794   47,850,087
                                             ----------   ----------
Commitments and Contingencies

Shareholders' Equity
    Common stock, par value $1.00,
     authorized 1,000,000 shares,
     issued and outstanding in
     1995 and 1994 282,994                      282,994      282,994
    Capital surplus                           4,142,683    4,142,683
    Retained earnings (deficit)                 (97,097)    (441,174)
    Net unrealized gain (loss) on securities    (53,023)    (606,536)
                                             ----------   ----------
            Total shareholders' equity        4,275,557    3,377,967
                                             ----------   ----------
        Total liabilities and
        shareholders' equity                $58,230,351  $51,228,054
                                            ===========  ===========


See Notes to Consolidated Financial Statements

[CAPTION]

                    VANDALIA NATIONAL CORPORATION
                           AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF INCOME
      For the Years Ended December 31, 1995, 1994 and 1993


                                                1995        1994        1993
                                             ----------  ----------  ----------
Interest income:
    Interest and fees on loans               $4,073,290  $3,180,421  $2,884,660
    Interest and dividends on investment
      securities:
        Taxable                                 818,423     747,202     648,520
        Tax-exempt                                  ---         630         187
    Other interest income                           ---         ---          29
                                             ----------  ----------  ----------
        Total interest income                 4,891,713   3,928,253   3,533,396
                                             ----------  ----------  ----------
Interest expense:
    Interest on deposits                      2,310,218   1,697,635   1,672,328
    Interest on other borrowings                 76,590     122,982     105,190
                                             ----------  ----------  ----------
        Total interest expense                2,386,808   1,820,617   1,777,518

            Net interest income               2,504,905   2,107,636   1,755,878
    Provision for loan losses                   123,000      62,000     556,000
                                             ----------  ----------  ----------
            Net interest income after
            provision for loan losses         2,381,905   2,045,636   1,199,878
                                             ----------  ----------  ----------
Other income:
    Service charges and fees                    250,806     175,168     133,220
    Securities gain (losses)                    (27,557)     (6,594)     66,015
    Other income                                 56,091      45,488      46,322
                                             ----------  ----------  ----------
                                                279,340     214,062     245,557

Other expenses:
    Salaries and employee benefits            1,072,380     940,264     684,167
    Net occupancy expense                       135,072     119,110     105,449
    Equipment rentals, depreciation and
      maintenance                               273,344     239,375     192,040
    Federal Deposit Insurance Corporation
      premiums                                   67,451     100,368      81,352
    ATM expense                                  73,122      54,246      30,691
    Advertising                                  57,314      93,165      74,943
    Other expenses                              483,742     508,996     333,211
                                              ---------   ---------   ---------
                                              2,162,425   2,055,524   1,501,853

Net income (loss) before income tax expense
and cumulative effect of change in
 accounting principle                           498,820     204,174     (56,418)
Income tax expense (benefit)                    154,743      63,201     (79,112)
                                              ---------   ---------   ---------
Income (loss) before cumulative effect of
  change in accounting principle                344,077     140,973      22,694
  Cumulative effect of change in
  accounting for income taxes                      ---         ---      170,150
                                             ----------   ---------   ---------
            Net income                       $  344,077   $ 140,973   $ 192,844
                                             ==========   =========   =========

                                      (Continued)

           For the Years Ended December 31, 1995, 1994 and 1993


                                              1995        1994        1993
Earnings per common share:                    ----        ----        ----
 Earnings per common share before
 cumulative effect of change in
 accounting principle                    $    1.22     $   .50      $   .08


 Cumulative effect of change in
 accounting for income taxes                   ---         ---          .60
                                         ---------     --------     --------
         Earnings per common share       $    1.22     $   .50      $   .68
                                         =========     ========     ========
Average common shares outstanding          282,994      282,991     282,930
                                         =========     ========     ========

                  See Notes to Consolidated Financial Statements

                     VANDALIA NATIONAL CORPORATION
                           AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
            For the Years Ended December 31, 1995, 1994 and 1993

                                                                           Net
                                                                        Unrealized
                                                             Retained      Gain           Total
                                Common Stock      Capital    Earnings    (Loss) on     Shareholders'
                             Shares     Amount    Surplus    (Deficit)   Securities       Equity
                             ------     ------    -------    ---------   ----------    ------------
Balance, December 31, 1992   282,643   $282,643  $4,139,534  $(774,655)      ---         $3,647,522
 Sale of 313 shares of
    common stock                 313        313       2,687        ---       ---              3,000
Net income                       ---        ---         ---    192,844       ---            192,844
                             -------   --------  ----------  ---------   -------        -----------
Balance, December 31, 1993   282,956    282,956   4,142,221   (581,811)      ---          3,843,366
 Sale of 38 shares of
    common stock                  38         38         462        ---       ---                500
 Cash payment on fractional
  shares resulting from
   stock dividend                ---        ---         ---       (336)      ---               (336)
 Net unrealized gain (loss)
  on securities upon adoption
  of SFAS 115                    ---        ---         ---        ---      51,399           51,399
 Change in unrealized gain
 (loss) on securities            ---        ---         ---        ---    (657,935)        (657,935)
Net income                       ---        ---         ---    140,973       ---            140,973
                             -------    -------  ----------  ---------    ---------     -----------
Balance, December 31, 1994   282,994   282,994    4,142,683   (441,174)   (606,536)       3,377,967
  Change in unrealized gain
   (loss) on securities          ---       ---          ---        ---     553,513          553,513
Net income                       ---       ---          ---    344,077       ---            344,077
                            --------  --------   ----------   --------    ---------      ----------
Balance, December 31, 1995  $282,994  $282,994   $4,142,683   $(97,097)   $(53,023)      $4,275,557
                            ========  ========   ==========   =========   =========      ==========


                    See Notes to Consolidated Financial Statements

                         VANDALIA NATIONAL CORPORATION
                                AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1995, 1994 and 1993


                                               1995         1994         1993
                                               ----         ----         ---
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                               $344,077     $140,973     $192,844
    Adjustments to reconcile net income
      (loss) to net cash provided by
      operating activities:
    Cumulative effect of change in
      accounting for income taxes                ---          ---      (170,150)
    Provision for loan losses                 123,000       62,000      556,000
    Deferred income tax expense (benefit)      63,220       63,201      (79,112)
    Depreciation                              200,798      171,882      138,861
    Amortization of premium and accretion of
     discount (net) on securities and interest
     bearing deposits with other banks         14,281       (3,667)      44,304
    Amortization of organization costs         10,714       12,856       12,826
    Loans purchased for resale             (7,868,013) (10,939,420) (24,377,555)
    Proceeds from the sale of loans         7,072,784   13,302,006   20,704,252
    Gain (loss) on sales of securities         27,557        6,594      (66,015)
    (Increase) decrease in other assets        43,704      (41,546)      49,556
    (Increase) decrease in accrued interest
       receivable                             (34,045)     (72,506)     (34,275)
    Increase (decrease) in other
       liabilities                             22,148       16,484       20,277
                                           ----------   ----------   --------
        Net cash provided by (used in)
          operating activities                 20,225    2,718,857   (3,008,187)
                                           ----------   ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of securities held to
       maturity                                   ---     (489,983) (12,180,800)
    Purchase of securities available for
       sale                                (2,046,366)  (4,295,000)        ---
    Proceeds from maturities of securities
       held to maturity                           ---      800,000    2,000,000
    Proceeds from sales of securities
       available for sale                   3,090,699    1,989,053    4,063,766
    Proceeds from maturities of securities
       available for sale                   1,000,000          ---           ---
    Principal payments received on
       securities                              56,802      420,789    1,809,680
    (Purchase of) proceeds from interest bear-
       ing deposits with other banks, net  (1,029,743)    (121,546)   1,303,132
    Loans made to customers, net           (6,735,463)  (3,683,753)  (1,940,873)
    Proceeds from sales of certificate of
       deposit                                    ---      211,100          ---
    Purchases of premises and equipment       (49,613)    (489,006)    (249,358)
                                           ----------   ----------   ----------
        Net cash (used in) investing
           activities                      (5,713,684)  (5,658,346)  (5,194,453)
                                           ----------   ----------   ----------

                                      (Continued)

              For the years Ended December 31, 1995, 1994 and 1993


                                               1995         1994         1993
                                               ----         ----         ----
CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in demand deposits, NOW
      accounts and savings accounts         3,034,312     141,370     4,730,013
    Proceeds from sales of (payments for
       matured) time deposits, net          3,121,247   5,805,332       169,467
    Proceeds from exercise of stock warrants
       1994 38 shares, 1993 313 shares            ---         500         3,000
    Proceeds from (payments for) securities
       sold under agreements to repurchase,
            net                               (73,000)     73,000       550,000
    Proceeds from other borrowings                ---         ---     2,900,000
    Principal payments on other borrowings        ---  (2,900,000)          ---
    Payments on fractional shares resulting
       from 25% stock dividend                    ---        (336)          ---
                                           ----------   ----------   --------
        Net cash provided by financing
           activities                       6,082,559   3,119,866     8,352,480
                                           ----------   ----------   ---------
    Increase (decrease) in cash and due
       from banks                             389,100     180,377       149,840

    Cash and due from banks:
        Beginning                           1,201,865   1,021,488       871,648
                                           ----------   ----------   --------
        Ending                             $1,590,965  $1,201,865    $1,021,488
                                           ==========  ===========   ========
SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION
        Cash payments for:
            Interest on deposits           $2,299,442  $1,676,714    $1,665,035
                                           ==========  ==========    ========
            Interest on long term debt     $   48,800  $  103,486    $   96,451
                                           ==========  ==========    ========
            Interest on repurchase
                 agreements                $   27,790  $   25,146    $      ---
                                           ==========  ==========    ========
SUPPLEMENTAL SCHEDULE OF NONCASH
    INVESTING AND FINANCING ACTIVITIES
        Other repossessed assets acquired
         in settlement of loans            $   31,207  $   25,702    $   26,435
                                           ==========  ==========    ==========


               See Notes to Consolidated Financial Statements

                        VANDALIA NATIONAL CORPORATION
                               AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Significant Accounting Policies

The accounting and reporting policies of Vandalia National Corporation and its subsidiary, conform to generally accepted accounting principles and to general practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of the Company's more significant accounting policies.

Principles of consolidation:  The accompanying consolidated
----------------------------
financial statements include the accounts of Vandalia National
Corporation, and its subsidiary, the National Bank of West
Virginia. All significant intercompany accounts and transactions have been eliminated in consolidation.

Presentation of cash flows:  For purposes of reporting cash
---------------------------
flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from demand deposits, NOW accounts, savings accounts and Federal funds purchased and sold are reported net since their original maturities are less than three months. Cash flows from loans and certificates of deposits and other time deposits are reported net.

Securities:  Effective January 1, 1994, the Bank adopted
-----------
Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS
No. 115). Under SFAS No. 115, securities are classified as "held to maturity", "available for sale" or "trading." The appropriate classification is determined at the time of purchase of each security and re-evaluated at each reporting date. (Note 2)

     Securities held to maturity - Debt securities for which the
     ---------------------------
     Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts.

     Securities available for sale - Securities not classified as
     -----------------------------
     "held to maturity" or as "trading" are classified as "available for sale." Securities classified as "available for sale" are those securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. "Available for sale" securities are reported at estimated fair value, net of unrealized gains or losses, which are adjusted for applicable income taxes, and reported as a separate component of shareholders' equity.

     Trading securities - There are no securities classified as
     ------------------
     "trading" in the accompanying financial statements.

Realized gains and losses on sales of securities are recognized on the specific identification method. Amortization of premiums and accretion of discounts are computed using the interest method.

Loans and allowance for loan losses:  Loans are stated at the
------------------------------------
amount of unpaid principal reduced by an allowance for loan losses.

Interest income on loans is accrued and credited to operations using methods that approximate a level yield on principal amounts outstanding.

As more fully discussed in Note 3, the subsidiary bank purchases certain single family mortgage loans for resale to another large financial institution. The sales price of these loans equals the balance of unpaid principal plus any accrued interest at the time of sale, and it is generally set at the date of purchase. Accordingly, no provision for declines in the market value of these loans is considered to be necessary.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience from peer groups, review of specific problem loans and other factors in determining the adequacy of the allowance for loan losses. Loans are charged against the allowance for loan losses when management believes that collectibility is unlikely.

In 1995, the Company adopted Statements of Financial Accounting Standards Nos. 114 and 118 (SFAS Nos. 114 and 118) "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure", respectively. Under SFAS Nos. 114 and 118, a loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the specific loan agreement. Impaired loans, other than certain large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, are required to be reported at the present value of expected future cash flows discounted using the loan's original effective interest rate or, alternatively, at the loan's observable market price, or at the fair value of the loan's collateral if the loan is collateral dependent. The method selected to measure impairment is made on a loan-by-loan basis, unless foreclosure is deemed to be probable, in which case the fair value of the collateral method is used.

Generally, after management's evaluation, loans are placed on non-accrual status when principal or interest is greater than 90 days past due based upon the loan's contractual terms. Interest is accrued daily on impaired loans unless the loan is placed on non-accrual status. Impaired loans are placed on non-accrual status when the payments of principal and interest are in default for a period of 90 days, unless the loan is both well-secured and in the process of collection. Interest on non-accrual loans is recognized primarily using the cost-recovering method. The implementation of the requirements of SFAS No. 114 and 118 did not have a significant impact on the accompanying financial statements.

Certain loan fees and direct loan costs are recognized as income or expense when incurred. Whereas, Statement Number 91 of the Financial Accounting Standards Board requires that such fees and costs be deferred and amortized as adjustments to the subsidiary Bank's related loan's yield over the contractual life of the loan. This method of recognition of loan fees and direct loan costs produces results that are not materially different from those that would be recognized had Statement Number 91 been adopted.

Bank premises and equipment:  Bank premises and equipment are
----------------------------
stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method for bank premises and equipment over the estimated useful lives of the assets. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment are capitalized.

Organization costs: Organization costs, which are insignificant,
-------------------
are being amortized on a straight-line basis over a period of five years.

Income taxes:  The consolidated provision for income taxes
-------------
includes Federal and state income taxes and is based on pretax income reported in the consolidated financial statements, adjusted for transactions that may never enter into the computation of income taxes payable. Deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Valuation allowances are established when deemed necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings per share:  The earnings per share amount is based on
-------------------
the weighted average number of shares outstanding of 282,994, 282,991 and 282,930 for 1995, 1994 and 1993, respectively.

NOTE 2.  Securities

During 1995, concurrent with the adoption of the Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board, the subsidiary bank reassessed the classifications of its securities and transferred securities with an amortized cost of $1,952,253 and estimated fair value of $1,916,587 from the held to maturity category to the available for sale category. Accordingly, shareholders' equity was increased $24,966, net of deferred income taxes of $10,700, to reflect the net unrealized holding gain on such securities. This reclassification did not have an impact on the accompanying consolidated statements of income.

In connection with the adoption of SFAS No. 115, certain securities totaling $10,042,398 (at amortized cost) were classified as available for sale. Accordingly, shareholders' equity at January 1, 1994, was increased by $51,399, net of applicable income taxes of $15,353, to reflect the net unrealized holding gains of such securities. The adoption of SFAS No. 115 had no significant impact on the accompanying statements of income.

The amortized cost, unrealized gains, unrealized losses and estimated fair values of securities at December 31, 1995 and 1994, are summarized as follows:

[CAPTION]

                                                      1995
                               -------------------------------------------------
                                 Carrying
                                  Value                               Estimated
                                (Amortized         Unrealized           Fair
                                   Cost)      Gains         Losses      Value
                               -----------  ---------      --------   ----------
Held to maturity:
 U.S. Government agencies
    and corporations           $  850,000   $     ---     $  276,629  $  573,371
                               ==========   ==========    ==========  ==========

Available for sale:
 U.S. Treasury Securities      $1,104,939   $   3,665     $    3,863  $1,104,741
 U.S. Government agencies
   and corporations             6,079,217      14,096         22,672   6,070,641
 Mortgage-backed securities-
 U.S. Government agencies
   and corporations             2,301,835         ---         71,564   2,230,271

 Federal Reserve Bank Stock       120,000         ---            ---     120,000
 Federal Home Loan Bank Stock     161,900         ---            ---     161,900
                                ---------   ---------     ----------   ---------
        Total                  $9,767,891   $  17,761     $   98,099  $9,687,553
                               ==========   =========     ==========   =========


[CAPTION]

                                                      1994
                               -------------------------------------------------
                                 Carrying
                                  Value                               Estimated
                                (Amortized         Unrealized           Fair
                                   Cost)      Gains         Losses      Value
                               -----------  ---------      --------   ----------

Held to maturity:
 U.S. Treasury Securities      $1,088,921   $      ---    $  35,713   $1,053,208
 U.S. Government agencies
     and corporations           1,673,068          ---      332,817    1,340,251
                               ----------   ----------    ---------   ----------
            Total              $2,761,989   $      ---    $ 368,530   $2,393,459
                               ==========   ==========    =========   ==========
                                                                      Carrying
                                                                        Value
                                                                       Estimated
                                 Amortized         Unrealized           Fair
                                   Cost       Gains         Losses      Value
                               -----------  ---------      --------   ----------
Available for sale:
 U.S. Government agencies
   and corporations            $6,914,521   $      ---    $ 524,075   $6,390,446
 Mortgage-backed securities-U.S.
  Government agencies and
   corporations                 2,760,131          ---      422,123    2,338,008
 Federal Reserve Bank Stock       110,900          ---          ---      110,900
 Federal Home Loan Bank stock     165,200          ---          ---      165,200
                               ----------   ----------    ---------   ----------
        Total                  $9,950,752   $      ---    $ 946,198   $9,004,554
                               ==========   ==========    =========   ==========

Mortgage-backed obligations of U. S. Government agencies and corporations are included in securities at December 31, 1995 and 1994, respectively. These obligations having contractual maturities ranging from 2 to 28 years are reflected in the following maturity distribution schedule based on their anticipated average life to maturity, which ranges from 1 to 16 years. Accordingly, discounts are accreted and premiums are amortized over the anticipated average life to maturity of the specific obligation.

The maturities, amortized cost and estimated fair values of securities at December 31, 1995 are summarized as follows:

                                   Held to Maturity         Available for Sale
                                  -------------------       -------------------
                                                                      Carrying
                                  Carrying                              Value
                                   Value      Estimated              (Estimated
                                 (Amortized      Fair     Amortized     Fair
                                    Cost)       Value       Cost       Value)
                                 ----------  ----------  ----------  --------

Due within 1 year                $      ---  $      ---  $1,955,555  $1,949,089
Due after 1 but within 5 years          ---         ---   4,857,232   4,827,065
Due after 5 but within 10 years     850,000     573,371   2,594,657   2,559,202
Due after 10 years                      ---         ---     360,447     352,197
                                 ----------  ----------  ----------  ----------
     Total                       $  850,000  $  573,371  $9,767,891  $9,687,553
                                 ==========  ==========  ==========  ==========

The proceeds from sales and maturities of securities, principal payments received on mortgage backed obligations, and the related gross gains and losses realized are as follows:

For the                          Proceeds From                    Gross
Year Ended           ------------------------------------   ------------------
December 31,                                   Principal    Gains    Losses
                        Sales     Maturities    Payments    Realized  Realized
    1995             ----------   ----------   ----------   --------  --------
Securities held to
    maturity         $      ---   $      ---   $      ---   $    ---  $    ---
Securities available
    for sale          3,090,699    1,000,000       56,802   $  1,231  $ 28,788
                     ----------   ----------   ---------   --------  --------
     Total           $3,090,699   $1,000,000   $   56,802   $  1,231  $ 28,788
                     ==========   ==========   ==========   ========  ========

    1994
Securities held to
    maturity         $      ---   $  800,000   $      ---   $    ---  $    ---
Securities available
    for sale          1,989,053          ---      420,789      7,570    14,164
                     ----------   ----------   ----------   --------  --------
     Total           $1,989,053   $  800,000   $  420,789   $  7,570  $ 14,164
                     ==========   ==========   ==========   ========  =======
    1993             $4,063,766   $2,000,000   $1,809,680   $ 69,709  $  3,694
                     ==========   ==========   ==========   ========  ========


During 1994, securities with an amortized cost of $1,963,886 and an estimated fair value of $1,909,554 were transferred from securities available for sale to securities held to maturity. In accordance with generally accepted accounting principles, the securities were transferred at their estimated fair value on the date of transfer. The fair value adjustment totaling $54,332 on these securities at the date of transfer is amortized to the maturities of the specific instruments using the interest method. The remaining unamortized fair value adjustment on the date of transfer, $48,117 is included in net unrealized losses on securities in shareholders' equity in the accompanying consolidated financial statement at December 31, 1994.

At December 31, 1995 and 1994, securities carried at
$2,250,000 and $2,560,112, respectively, with estimated fair values of $2,139,436 and $2,241,931, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.

NOTE 3.  Loans

Loans are summarized as follows:

                                                1995            1994
                                             -----------     -----------
Commercial, financial and agricultural       $15,996,630     $13,231,666
Real estate - construction                     2,336,588       2,708,299
Real estate - mortgage                        17,553,880      14,404,752
Installment loans                              5,514,196       4,627,325
Loans held for resale                            949,329         154,100
Other                                            911,255         733,122
                                             -----------     -----------
        Total loans                           43,261,878      35,859,264
    Less allowance for loan losses              (475,688)       (449,559)
                                             -----------     -----------
        Loans, net                           $42,786,190     $35,409,705
                                             ===========     ===========



Included in the balance of net loans, are non-accrual loans amounting to $185,219 and $22,183 at December 31, 1995 and 1994, respectively. If interest on non-accrual loans had been accrued, such income would have approximated $12,565, $3,595 and $0 for the years ended December 31, 1995, 1994 and 1993, respectively.

The maturities of loans at December 31, 1995, are as follows:



                                                                  Balance
                                   After 1 But                  December 31,
                  Within 1 Year  Within 5 Years  After 5 Years     1995
                  -------------  --------------  -------------  ------------
Total loans due    $10,218,076     $27,371,944     $5,671,858   $43,261,878
                  =============  ==============  =============  ============

Loans due after one year with:
     Variable rates                    $17,634,460
     Fixed rates                        15,409,342
                                       -----------
          Total                        $33,043,802
                                       ===========


Loans held for resale:  Loans held for resale represent
----------------------
mortgage loans purchased by the bank from a loan origination company. The loans are funded after they have met the underwriting standards of the subsidiary bank and have been accepted for resale to another large financial institution. During the year ended December 31, 1995 and 1994, the bank funded approximately $7,868,013 and $10,939,420 of these loans which are typically held for 30-60 days prior to resale (Note 11).

Concentration of credit risk:  The subsidiary bank grants
-----------------------------
commercial and consumer loans to customers primarily located in Monongalia County, West Virginia. The bank strives to maintain a diverse loan portfolio, however, a substantial portion of the local economy is dependent upon the financial activities and student enrollment of West Virginia University.

Loans to related parties:  The subsidiary bank has made
-------------------------
loans, in the normal course of business, to its directors, officers and employees, and will continue to make such loans in the future. At December 31, 1995 and 1994, outstanding loans of this nature totaled $412,676 and $558,490. These loans were granted at substantially the same terms and conditions as offered to the public.

The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party during 1995 and 1994. Other changes represent loans included in the beginning balance that were not in excess of $60,000 at December 31, 1995 and 1994, or whose status as reportable related parties changed during the years then ended.

                                    1995            1994
                                  --------       ---------
      Balance, beginning          $123,724       $  53,346
          Additions                  8,091         192,445
          Amounts collected        (20,947)        (81,968)
              Other                (42,517)        (40,099)
                                 ----------      ----------
          Balance, ending        $  68,351       $ 123,724
                                 ==========      ==========

NOTE 4.  Allowance for Loan Losses and New Accounting Pronouncement

An analysis of the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993, is as follows:

                                      1995        1994        1993
                                   ---------   ---------   ---------
Balance, beginning of year         $ 449,559   $ 681,558   $ 322,478
Losses:
  Commercial, financial and
      agricultural                    56,117     270,595     400,352
  Installment loans                   53,289      87,836      34,087
  Other                                9,132       2,535       3,399
                                    --------   ---------   ---------
        Total                        118,538     360,966     437,838
                                    --------   ---------   ---------
Recoveries:
  Commercial, financial and
     agricultural                        ---      47,598     225,000
  Installment loans                   20,191      19,369      15,918
  Other                                1,476         ---         ---
                                    --------   ---------   ---------
        Total                         21,667      66,967     240,918
                                    --------   ---------   ---------
  Net losses                         (96,871)   (293,999)   (196,920)
  Provision for loan loss            123,000      62,000     556,000
                                    --------   ---------   ---------
Balance, end of year                $475,688    $449,559    $681,558
                                    ========   =========   =========

As explained in Note 1, the Bank adopted SFAS Nos. 114 and 118 in 1995. The Company's total recorded investment in impaired loans at December 31, 1995, approximated $936,584 for which the related allowance for credit losses determined in accordance with SFAS Nos. 114 and 118 approximated $268,500. The Company's average investment in such loans approximated $1,040,044 for the year ended December 31, 1995.

For purposes of SFAS Nos. 114 and 118, the Company considers groups of smaller-balance homogeneous loans to include: mortgage loans secured by residential property, other than those which significantly exceed the bank's typical residential mortgage loan amount (currently those in excess of $100,000); and installment loans to individuals, exclusive of those loans in excess of $50,000.

For the year ended December 31, 1995, the Company recognized approximately $116,808 in interest income on impaired loans. Using a cash-basis method of accounting, the Company would have recognized approximately $106,834 in interest on such loans.

NOTE 5.  Bank Premises and Equipment

The major categories of bank premises and equipment and accumulated depreciation at December 31, 1995 and 1994 are as follows:

                                            1995           1994

Bank building                           $   299,165    $   294,659
Leasehold improvements                      790,305        778,809
Furniture & equipment                       505,500        487,747
Computer equipment                          415,772        391,412
Construction in process                       8,156         16,658
Bank vehicles                                11,645         11,645
                                        -----------    -----------
                                          2,030,543      1,980,930
Less accumulated depreciation,
  including amounts applicable
  to leasehold improvements,
  1995 $188,286; 1994 $147,380              749,523        548,725
                                        -----------    -----------
Bank premises and equipment, net        $ 1,281,020    $ 1,432,205
                                        ===========    ===========

Depreciation expense for the years ended December 31, 1995, 1994 and 1993 totaled $200,798, $171,882 and $138,861, respectively.

NOTE 6.  Deposits

The following is a summary of interest bearing deposits by type as of December 31, 1995 and 1994:

                                            1995           1994
                                        ------------   ------------
     NOW and Super NOW accounts         $  2,148,745   $  1,842,115
     Money market accounts                 5,366,692      2,954,120
     Savings deposits                      9,475,404     10,710,454
     Regular certificates of deposit 27,750,226 23,890,913 Individual Retirement Accounts
       and other time deposits               783,142      1,521,208
                                        ------------   ------------
         Total                          $ 45,524,209   $ 40,918,810
                                        ============   ============

Concentration:  The subsidiary bank has obtained certain
--------------
time deposits through the use of a broker. The total amount of such deposits at December 31, 1995 and 1994 was $198,000 and $495,000, respectively.

Time certificates of deposit in denominations of $100,000 or more totaled $8,440,214 and $7,182,816 at December 31, 1995 and 1994, respectively. Interest on time certificates of deposit in denominations of $100,000 or more was $388,612, $338,942 and $327,076 for the years ended December 31, 1995, 1994 and 1993, respectively.

The following is a summary of the maturity distribution of certificates of deposit in denominations of $100,000 or more as of December 31, 1995.

                                             Amount        Percent
                                          -----------      -------
     Three months or less                  $1,997,478        23.7
     Three through six months               1,647,185        19.5
     Six through twelve months              2,334,036        27.6
     Over twelve months                     2,461,515        29.2
                                           ----------       -----
         Total                             $8,440,214       100.0
                                           ==========       =====

NOTE 7.  Borrowings

Details regarding short-term borrowings during the years ended December 31, 1995 and 1994 are presented below:

                                                    1995
                                         ----------------------------
                                         Repurchase
                                         Agreements          FHLB
                                         -----------     ------------
Average amount outstanding during year     $ 569,451     $    11,513
Maximum amount outstanding at any
  month end                                $ 623,000     $       ---
Balance at year end                        $ 550,000     $       ---
Weighted average interest rate                  4.92%           5.21%


                                                    1994
                                         ----------------------------
                                         Repurchase
                                         Agreements          FHLB
                                         -----------     ------------
Average amount outstanding during year     $ 639,917     $   420,833
Maximum amount outstanding at any
  month end                                $ 788,000     $ 2,000,000
Balance at year end                        $ 623,000     $       ---
Weighted average interest rate                  4.12%           4.36%


The subsidiary bank is a member of the Federal Home Loan
Bank of Pittsburgh (FHLB). As a member, the subsidiary bank obtained commitments, composed of a Flexline and a repurchase option, from the FHLB for $5,073,800 to finance loan growth and/or meet liquidity needs. Any borrowing will bear interest at the interest rate posted by the FHLB on the day of the borrowing and is subject to change daily. This line of credit is secured by a blanket lien on all unpledged and unencumbered assets of the Bank and expires January 2, 1997, however, Bank management intends to renew this line of credit at the maturity date.

Notes payable is summarized as follows:


                                                       1995          1994
                                                       ----          ----
 Federal Home Loan Bank of Pittsburgh, secured by
 a blanket lien on all unpledged and unencumbered
 assets of the Bank, 4.82% interest due monthly,
 principal balance due February 20, 1996            $1,000,000    $1,000,000
                                                    ==========    ==========

The loan agreements contain various general restrictions, all of which were compiled with during the years ended December 31, 1995 and 1994.

NOTE 8.  Income Taxes

The components of applicable income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993, are as follows:

                                      1995           1994          1993
                                    --------       --------      ---------
Current (Federal and state)         $ 91,523       $    ---      $     ---
Deferred (Federal and state)          63,220         63,201        (79,112)
                                    --------       --------      ----------
    Total                           $154,743       $ 63,201      $ (79,112)
                                    ========       ========      ==========


A reconciliation between the amount of reported income tax expense and the amount computed by multiplying the statutory income tax rate by book pretax income for the years ended
December 31, 1995, 1994 and 1993, is as follows:

[CAPTION]

                                       1995                    1994                     1993
                                 ------------------      ------------------       -----------------
                                 Amount     Percent      Amount     Percent       Amount    Percent
                                 ------     -------      ------     -------       ------    -------
Computed tax at applicable
    statutory rates              $149,646      30.0      $61,252       30.0       $(19,182)   (34.0)
Increase (decrease) in taxes
  resulting from:

(Increase) decrease in
  appliable income tax rates          ---       ---       37,360       18.3       (144,181)  (255.5)

Increase (decrease) in
  deferred tax asset
  valuation allowance             (10,400)     (2.1)     (67,600)     (33.1)        84,686    150.1

Other, net                         15,497       3.1       32,189       15.8           (435)     (.8)
                                 --------    ------      -------     ------        -------    ------
    Applicable income tax
      (benefits)                 $154,743      31.0      $63,201       31.0       $(79,112)  (140.2)
                                 ========    ======      =======     ======       =========



During 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), which changed the criteria for measuring the provisions for income taxes and recognizing deferred tax assets and liabilities.

In connection with the adoption of SFAS No. 109 in 1993, the Company recognized $44,052 and $35,060 of Federal and state deferred tax benefits.

Deferred income taxes for 1995 and 1994 which are determined in accordance with SFAS No. 109 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured for tax purposes. Deferred tax assets and liabilities represent the future tax return consequences of temporary differences, which will either be taxable or deductible when the related assets and liabilities are recovered or settled.

The tax effects of temporary differences which give rise to the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows:


                                             1995                1994
                                             ----                ----
Deferred tax assets:
    Allowance for loan losses             $  91,619            $  82,035
    Deferred loan origination fees           30,002               31,490
    NOL carryforwards                        51,324              127,013
    Net unrealized loss on securities        27,314              387,785
    Organizational costs                        ---                9,743
                                          ---------            ---------
                                            200,259              638,066
    Less valuation allowance                (45,000)             (55,400)
                                          ---------            ---------
                                            155,259              582,666
Deferred tax liability:
    Depreciation                              5,096                8,812
                                          ---------            ---------
    Net deferred tax asset                $ 150,163            $ 573,854
                                          =========            =========


Current income tax expense of $91,523 was recognized during 1995. No current income tax expense was recognized during the years ended December 31, 1994 and 1993 due to the generation and utilization of net operating losses during those years. In 1995 and 1994, the Company recognized
$47,268 and $15,952 and $53,389 and $9,812 of Federal and
state deferred tax expense, respectively.

In accordance with the provisions of SFAS No. 109, the Company recognized the remaining benefits related to the Company's tax operating loss carryforwards as part of the cumulative effect of the change in accounting for income taxes. During 1993, approximately $332,000 and $139,000 of Federal and state income tax losses were utilized to offset current taxes. Accordingly, the effects of such are reflected within deferred tax expense for the year ended
December 31, 1993.

As of December 31, 1995, the Company had approximately
$570,000 state income tax loss carryforwards which expire in the years 2006 and 2007.

The income tax expense (benefit) on realized securities gains (losses) was $(8,549), $(2,041) and $26,406, for the years ended December 31, 1995, 1994 and 1993, respectively.


NOTE 9.  Employee Benefit Plan

During 1993, the Company adopted a profit-sharing thrift plan, which includes 401(k) provisions for substantially all employees of the Company. Voluntary employee contributions are limited by certain provisions of current Federal income tax laws. The Company is required to match the employee contributions as follows:

      - Match 100% of the employee's contribution up to 3.0% of the total annual compensation.
      - Match 50% of the employee's contribution above 3.0% and up to 5% of total annual compensation.

The Company may also elect to make additional contributions to the plan as approved by the Board of Directors. Employee contributions vest immediately upon payment while employer contributions vest ratably over a four year period.
Employer contributions to the Plan which were charged to operations and are included in the accompanying consolidated statements of income totaled $16,769, $12,824 and $8,718 for the years ended December 31, 1995, 1994 and 1993, respectively.


NOTE 10.  Leases and Total Rental Expense

The Company has exercised options on four noncancellable leases in order to obtain certain bank premises for the main office, drive-in and branch bank locations. Three of the four leases are with related parties of the Company and the subsidiary bank. The original terms of the leases expire from February 1, 1995 to June 1997, with renewal options available through the year 2013. The renewal options on three of the four leases provide for escalation of the minimum lease payments based on the consumer price index increase from the base year of each lease. The fourth lease provides for escalation of the minimum lease payments based upon scheduled increases for each renewal period. These leases primarily require the lessee to pay for all utilities, normal maintenance and insurance of the properties.

The total minimum rental commitment at December 31, 1995, under the agreements mentioned above is $288,625 which is due as follows:

          For the year ending
             December 31,             Amount
         --------------------      ----------
               1996                 $  76,500
               1997                    70,500
               1998                    64,500
               1999                    64,500
               2000                    12,625
                                    ---------
                  Total             $ 288,625
                                    =========


Total rental expense incurred and paid under the above leases for the years ended December 31, 1995, 1994 and 1993, was $83,188, $73,005 and $64,500, respectively, of which $63,900, $60,800 and $59,500, respectively, was paid to related parties.

NOTE 11.  Financial Instruments with Off-Balance-Sheet Risk

The subsidiary bank is a party of financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the subsidiary bank has in particular classes of financial instruments.

Financial instruments whose contract               Contract Amount
amounts represent credit risk                    1995            1994
------------------------------------         ----------       ----------
     Commitments to extend credit            $2,370,718       $3,172,336
     Real estate - construction               1,625,940        2,083,964
     Credit card commitments                  1,217,903          574,035
     Standby letters of credit                  533,838          131,000
                                             ----------       ----------
          Total                              $5,748,399       $5,961,335
                                             ==========       ==========


The subsidiary bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, credit card commitments, real estate construction and commitments to fund loans held for resale is represented by the contractual amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The subsidiary bank evaluates each customer's credit worthiness on a case-by-case basis.
The amount of collateral obtained, if deemed necessary by the subsidiary bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, equipment or real estate. The credit card commitments are unsecured lines of credit.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans. Collateral held varies, but primarily includes real estate.

Commitments to fund loans to be held for resale are commitments to purchase loans which will subsequently be sold to another large financial institution at face value plus accrued interest. The subsidiary bank evaluates these loans on a case by case basis. The collateral for these loans is residential real estate. (Note 3)

On September 30, 1993, the Board of Directors of the Bank committed to specific corrective actions related to various aspects of the Bank's operations and agreed to maintain minimum capital ratios. In June 1995, this agreement was terminated by the Bank's regulatory agency.


NOTE 12.  Regulatory Restrictions on Capital and Dividends

The primary source of funds for future dividends to be paid by the Company is dividends received from its subsidiary bank. Dividends paid by the subsidiary bank are subject to restrictions by banking regulations. The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year's net retained profits, as defined, plus the net retained profits of the two preceding years. During 1996, the net retained profits available for distribution to the parent company was $176,587 plus net retained income for the interim period through the date of declaration. The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by banking regulations. A comparison of the Bank's capital as of December 31, 1995 with the minimum requirements as mandated by current bank regulations is presented as follows:


                                                            Minimum
                                             Actual       Requirements
                                             ------       ------------
     Tier 1 Risk - based Capital             10.30%           4.0%
     Total Risk - based Capital              11.51%           8.0%
     Leverage Ratio                           6.96%           4.0%


NOTE 13.  Shareholders' Equity

Stock Warrants:  As part of the initial public offering of
---------------
the Company's common stock, the organizers committed to purchase a minimum number of shares which entitled them to receive warrants to purchase an additional share for each four shares acquired in the initial offering. Also, as part of the initial offering, each of the eight organizers were granted an additional 2,500 warrants. At December 31, 1995 and 1994, 32,764 warrants remain unexercised. During 1994 and 1993, 38 and 313 warrants, respectively, were exercised at the $16 offering price. All warrants must be exercised at the $16 offering price by April, 2001, or the warrants will expire. No warrants were exercised during 1995.

Stock Dividend:  The Company's Board of Directors declared a
---------------
25 percent stock split, effective in the form of a dividend, payable June 15, 1994, to the shareholders of record on March 21, 1994. In conjunction with the split, an additional 56,560 shares of $1.00 par value common stock were issued. Fractional shares were paid in cash the amount. Accordingly, all references in the consolidated financial statements to common shares and the related per share data have been adjusted to reflect this stock split, effected in the form of a dividend.

On April 21, 1994, the Company's shareholders voted to increase the authorized shares of the Company's common stock from 500,000 to 1,000,000 shares.

During 1994, the Company planned a public offering of common stock, and filed a registration statement with the SEC. However, after the registration statement was filed and become effective, the Board of Directors evaluated current market conditions including consolidation of the banking industry through mergers and other trends in the industry which could, or would, impact the Company's stock offering and decided to postpone the stock offering. In connection therewith, the Company incurred costs approximating $83,600, which have been charged to other expenses in the accompanying consolidated statement of income for the year ended December 31, 1994. Also, in 1995, the Company planned a public offering of common stock. However, due to evaluation of unforeseen circumstances and changing conditions, the Board of Directors decided not to proceed with the stock offering in 1995. In connection therewith, the Company incurred costs approximating $44,979 which have been charged to other expenses in the accompanying consolidated statement of income for the year ended
December 31, 1995.


NOTE 14.  Fair Value of Financial Instruments

The following summarizes the methods and significant assumptions used by the Company in estimating its fair value disclosures for financial instruments.

Cash and due from banks:  The carrying values of cash and
------------------------
due from banks approximate their estimated fair value.

Interest bearing deposits with other banks:  The fair values
-------------------------------------------
of interest deposits with other banks are estimated by discounting scheduled future receipts of principal and interest at the current rates offered on similar instruments with similar remaining maturities.

Federal funds sold:  The carrying values of Federal funds
-------------------
sold approximate their estimated fair values.

Securities:  Estimated fair values of securities are based
-----------
on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable securities.

Loans:  The estimated fair values for loans are computed
------
based on scheduled future cash flows of principal and interest, discounted at interest rates currently offered for loans with similar terms to borrowers of similar credit quality. No prepayments of principal are assumed.

Deposit:  The estimated fair values of demand deposit (i.e.
--------
noninterest bearing checking, NOW, Super NOW, money market and savings accounts) and other variable rate deposits approximate their carrying values. Fair values of fixed maturity deposits are estimated using a discounted cash flow methodology at rates currently offered for deposits with similar remaining maturities. Any intangible value of long-term relationships with depositors is not considered in estimating the fair values disclosed.

Short-term borrowings:  The carrying values of short-term
---------------------
borrowings approximate their estimated fair values.

Long-term borrowings:  The fair values of long-term
---------------------
borrowings are estimated by discounting scheduled future payments of principal and interest at current rates available on borrowings with similar terms.

Off-balance sheet instruments:  The fair values of
------------------------------
commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the counterparties. The amounts of fees currently charged on commitments and standby letters of credit are deemed insignificant and therefore, the estimated fair values and carrying values are not shown below.

The carrying values and estimated fair values of the Company's financial instruments are summarized below:


                                                 December 31, 1995
                                            ------------------------------
                                                                Estimated
                                            Carrying               Fair
                                             Value                Value
                                            -------------    -------------
Financial assets:
    Cash and due from banks                  $  1,590,965    $  1,590,965
    Interest bearing deposits other banks       1,393,834       1,393,834
    Securities available for sale               9,687,553       9,687,553
    Securities held to maturity                   850,000         573,371
    Loans                                      42,786,190      42,987,031
                                             ------------    ------------
                                             $ 56,308,542    $ 56,232,754
                                             ============    ============
Financial liabilities:
    Deposits                                 $ 52,244,612    $ 52,476,694
    Short-term borrowings                         550,000         550,000
    Long-term borrowings                        1,000,000       1,000,000
                                             ------------    ------------
                                             $ 53,794,612    $ 54,026,694
                                             ============    ============



NOTE 15.  Condensed Financial Statements of Parent Company

The investment of the Company in its wholly-owned subsidiary is presented on the equity method of accounting.
Information relative to the Company's balance sheets at December 31, 1995 and 1994, and the related statements of income and cash flows for the years ended December 31, 1995, 1994 and 1993, are presented below:

                                                      December 31,
                                                  --------------------
Balance Sheets                                      1995         1994
                                                    ----         ----
Assets
     Cash                                         $ 199,699   $ 188,111
     Prepaid taxes                                      ---      15,000
     Investment in bank subsidiary,
       eliminated in consolidation                4,123,564   3,167,505
     Organization costs, net                            ---       1,168
     Other                                              150       9,743
                                                 ----------  ----------
          Total assets                           $4,323,413  $3,381,527
                                                 ==========  ==========


Liabilities and shareholders' equity
Liabilities
     Miscellaneous liabilities                   $   47,856  $    3,560
                                                 ----------  ----------
Shareholders' equity:
     Common stock, par value $1.00;
      authorized 1,000,000 shares;
      issued 1995 and 1994, 282,994                 282,994     282,994
     Capital surplus                              4,142,683   4,142,683
     Retained earnings (deficit)                    (97,097)   (441,174)
     Net unrealized gain (loss) on
      securities                                    (53,023)   (606,536)
                                                 ----------  ----------
        Total shareholders' equity                4,275,557   3,377,967
                                                 ----------  ----------
        Total liabilities and
         shareholders' equity                    $4,323,413  $3,381,527
                                                 ==========  ==========



Statements of Income                     1995        1994       1993
--------------------                     ----        ----       ----
Income
     Interest income                  $  7,076    $  7,251   $  8,013
Expenses                              --------    --------   --------
     Salaries and employee benefits      4,595       4,255      3,956
     Lease rental                          ---         ---      4,500
     Other operating                    51,207      84,998      6,809
                                      --------    --------   --------
          Total                         55,802      89,253     15,265
                                      --------    --------   --------
(Loss) before equity in net
income of bank subsidiary              (48,726)    (82,002)    (7,252)

Equity in net income
     of subsidiary bank before
     cumulative effect of change
     in accounting principle           402,546     236,602     26,950

Equity in net income of subsidiary
  bank resulting from cumulative
  effect of change in accounting
  for income taxes                         ---         ---    149,775
                                      --------    --------   --------

Equity in net income of subsidiary
bank                                    402,546    236,602    176,725
                                     ----------   --------   --------
Net income before income tax expense
and cumulative effect of change in
accounting principle                    353,820    154,600    169,473


     Income tax benefit (expense)        (9,743)   (13,627)     2,996

     Cumulative effect of change in
      accounting for income taxes           ---        ---     20,375
                                       --------   --------   --------
        Net income                     $344,077   $140,973   $192,844
                                       ========   ========   ========


Statements of Cash Flows
------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
                                         1995       1994       1993
                                         ----       ----       ----
     Net Income                        $344,077   $140,973   $192,844
     Adjustments to reconcile net
      income to net cash (used in)
      provided by operating activities:
     Cumulative effect of change in
      accounting for income taxes           ---       ---     (20,375)
     Deferred income tax expense
                 (benefit)                9,743     13,627     (2,996)
     Equity in undistributed net
      income of subsidiary bank        (402,546)  (236,602)  (176,725)
     Amortization of organization
       costs                              1,168      1,402      1,402
    (Increase) decrease in other
       assets                              (150)     6,483      2,798
     Increase (decrease) in other
       liabilities                       44,296        457      2,174
     Decrease (increase) in
       prepaid taxes                     15,000    (15,000)       ---
                                        -------    -------    -------
    Net cash provided by (used
     in) operating activities            11,588    (88,660)      (878)
                                        -------    -------    -------


CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from exercise of stock
      warrant, 38 shares 1994 and
      313 shares 1993                       ---        500      3,000


     Payment on fractional shares
      resulting from stock dividend         ---       (336)       ---
                                        -------    -------    -------
     Net cash provided by financing
      activities                            ---        164      3,000
                                        -------    -------    -------
     Increase (decrease) in cash         11,588    (88,496)     2,122

     Cash:
         Beginning                      188,111    276,607    274,485
                                       --------   --------   --------
         Ending                        $199,699   $188,111   $276,607
                                       ========   ========   ========

Vandalia National Corporation accounts for its investment in its subsidiary bank by the equity method. During the years ended December 31, 1995, 1994 and 1993, changes in the investment were as follows:

Number of shares owned - The National Bank of West Virginia        400,000
Percent of shares owned - The National Bank of West Virginia           100%

     Balance at December 31, 1992                               $3,360,714

          Equity in net income of subsidiary bank                  176,725
                                                                ----------

     Balance at December 31, 1993                                3,537,439

          Equity in net income of subsidiary bank                  236,602
          Net unrealized gains (losses) on securities held
            by subsidiary                                         (606,536)
                                                                ----------

     Balance at December 31, 1994                                3,167,505

          Equity in net income of subsidiary bank                  402,546
          Net unrealized gains (losses) on securities held
            by subsidiary                                          553,513
                                                                ----------
     Balance at December 31, 1995                               $4,123,564
                                                                ==========

                              APPENDIX I

Delaware Code Annotated, Title 8, Corporations, Chapter 1,
General Corporation Law, Subchapter IX, Merger or Consolidation.

 262 Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to 251, 252,
 254,  257,  258,  263 or  264 of this title:

          (1)  Provided, however, that no appraisal
     rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholder entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
     (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National
     Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of 251 of this title.

          (2)  Notwithstanding paragraph (1) of this
     subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to 251,

     252, 254, 257, 258, 263 and 264 of this title
     to accept for such stock anything except:

               a.   Shares of stock of the
          corporation surviving or resulting from
          such merger or consolidation, or
          depository receipts in respect thereof;

               b.   Shares of stock of any other
          corporation, or depository receipts in
          respect thereof, which shares of stock
          or depository receipts at the effective
          date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the
          National Association of Securities
          Dealers, Inc. or held of record by more
          than 2,000 holders;

               c.   Cash in lieu of fractional
          shares or fractional depository receipts described in the foregoing subparagraphs
          a. and b. of this paragraph; or

               d.   Any combination of the shares
          of stock, depository receipts and cash
          in lieu of fractional shares or
          fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

          (3)  In the event all of the stock of a
     subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was
     approved pursuant to 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
(a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.

Such notice shall
also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trail upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                              PART II

             INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Wesbanco's Bylaws provide, and West Virginia law permits (Code 31-1-9) the indemnification of directors and officers against certain liabilities. Officers and Directors of Wesbanco and its subsidiaries are indemnified generally against expenses reasonably incurred in connection with proceedings in which they are made parties by reason of their being or having been directors or offices of the corporation, except in relation to matters as to which a recovery may be obtained by reason of an officer or director having been finally adjudged derelict in such action or proceeding in the performance of his duties.

     A.   Excerpts from the Article VI of the Bylaws of Wesbanco:

Indemnification of Directors and Officers

Each director and officer, whether or not then in office, shall be indemnified by the corporation against all costs and expenses reasonably incurred by and imposed upon him in connection with or resulting from any action, suit or proceeding, to which he may be made a party by reason of his being or having been a director or officer of the corporation, or of any other company which he served at the request of the corporation, except in relation to matters as to which a recovery shall be had against him by reason of his having been finally adjudged derelict in such action, suit or proceeding, in the performance of his duties as such Director of officer, and the foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law.

     B.   West Virginia Corporation Law, Code Section 31-1-9:

Section 31-1-9.  Indemnification of officers, directors,
employees and agents.

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, taxes and penalties and interest thereon, and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, that such person did have reasonable cause to believe that his conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter, including, but not limited to, taxes or any interest penalties thereon, as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in subsections (a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) or (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Subsections (a) or (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, (3) by the shareholders or members.

     (e) Expenses (including attorney's fees) incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding as authorized in the manner provided in Subsection (d) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

     (f) The indemnification provided by this section shall not be deemed exclusive of any other rights to which any shareholder or member may be entitled under any bylaw, agreement, vote of shareholders, members or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section. (1961,c.15; 1974,c.13; 1975,c.118.)

     Wesbanco does provide indemnity insurance to its officers and directors. Such insurance will not, however, indemnify officers or directors for willful misconduct or gross negligence in the performance of a duty to Wesbanco.

Item 21.  Exhibits and Financial Statement Schedules.

NUMBER      TITLE

  2         Agreement and Plan of Merger, By and Between
            Wesbanco, Inc., Vandalia National Corporation,
            VNC Corporation and Wesbanco Bank Fairmont, Inc., dated July 18, 1996

  3.1 Articles of Incorporation of Wesbanco Restated as of November 17, 1995(1)

  3.2       Bylaws of Wesbanco, Inc.(1)

  4.1       Specimen Certificate of Wesbanco Common Stock (2)

  5 Opinion of Phillips, Gardill, Kaiser & Altmeyer as to the Legality of the Shares Being Registered

  8         Opinion of Spilman, Thomas & Battle as to Certain
            Tax Matters (To be filed by Amendment)

10.1        Stockholder Agreement By and Between Wesbanco,
            Inc. and Certain Stockholders of Vandalia National
            Corporation Dated July 18, 1996

10.2        The Restated Wesbanco Directors' Deferred
            Compensation Plan Effective December 15, 1994(1)

10.3        Employment Agreement Between Robert H. Martin,
            First National Bank in Fairmont and Wesbanco
            Dated February 28, 1994(3)

10.4        Employment Agreement Between Ernest S. Fragale,
            Wesbanco Mortgage Company and Wesbanco, Inc.
            Dated the 20th Day of August, 1996

10.5        Employment Agreement Between Frank R.
            Kerekes, First National Bank in Fairmont and
            Wesbanco Dated February 28, 1994(3)

10.6        Employment Agreement Between Robert E.
            Moran, Bridgeport Bank and Wesbanco Dated
            February 28, 1994(3)

NUMBER      TITLE

10.7        Employment Agreement Effective January 1,
            1993, By and Between Edward M. George,
            Wesbanco and Wesbanco Bank Wheeling(3)

10.8        Employment Agreement Effective January 1,
            1993, By and Between Paul M. Limbert,
            Wesbanco and Wesbanco Bank Wheeling(3)

10.9        Employment Agreement Effective January 1,
            1993, By and Between Dennis P. Yaeger,
            Wesbanco and Wesbanco Bank Wheeling(3)

10.10       Employment Agreement Effective January 1,
            1993, By and Between Jerome B. Schmitt,
            Wesbanco and Wesbanco Bank Wheeling(3)

10.11       Employment Agreement Effective December 2,
            1991, By and Between Stephen F. Decker,
            Albright National Bank of Kingwood, and
            Wesbanco(3)

10.12       Employment Agreement Effective December 2,
            1991, By and Between Rudy F. Torjak, Albright
            National Bank of Kingwood, and Wesbanco(3)

10.13       Employment Agreement Effective November 14,
            1990, By and Between Jerry A. Halverson, First
            National Bank of Wheeling and Wesbanco, Inc.(3)

10.14       Employment Agreement Effective December 1,
            1993, By and Between Thomas L. Jones, Wesbanco and Wesbanco Bank South Hills(3)

10.15       Employment Agreement Effective December 1,
            1993, By and Between Larry L. Dawson, Wesbanco and Wesbanco Bank South Hills(3)

10.16       Employment Agreement Effective January 1,
            1993, By and Between John W. Moore, Jr.,
            Wesbanco and Wesbanco Bank Wheeling(3)

NUMBER      TITLE

10.17 Employment Agreement By and Between Bank of Weirton, George M. Molnar and Wesbanco,
            Inc. Dated the 30th Day of August, 1996

11.1        Computation of Per Share Earnings of
            Wesbanco (Included in Pro Forma Data)

11.2        Computation of Per Share Earnings of Vandalia
            (Included in Pro Forma Data)

12.1        Computation of Earnings to Combined Fixed
            Charges of Wesbanco, Vandalia and Pro Forma

13.1 Wesbanco Annual Report to Shareholders for the Year Ended December 31, 1995
            (incorporated by reference)

13.2        Wesbanco Annual Report on Form 10-K for the
            Year Ended December 31, 1995 (incorporated by reference)

13.3        Wesbanco Proxy Statement for the Annual
            Meeting of Shareholders Held on April 17,
            1996 (incorporated by reference)

13.4 Wesbanco Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 1996
            (incorporated by reference)

13.5        Wesbanco Quarterly Report on Form 10-Q for the
            Quarterly Period Ended June 30, 1996 (incorporated by reference)

13.6        Wesbanco Quarterly Report on Form 10-Q for the
            Quarterly Period Ended September 30, 1996 (incorporated by reference)

13.7        Wesbanco Current Report on Form 8-K/A dated
            November 4, 1996 (incorporated by reference)

21          Subsidiaries of Wesbanco

23.1        Consent of Price Waterhouse LLP

23.2 Consent of Price Waterhouse LLP with repect to a prior Registration Statement filed by the registrant on Form S-3 on June 20, 1996

23.3        Consent of Phillips, Gardill, Kaiser & Altmeyer

23.4        Consent of Spilman, Thomas & Battle

23.5         Consent of Grant Thornton LLP

23.6         Consent of Ferris, Baker Watts, Incorporated

23.7         Consent of Arnett & Foster

24           Power of Attorney (Incorporated in the
             Registration Statement)

99.1         Vandalia Form of Proxy

(1) This exhibit is being incorporated by reference with respect to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 333-3905 which was filed with the Securities and Exchange Commission on June 20, 1996.

(2) This exhibit is being incorporated by reference with respect to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 33-42157 which was filed with the Securities and Exchange Commission on August 9, 1991.

(3) This exhibit is being incorporated by reference with respect to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 33-72228 which was filed with the Securities and Exchange Commission on November 30, 1993.

Item 22.  Undertakings.

     The undersigned registrant hereby undertakes as follows:

     (a) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14(a)-3 or Rule (c)-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver or cause to be delivered, to each person to whom the Prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     (b) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by personswho may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every Prospectus (i) that is filed pursuant to Paragraph (b) immediately preceding, or
(ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities & Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the Registration Statement, shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     h)  The undersigned registrant hereby undertakes.:

          (1)  To file, during any period in which
     offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement
     (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
     Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, West Virginia, on November 6, 1996.

                              WESBANCO, INC.


                              By  /s/ Edward M. George
                              -----------------------------------------
                              Its President and Chief Executive Officer


                        POWER OF ATTORNEY

     We, the undersigned officers and directors of Wesbanco, Inc., hereby severally constitute James C. Gardill and Edward M. George, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names and in the capacities indicated below, the Registration Statement filed herewith and any and all such things in our name and behalf in our capacities as officers and directors to enable Wesbanco, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                     TITLE                        DATE
--------------------     ------------------          ------------------

/s/ James C. Gardill     Chairman, Director            November 6, 1996
--------------------
James C. Gardill

/s/ Edward M. George     President, Chief Executive    November 6, 1996
--------------------
Edward M. George         Officer & Director
                        (Principal Executive Officer)

/s/ Paul M. Limbert      Executive Vice President      November 6, 1996
--------------------
Paul M. Limbert         & Chief Financial Officer
                        (Principal Financial and
                          Accounting Officer)

SIGNATURE                     TITLE                        DATE
--------------------     ------------------          ------------------

/s/ John W. Kepner           Director                 November 6, 1996
-------------------
John W. Kepner

/s/ Frank R. Kerekes         Director                 November 6, 1996
--------------------
Frank R. Kerekes

/s/ Robert H. Martin         Director                 November 6, 1996
--------------------
Robert H. Martin

___________________          Director                 November ___, 1996
Melvin C. Snyder, Jr.

/s/ Joan C. Stamp            Director                 November 6, 1996
--------------------
Joan C. Stamp

/s/ John A. Welty            Director                 November 6, 1996
-----------------
John A. Welty

/s/ James E. Altmeyer        Director                 November 6, 1996
---------------------
James E. Altmeyer

----------------------       Director                 November ___, 1996
Charles J. Bradfield

----------------------       Director                 November ___, 1996
Christopher V. Criss

/s/ Stephen F. Decker        Director                 November 6, 1996
---------------------
Stephen F. Decker

/s/ Roland L. Hobbs          Director                 November 6, 1996
---------------------
Roland L. Hobbs

_____________________        Director                 November ___, 1996
Eric Nelson

_____________________        Director                 November ___, 1996
James L. Wareham

_____________________        Director                 November ___, 1996
Frank K. Abruzzino

SIGNATURE                     TITLE                        DATE
--------------------     ------------------          ------------------

_____________________        Director                  November ___, 1996
Earl C. Atkins

/s/ Ray A. Byrd              Director                  November 6, 1996
--------------------
Ray A. Byrd

____________________         Director                  November ___, 1996
James D. Entress

/s/ Carter W. Strauss        Director                  November 6, 1996
----------------------
Carter W. Strauss

/s/ Thomas L. Thomas         Director                  November 6, 1996
------------------------
Thomas L. Thomas

/s/ William E. Witschey      Director                  November 6, 1996
-----------------------
William E. Witschey

______________________       Director                  November ___, 1996
Ernest S. Fragale

/s/ George M. Molnar         Director                  November 6, 1996
---------------------
George M. Molnar

----------------------       Director                  November ___, 1996
R. Peterson Chalfant

                          EXHIBIT INDEX
                          -------------

NUMBER      TITLE                                                 PAGE NO.
------      -----                                                 --------
2           Agreement and Plan of Merger, By and Between
            Wesbanco, Inc., Vandalia National Corporation,
            VNC Corporation and Wesbanco Bank Fairmont, Inc.,
            dated July 18, 1996                                       *

3.1         Articles of Incorporation of Wesbanco Restated
            as of November 17, 1995(1)                                *

3.2         Bylaws of Wesbanco, Inc.(1)                               *

4.1         Specimen Certificate of Wesbanco Common Stock (2)         *

5           Opinion of Phillips, Gardill, Kaiser & Altmeyer
            as to the Legality of the Shares Being Registered         *

8           Opinion of Spilman, Thomas & Battle as to Certain
            Tax Matters                                              167

10.1        Stockholder Agreement By and Between Wesbanco,
            Inc. and Certain Stockholders of Vandalia National
            Corporation Dated July 18, 1996                           *

10.2        The Restated Wesbanco Directors' Deferred
            Compensation Plan Effective December 15, 1994(1)          *

10.3        Employment Agreement Between Robert H. Martin,
            First National Bank in Fairmont and Wesbanco
            Dated February 28, 1994(3)                                *

10.4        Employment Agreement Between Ernest S. Fragale,
            Wesbanco Mortgage Company and Wesbanco, Inc.
            Dated the 20th Day of August, 1996                        *

10.5        Employment Agreement Between Frank R.
            Kerekes, First National Bank in Fairmont and
            Wesbanco Dated February 28, 1994(3)                       *

10.6        Employment Agreement Between Robert E.
            Moran, Bridgeport Bank and Wesbanco Dated
            February 28, 1994(3)                                      *

                            EXHIBIT INDEX
                            -------------
                             (Continued)


NUMBER      TITLE                                                 PAGE NO.
------      -----                                                 --------

10.7        Employment Agreement Effective January 1,
            1993, By and Between Edward M. George,
            Wesbanco and Wesbanco Bank Wheeling(3)                   *

10.8        Employment Agreement Effective January 1,
            1993, By and Between Paul M. Limbert,
            Wesbanco and Wesbanco Bank Wheeling(3)                   *

10.9        Employment Agreement Effective January 1,
            1993, By and Between Dennis P. Yaeger,
            Wesbanco and Wesbanco Bank Wheeling(3)                   *

10.10       Employment Agreement Effective January 1,
            1993, By and Between Jerome B. Schmitt,
            Wesbanco and Wesbanco Bank Wheeling(3)                   *

10.11       Employment Agreement Effective December 2,
            1991, By and Between Stephen F. Decker,
            Albright National Bank of Kingwood, and
            Wesbanco(3)                                              *

10.12       Employment Agreement Effective December 2,
            1991, By and Between Rudy F. Torjak, Albright
            National Bank of Kingwood, and Wesbanco(3)               *

10.13       Employment Agreement Effective November 14,
            1990, By and Between Jerry A. Halverson, First
            National Bank of Wheeling and Wesbanco, Inc.(3)          *

10.14       Employment Agreement Effective December 1,
            1993, By and Between Thomas L. Jones, Wesbanco
            and Wesbanco Bank South Hills(3)                         *

10.15       Employment Agreement Effective December 1,
            1993, By and Between Larry L. Dawson, Wesbanco
            and Wesbanco Bank South Hills(3)                         *

                             EXHIBIT INDEX
                             -------------
                              (Continued)

NUMBER      TITLE                                                 PAGE NO.
------      -----                                                 --------

10.16       Employment Agreement Effective January 1,
            1993, By and Between John W. Moore, Jr.,
            Wesbanco and Wesbanco Bank Wheeling(3)                   *

10.17       Employment Agreement By and Between Bank
            of Weirton, George M. Molnar and Wesbanco,
            Inc. Dated the 30th Day of August, 1996                  *

11.1        Computation of Per Share Earnings of
            Wesbanco (Included in Pro Forma Data)                   57

11.2        Computation of Per Share Earnings of Vandalia
            (Included in Pro Forma Data)                            57

12.1        Computation of Earnings to Combined Fixed
            Charges of Wesbanco, Vandalia and Pro Forma            172

13.1        Wesbanco Annual Report to Shareholders for
            the Year Ended December 31, 1995
            (incorporated by reference)                              *

13.2        Wesbanco Annual Report on Form 10-K for the
            Year Ended December 31, 1995 (incorporated
            by reference)                                            *

13.3        Wesbanco Proxy Statement for the Annual
            Meeting of Shareholders Held on April 17,
            1996 (incorporated by reference)                         *

13.4        Wesbanco Quarterly Report on Form 10-Q for
            the Quarterly Period Ended March 31, 1996
            (incorporated by reference)                              *

13.5        Wesbanco Quarterly Report on Form 10-Q for the
            Quarterly Period Ended June 30, 1996 (incorporated
            by reference)                                            *

13.6        Wesbanco Quarterly Report on Form 10-Q for the
            Quarterly Period Ended September 30, 1996 (incorporated
            by reference)                                            *

13.7        Wesbanco Current Report on Form 8-K/A dated
            November 4, 1996 (incorporated by reference)             *

21          Subsidiaries of Wesbanco                                 *

23.1        Consent of Price Waterhouse LLP                         173

                              EXHIBIT INDEX
                              -------------
                               (Continued)

NUMBER      TITLE                                                 PAGE NO.
------      -----                                                 --------

23.2        Consent of Price Waterhouse LLP with repect to a
            prior Registration Statement filed by the registrant
            on Form S-3 on June 20, 1996                             174

23.3        Consent of Phillips, Gardill, Kaiser & Altmeyer          175

23.4        Consent of Spilman, Thomas & Battle                      176

23.5        Consent of Grant Thornton LLP                            177

23.6        Consent of Ferris, Baker Watts, Incorporated             178

23.7        Consent of Arnett & Foster                               179

24          Power of Attorney (Incorporated in the
            Registration Statement)                                  *

99.1        Vandalia Form of Proxy                                   180

*    Indicates document previously provided or incorporated by reference.

(1) This exhibit is being incorporated by reference with respect to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 333-3905 which was filed with the Securities and Exchange Commission on June 20, 1996.

(2) This exhibit is being incorporated by reference with respect to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 33-42157 which was filed with the Securities and Exchange Commission on August 9, 1991.

(3) This exhibit is being incorporated by reference with respect to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 33-72228 which was filed with the Securities and Exchange Commission on November 30, 1993.

Exhibit 8





                                                       (304) 340-3853


                        November 4, 1996


Vandalia National Corporation
344 High Street
Morgantown, WV  26505

                    Re:  Agreement and Plan of Merger by and
               among Wesbanco, Inc., Vandalia National
               Corporation, VNC Corporation and Wesbanco Bank
               Fairmont, Inc.

Gentlemen:

          We have acted as counsel to Vandalia National Corporation, a Delaware corporation and bank holding company ("Vandalia"), in connection with its proposed acquisition by Wesbanco, Inc., a West Virginia corporation and bank holding company ("Wesbanco"). Wesbanco will accomplish the acquisition by merging VNC Corporation, a West Virginia corporation and wholly owned subsidiary of Wesbanco formed solely for the purpose of effecting this acquisition, with and into Vandalia ("VNC"). Vandalia will be the surviving corporation after the merger. Contemporaneous with the merger of Vandalia and VNC, The National Bank of West Virginia, a national banking association and wholly owned subsidiary of Vandalia ("NBWV"), will merge with and into Wesbanco Bank Fairmont, Inc., a West Virginia banking corporation and wholly owned subsidiary of Wesbanco, Inc. ("Fairmont"). Fairmont will be the surviving corporation after that merger. All of these transactions are to be accomplished pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of July 18, 1996 by and among Wesbanco, Vandalia, VNC and Fairmont (the "Agreement").

          This opinion is being rendered pursuant to Section 12.1(k) of the Agreement. Unless otherwise stated in this opinion, all capitalized terms have the meanings ascribed to them in the Agreement.

          In connection with this opinion, we have examined the Agreement, the registration statement of Wesbanco on Form S-4 which contains the proxy statement and other materials to be sent to Vandalia's shareholders in connection with their vote on the proposed acquisition of Vandalia, and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.

          In rendering the opinions set forth below, we have relied upon the following assumptions regarding the proposed transactions:

      1. The mergers of VNC and Vandalia and of NBWV and Fairmont (collectively, the "Mergers") will be consummated in compliance with the material terms of the Agreement. None of the material terms and conditions therein will be waived or modified and none of the parties to the Agreement or the Mergers has any plan or intention to waive or modify any such material condition.

      2. The ratio for the exchange of shares of Wesbanco Common Stock for Vandalia Common Stock was negotiated through arm's length bargaining. Accordingly, the fair market value of the Wesbanco Common Stock to be received by Vandalia's shareholders in the transaction will be approximately equal to the fair market value of the Vandalia Common Stock surrendered by such shareholders in exchange therefor.

      3. Each Vandalia shareholder will receive either all cash or, other than cash for a fractional share, all Wesbanco Common Stock in exchange for such shareholder's Vandalia Common Stock.

      4. The holders of at least 80% of the Vandalia Common Stock will receive Wesbanco Common Stock; and for the purposes of this assumption, the shares of Vandalia Common Stock exchanged for cash from Wesbanco will be treated as outstanding Vandalia Common Stock on the date of consummation of the merger of Vandalia and VNC.

      5. There is no plan or intention by any shareholder of Vandalia to sell, exchange, or otherwise dispose of a number of the shares of Wesbanco Common Stock to be received by them in the transaction that would reduce the Vandalia shareholder's ownership of Wesbanco Common Stock to a number of shares having a value of less than 50% of the value of all of the formerly outstanding Vandalia Common Stock. There have been no transfers of Vandalia Common Stock by any holders thereof prior to the date of consummation of the transactions which were made in contemplation thereof. For the purposes of this assumption, shares of Vandalia Common Stock exchanged for cash, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Wesbanco Common Stock will be treated as outstanding Vandalia Common Stock on the date of the consummation of the applicable Merger.

      6. The payment of cash in lieu of fractional shares of Wesbanco Common Stock was not separately bargained for consideration and is being made for the purpose of saving Wesbanco the expense and inconvenience of issuing fractional shares.

      7. There is no intercorporate indebtedness existing between Wesbanco, VNC or Fairmont and Vandalia or NBWV that was issued, acquired, or will be settled at a discount.

      8. Wesbanco does not own, nor has it owned during the past five years, any shares of the stock of Vandalia. Prior to the Mergers, Wesbanco will be the owner of all of the outstanding stock of VNC and Fairmont. No stock of VNC or Fairmont will be issued in the transactions.

      9. On the date of the applicable Merger, the fair market value of the assets of Vandalia or NBWV, as the context requires, will exceed the sum of its respective liabilities (including any liabilities to which its assets are subject).

     10. As a result of the Mergers, Vandalia and Fairmont will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Vandalia and VNC or Fairmont and NBWV, as the context requires, held immediately prior to the applicable Merger. For this purpose, amounts used to pay dissenters or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Vandalia and Fairmont immediately prior to the Merger will be considered as assets held by Vandalia or Fairmont, as the context requires, immediately prior to the applicable Merger. Neither Vandalia nor Fairmont has redeemed any of their respective common stock, made any distribution with respect to any of their respective common stock, or disposed of any of its assets in anticipation, or as a part of a plan for the consummation, of the applicable Merger.

     11. The assumption by Vandalia and Fairmont of the respective liabilities of VNC or NBWV, as the context requires, pursuant to the applicable Merger has a bona fide business purpose; and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets pursuant to the Mergers.

     12. The liabilities of VNC or NBWV assumed respectively by Vandalia or Fairmont and the liabilities to which the transferred assets of VNC or NBWV are subject were incurred by each in the ordinary course of its business. No liabilities of any person other than VNC or NBWV will be assumed by Vandalia, Fairmont or Wesbanco in the Mergers; and none of the shares of Vandalia Common Stock to be surrendered in exchange for Wesbanco Common Stock in the merger of Vandalia and VNC will be subject to any liabilities.

     13.  Immediately after the Merger, Wesbanco intends to cause
Vandalia and Fairmont to continue the respective historic businesses of Vandalia and NBWV or use a significant portion of their historic business assets in a business.

     14. Wesbanco has no plan or intention to cause Vandalia or Fairmont after the Mergers to issue additional shares of its respective stock that would result in Wesbanco losing control of Vandalia or Fairmont within the meaning of IRC Section 368(c).

     15. Wesbanco has no plan or intention to reacquire any of its stock issued in connection with the merger of VNC and Vandalia.

     16. Wesbanco has no plan or intention after the Merger to liquidate Vandalia or Fairmont, to merge Vandalia or Fairmont into another corporation; to make any extraordinary distribution in respect of its stock in Vandalia or Fairmont; to sell or otherwise dispose of the stock of Vandalia or Fairmont or to cause Vandalia or Fairmont to sell or otherwise dispose of any of their assets acquired in the applicable Merger, except for dispositions made in the ordinary course of business or transfers described in IRC Section 368(a)(2)(C).

     17. All parties to the transactions contemplated under the Agreement will pay their respective expenses, if any, incurred in connection with the contemplated transactions. None of the parties to the contemplated transactions will pay any of the expenses of the shareholders of Vandalia incurred in connection with the merger of VNC and Vandalia.

     18. None of the parties to the contemplated transactions is an investment company as defined in IRC Section 368(a)(2)(F)(iii) and
(iv).

     19. None of the parties to the contemplated transactions is under the jurisdiction of a court in Title 11 or similar case within the meaning of IRC Section 368(a)(3)(A).

          In rendering our opinion, we have considered the applicable provisions of the IRC, Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Based upon the foregoing, we render the following opinions:

      1. The statutory merger of Vandalia with VNC and the statutory merger of NBWV with Fairmont will each constitute a reorganization within the meaning of IRC Section 368(a)(1), and Wesbanco, Vandalia, VNC, NBWV and Fairmont will each be a "party to a reorganization" as defined in IRC Section 368(b).

      2. No gain or loss will be recognized by Wesbanco, Vandalia, VNC, NBWV or Fairmont as a result of the transactions contemplated in the Agreement.

      3. No gain or loss will be recognized by the shareholders of Vandalia as a result of their exchange of Vandalia Common Stock for Wesbanco Common Stock, except to the extent any shareholder elects to receive cash, or receives cash in lieu of a fractional share or as a dissenting shareholder.

      4. The holding period of the Wesbanco Common Stock received by each holder of Vandalia Common Stock will include the period during which the stock of Vandalia surrendered in exchange therefor was held, provided such stock was a capital asset in the hands of the holder on the date of exchange;

      5. The federal income tax basis of the Wesbanco Common Stock received by each holder of Vandalia Common Stock will be the same as the basis of the stock exchanged therefor.

      6. A Vandalia shareholder who dissents from the proposed merger and receives solely cash in exchange for that shareholder's shares of Vandalia Common Stock will be treated as having received that cash as a distribution in redemption of those shares subject to the provisions and limitations of IRC Section 302. If the distribution is eligible for treatment as a distribution in redemption of that shareholder's shares, that shareholder will recognize gain to the extent of the consideration received less that shareholder's adjusted basis in those shares.

      7. The receipt by a Vandalia shareholder of cash in lieu of a fractional share of Wesbanco Common Stock will be treated as if that fractional share was issued to that holder in the Merger and thereafter redeemed by Wesbanco for cash. The receipt of cash by a Vandalia shareholder will be treated as a distribution by Wesbanco in full payment in exchange for the fractional share as provided in IRC
Section 302(a). If the distribution is eligible for treatment as a distribution in redemption of a Vandalia shareholder's fractional share, that shareholder will recognize gain to the extent of the consideration received less that shareholder's allocable adjusted basis in that share.

          Except as set forth in this opinion, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Mergers or of any transactions related to the Mergers or contemplated by the Agreement. This opinion is being furnished only to you in connection with the transactions contemplated under the Agreement and is solely for your benefit in connection therewith. This opinion may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referred to for any other purpose without our express written consent.

          We hereby consent to the inclusion of this opinion, and the references thereto, in the Registration Statement on Form S-4 of Wesbanco being filed in connection with its acquisition of Vandalia.

                              Very truly yours,

                              SPILMAN, THOMAS & BATTLE


                           By:      /s/ David B. Shapiro
                                David B. Shapiro
                                Partner

                                                                 EXHIBIT 12.1

                            Computation of Ratio of
                           Earnings to Fixed Charges
                         (Dollar amounts in thousands)
                                  (Unaudited)

WESBANCO
--------
                                 For the nine months ended   For the year ended
                                       September 30,               December 31,
                                 ------------------------   -----------------
                                           1996                      1995
                                 ------------------------   ----------------
Net Income                               $16,073                   $20,304

Provision for income taxes                 6,255                     7,656

Earnings before provision for           ---------                ----------
  income taxes                            22,332                    27,960
                                        ---------                ----------

Ratio of pretax income to net
  income (x's)                              1.39                      1.38
                                        =========                ==========


VANDALIA
--------
                                For the nine months ended   For the year ended
                                       September 30,           December 31,
                                 ------------------------   ----------------
                                           1996                   1995
                                 ------------------------   -----------------

Net Income                                 $213                   $344

Provision for income taxes                   71                    155
                                       ---------              ---------
Earnings before provision for
  income taxes                              284                    499
                                       ---------              ---------
Ratio of pretax income to net
  income (x's)                             1.33                   1.45
                                       =========              =========




PRO FORMA COMBINED
------------------
                                 For the nine months ended   For the year ended
                                      September 30,               December 31,
                                 ------------------------   -----------------
                                          1996                      1995
                                 ------------------------   -----------------
Net Income                              $15,956                   $20,160

Provision for income taxes                6,290                     7,762
                                       ---------                 ---------
Earnings before provision for
  income taxes                           22,246                    28,459
                                       ---------                 ---------
Preferred stock dividend
  requirements                                0                       164

Ratio of pretax income to net
  income (x's)                             1.39                      1.39
                                       ---------                 ---------

Preferred dividend factor                    $0                      $227

Ratio of earnings to preferred
  dividends (x's)                           0.0                     122.9
                                       =========                 =========

                                                     Exhibit 23.1


                 Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of WesBanco, Inc. of our report dated January 25, 1996, except as to
Note 19, the pooling of interests with Bank of Weirton, which is as of August 30, 1996 which appears on page 27 of WesBanco, Inc.'s 1995 Annual Report to Shareholders for the year ended December 31, 1995, which is included as Exhibit 23.1 in WesBanco, Inc.'s current report on Form 8-K/A dated November 4, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP

Price Waterhouse LLP

Pittsburgh, Pennsylvania
November 4, 1996

                                                       Exhibit 23.2

                 Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 25, 1996, except as to Note 19, the pooling of interests with Bank of Weirton, which is as of August 30, 1996 which appears on page 27 of WesBanco, Inc.'s 1995 Annual Report to Shareholders for the year ended December 31, 1995, which is included as Exhibit 23.1 in WesBanco, Inc.'s current report on Form 8-K/A dated November 4, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP

Price Waterhouse LLP

Pittsburgh, Pennsylvania
November 4, 1996

Exhibit 23.3


           CONSENT OF PHILLIPS, GARDILL, KAISER & ALTMEYER


     We hereby consent to the reference to our firm under the caption

"Legal Matters" in the Registration Statement on Form S-4 of

Wesbanco, Inc.



                              PHILLIPS, GARDILL, KAISER & ALTMEYER


                              By  /s/ James C. Gardill

November 6, 1996

                                                       Exhibit 23.4


                 CONSENT OF SPILMAN, THOMAS & BATTLE


     We hereby consent to the references to this firm and its opinions under the caption "Certain Federal Income Tax Consequences of the Merger" in the registration statement on Form S-4 of Wesbanco, Inc., filed in connection with its proposed acquisition of Vandalia National Corporation (the "Registration Statement"). Further, we hereby consent to the reference to this firm in the Registration Statement under the caption "Legal Matters."

                              SPILMAN, THOMAS & BATTLE
November 6, 1996

                              By:  /s/ David B. Shapiro
                              David B. Shapiro
                              Partner

                                                         Exhibit 23.5



                 CONSENT OF INDEPENDENT ACCOUNTANTS



     We have issued our report dated October 17, 1996, accompanying the financial statements of Bank of Weirton as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated by reference in the Amendment #1 to form S-4 (file # 333-11461) for WesBanco, Inc., dated November 6, 1996. We consent to the incorporation by reference of the aforementioned report in the Prospectus / Proxy Statement, and to the use of our name as it appears under caption "Experts".


                                        /s/ Grant Thornton LLP

Cincinnati, Ohio
November 4, 1996

                                                  Exhibit 23.6


            Consent of Ferris, Baker Watts, Incorporated


     We hereby consent to the inclusion of this firm's opinion under the caption "Opinion of Ferris, Baker Watts, Incorporated" in the registration statement on Form S-4 of Wesbanco, Inc., filed in connection with its proposed acquisition of Vandalia National Corporation (the "Registration Statement"). Further, we hereby consent to the references to this firm and its opinion in the Registration Statement under that caption (and the reference thereto in the Table of Consents) and under the captions "Background of the Merger", "Vandalia's Reasons for the Merger" and "Other Conditions".


                                        Ferris, Baker Watts,
Incorporated


 November 6, 1996                            By:  /s/ R. Mark Rust
                                             Its Vice President

                                                Exhibit 23.7


                 CONSENT OF INDEPENDENT ACCOUNTANTS


Securities and Exchange Commission
Washington, D.C.


We hereby consent to the inclusion in the Registration Statement of Wesbanco, Inc., on Form S-4, Amendment No. 1 of our report dated
January 19, 1996, relating to the consolidated financial statements of Vandalia National Corporation and subsidiary as of December 31, 1995 and 1994, and for the three years ended December 31, 1995, and to the reference to our Firm under the caption "Experts" in the prospectus.


                                        ARNETT & FOSTER, P.L.L.C.

                                        /s/ Arnett & Foster, P.L.L.C.

Charleston, West Virginia
November 5, 1996

                                                        EXHIBIT 99.1

                       VANDALIA NATIONAL CORPORATION
                              344 HIGH STREET
                            MORGANTOWN, WV 26505

      Proxy for Special Meeting of Shareholders on December 17, 1996
        This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints C. Barton Loar and John W. Fisher, II, and each of them, as proxies, with the power of substitution, and hereby authorizes either of them to represent and to vote, as designated below, all of the shares of common stock, par value $1.00 per share of Vandalia National Corporation ("Vandalia"), that the undersigned is entitled to vote at the Special Meeting of Shareholders of Vandalia (the "Special Meeting") to be held in the lobby of The National Bank of West Virginia, 344 High Street, Morgantown, WV, 26505, on December 17, 1996, at 4:00 p.m., local time, or any adjournment or postponement thereof as follows:

(1) Vote on Proposed Merger. Proposal to approve and adopt the Agreement and Plan of Merger dated as of July 18, 1996, between Vandalia, Wesbanco,Inc., VNC Corporation and Wesbanco Bank Fairmont, Inc.

          FOR______         AGAINST______       ABSTAIN______

(2) Election to Receive Cash. Under the Agreement and Plan of Merger, you may elect to take cash for your Vandalia shares in lieu of exchanging all or part of those shares for shares of Wesbanco Common Stock. Before electing cash, see the section in the accompanying Proxy Statement Prospectus entitled "The Merger-Certain Federal Income Tax Consequences of the Merger" and consult your tax advisor regarding the effect of an election to take cash.

If you wish to elect to take cash, you must execute this election form and return it to Vandalia at or before the holding of the Special Meeting on December 17, 1996. If you fail to complete this election, or fail to return this form of Proxy, you will receive Wesbanco Common Stock in exchange for your shares of Vandalia Common Stock in the event the Merger is approved.


         ______  I elect to take cash.

                 _____for all shares of my Vandalia Common Stock, OR
                 _____for _____shares of my Vandalia Common Stock
                 (if not electing to take cash for all of your shares of Vandalia Common Stock, enter the number of shares for which you elect to receive cash).


         ______  I do not elect the cash option.


     In their discretion the proxies are authorized to vote upon such other business as may properly come before the Special
Meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directions are specified, this Proxy will be voted FOR the Merger proposal set forth above, and no cash election will be made.


                           DATED__________________________________


                           _______________________________________
                                           SIGNATURE

                           _______________________________________
                                           SIGNATURE

                              Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please complete, date, sign and mail this Proxy in the enclosed postage prepaid envelope.